Exhibit 2.1

BUSINESS COMBINATION AGREEMENT

by and among

KEYARCH ACQUISITION CORPORATION,

as SPAC,

ZOOZ POWER CAYMAN

as Merger Sub,

KEYARCH GLOBAL SPONSOR LIMITED,
in the capacity as the SPAC Representative,

and

ZOOZ POWER LTD.,

as the Company

Dated as of July 30, 2023

i

ii

INDEX OF EXHIBITS

Exhibit	Description
Exhibit A	Form of Lock-Up Agreement
Exhibit B	Form of Non-Competition and Non-Solicitation Agreement
Exhibit C	Form of Target Voting Agreement
Exhibit D	Form of Assignment, Assumption and Amendment to Warrant Agreement
Exhibit E	Sponsor Letter Agreement
Exhibit F	List of holders of Continuing Warrants and Company Ordinary Shares issuable upon exercise of Continuing Warrants
Exhibit G	Form of Sponsor Support Agreement

iii

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”) is made and entered into as of July 30, 2023, by and among (i) Keyarch Acquisition Corporation, a Cayman Islands exempted company (together with its successors, “SPAC”), (ii) Zooz Power Cayman, a Cayman Islands exempted company and a wholly owned subsidiary of the Company (“Merger Sub”), (iii) Keyarch Global Sponsor Limited, a Cayman Islands exempted company, in the capacity as the representative from and after the Merger Effective Time for the shareholders of SPAC (other than the Company Security Holders as of immediately prior to the Merger Effective Time (as defined herein) and their successors and assignees) in accordance with the terms and subject to the conditions of this Agreement (the “SPAC Representative”), and (iv) Zooz Power Ltd., an Israeli company (the “Company”). SPAC, Merger Sub, the SPAC Representative, the Company Representative (upon execution of a joinder hereto) and the Company are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”.

RECITALS:

WHEREAS, SPAC is a blank check company and has been incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, Merger Sub is a newly incorporated Cayman Islands exempted company, wholly owned by the Company, and has been incorporated for the purpose of effectuating the Merger (as defined herein);

WHEREAS, the Parties desire and intend to effect a business combination transaction whereby Merger Sub shall merge with and into SPAC, with SPAC continuing as the surviving entity (the “Merger” and, collectively with the other transactions contemplated by this Agreement and the Ancillary Documents (as defined herein), the “Transactions”), as a result of which, (i) prior to, but contingent upon, the Closing of the Merger, pursuant to the Recapitalization (as defined herein) approved by the Company’s shareholders, (a) each outstanding warrant (collectively, the “Outstanding Company Warrants”) to purchase Company Ordinary Shares (other than any Outstanding Company Warrants which (1) are not required by their terms to be exercised in connection with the Transactions, all of which are listed on Exhibit F, and (2) are not exercised at the election of the holder thereof prior to the consummation of the Recapitalization, all of which unexercised warrants being referred to as the “Continuing Warrants”) shall be exercised in accordance with their respective terms (all such Outstanding Company Warrants so exercised, the “Exercising Warrants”); (b) prior to the Merger Effective Time and subject to the effectiveness of the Merger, each then-outstanding Company Ordinary Share shall become and be converted into such number of Company Ordinary Shares as is determined by multiplying (1) such Company Ordinary Share by (2) the quotient obtained by dividing (A) $60,000,000, by (B) $10.00, and subsequently dividing such quotient by (C) the sum of (i) the number of Company Ordinary Shares then outstanding, and (ii) without duplication, the number of Company Ordinary Shares issuable upon the exercise of all then-outstanding (x) Continuing Warrants (other than any Continuing Warrants which are listed in Schedule 1.1(h)(i)(A)(x)), which shall be calculated on a net exercise basis, and (y) Outstanding ITM Company Options, which shall be calculated on a net exercise basis, as more fully described in Section 1.1(h), and taking such quotient to five decimal places, with all fractional Company Ordinary Shares being rounded down to the next integral number of Company Ordinary Shares (such that following such Recapitalization, for the avoidance of doubt, the Company Ordinary Shares shall be valued at $10.00 per share based on a $60,000,000 valuation on a fully-diluted basis), and as a result of the Recapitalization, each Continuing Warrant and each Continuing Company Option which has not been exercised prior to the Recapitalization shall be adjusted to reflect the Conversion Ratio (as defined below);

WHEREAS, immediately following the consummation of the Recapitalization, Merger Sub shall, at the Merger Effective Time, be merged with and into SPAC, which shall continue as a wholly-owned subsidiary of the Company, and, in connection therewith: (i) as more thoroughly described in Section 1.1(f)(i), each SPAC Class A Share, and each SPAC Class B Share, in each instance, issued and outstanding immediately prior to the Merger Effective Time, shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive, with respect to each SPAC Class B Share, one Company Ordinary Share, and with respect to each SPAC Class A Share that is not redeemed or converted in the Redemption, one Company Ordinary Share (the “SPAC Shares Merger Consideration”); (ii) as more thoroughly described in Section 1.1(f)(iii), the Company shall assume each outstanding SPAC Warrant and each such outstanding SPAC Warrant shall become a warrant to purchase the same number of Company Ordinary Shares at the same exercise price during the same exercise period and otherwise on the same terms as the SPAC Warrant being assumed pursuant to the terms of an assignment, assumption and amendment agreement with respect to the each Warrant Agreement, substantially in the form attached hereto as Exhibit D (the “Assignment, Assumption and Amendment to Warrant Agreement”) (such transactions, the “Company Warrant Assumption”, and, together with the SPAC Shares Merger Consideration, the “Merger Consideration”); and (iii) the memorandum and articles of association of SPAC shall be amended and restated in form and substance to be mutually agreed by the Company and SPAC prior to the effectiveness of the Registration Statement (the “Surviving Company Memorandum and Articles of Association”) and each issued and outstanding ordinary share of Merger Sub shall become and be converted into one ordinary share of SPAC, with the result that the Surviving Company shall become a direct, wholly-owned subsidiary of the Company;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, the Management Company Holders have entered into a Lock-Up Agreement with the Company and the SPAC Representative, in the form attached as Exhibit A hereto (a “Lock-Up Agreement”), which Lock-Up Agreements shall become effective as of the Closing;

WHEREAS, prior to the Closing, certain Significant Company Shareholders to be mutually agreed to by the Company and SPAC shall enter into a Lock-Up Agreement, in the form attached as Exhibit A hereto (such Significant Company Shareholders, collectively with the Management Company Holders, the “Locked-Up Company Shareholders”), which Lock-Up Agreements shall become effective as of the Closing;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, the Management Company Holders have entered into a Non-Competition and Non-Solicitation Agreement in favor of SPAC, the Company and each of the other Covered Parties (as defined therein), in the form attached hereto as Exhibit B (each, a “Non-Competition Agreement”), which Non-Competition Agreements shall become effective as of the Closing;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, the Management Company Holders have entered into a Voting Agreement with the Company and SPAC, indicating the agreement of such shareholders to approve the Merger and the other Transactions contemplated by this Agreement, in the form attached hereto as Exhibit C (the “Target Voting Agreement”);

WHEREAS, promptly following the date hereof and no later than the earlier of (i) the filing by the Company of the Company General Meeting Notice and (ii) the effectiveness of the Registration Statement, certain other shareholders of the Company to be agreed to between the Company and SPAC shall enter into a voting agreement with substantially similar terms as the terms set forth in the Target Voting Agreement;

WHEREAS, in connection with the consummation of the Merger, the Company, SPAC, the Sponsor and the IPO Underwriter shall, on or prior to the Closing, enter into an amendment to the Registration Rights Agreement, in form and substance to be mutually agreed by the Company and SPAC prior to the effectiveness of the Registration Statement (the “SPAC Registration Rights Agreement Amendment”), which shall become effective as of the Merger Effective Time;

WHEREAS, in connection with the consummation of the Merger, certain shareholders of the Company shall, on or prior to the Closing, enter into a registration rights agreement to provide those shareholders of the Company with registration rights, in form and substance to be mutually agreed upon by the Company and SPAC prior to the effectiveness of the Registration Statement (the “Registration Rights Agreement”), which shall become effective as of the Merger Effective Time;

WHEREAS, simultaneously with the execution and delivery of this Agreement, the Sponsor has entered into a letter agreement (including the exhibit attached thereto) with SPAC and the Company (the “Sponsor Letter Agreement”), in the form attached hereto as Exhibit E, pursuant to which the Sponsor has agreed to deposit certain of its SPAC Class B Shares (including any SPAC Class A Shares issued upon conversion thereof and Company Ordinary Shares issued upon conversion thereof in connection with the Transactions and/or the Extension, the “Founder Shares”) into escrow upon the Closing, which Founder Shares may be utilized as set forth in the Sponsor Letter and shall be subject to the other provisions thereof, and shall be subject to release to the Sponsor or transferred to the Company in accordance with the terms and subject to the conditions set forth therein, the terms and provisions of which Sponsor Letter Agreement shall be in full force and effect as of the date of this Agreement or as of Merger Effective Time, as applicable;

WHEREAS, simultaneously with the execution and delivery of this Agreement, the Company, SPAC, and Sponsor have entered into the Sponsor Support Agreement, attached hereto as Exhibit G (the “Sponsor Support Agreement”), pursuant to which, among other things, Sponsor and other SPAC shareholders have agreed to (i) approve the Merger and the other Transactions contemplated by this Agreement, and (ii) not redeem any Shares owned by it, him or her in connection with the shareholder approval required for the consummation of the Merger and the other Transactions contemplated by this Agreement;

WHEREAS, the boards of directors of Merger Sub and the Company have each (a) determined that the Merger and the other Transactions are fair, advisable and in the best interests of their respective companies, and (b) approved this Agreement and the Transactions, upon the terms and subject to the conditions set forth herein;

WHEREAS, the board of directors of SPAC has (a) determined that the Merger and Transactions are advisable, fair to, and in the best interests of SPAC and SPAC’s shareholders, and (b) approved and recommend, among other things, the adoption and approval of this Agreement and the other Transactions, upon the terms and subject to the conditions set forth herein;

WHEREAS, the Company, as the sole shareholder of Merger Sub, has approved this Agreement and the Transactions, upon the terms and subject to the conditions set forth herein;

WHEREAS, for U.S. federal income tax purposes it is intended that (i) the Merger shall qualify as a “reorganization” under Section 368(a) of the Code, and (ii) this Agreement constitutes and hereby is adopted as a “plan of reorganization” with respect to the Merger within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations thereunder (collectively, the “Intended Tax Treatment”); and

WHEREAS, certain capitalized terms used and not otherwise defined herein have the meanings given to them in Article XI hereof.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

Article I
THE MERGER

1.1 The Merger.

(a) Closing. As promptly as practicable (and in any event no later than the third Business Day) following the satisfaction or (to the extent permitted by applicable Law) waiver of all the conditions set forth in Sections 7.1 through 7.3 (other than any conditions that by their terms or nature are to be satisfied at the Closing) or at such other date, time or place as SPAC and the Company may agree the consummation of the transactions contemplated by this Agreement with respect to the Merger (the “Closing”) shall take place electronically by the mutual exchange of electronic signatures (including portable document format (.PDF)) (the date on which the Closing is actually held is referred to herein as the “Closing Date”). At the Merger Effective Time, and upon the terms and subject to the conditions of this Agreement, and in accordance with the Cayman Act, SPAC and Merger Sub shall consummate the Merger, pursuant to which Merger Sub shall be merged with and into SPAC, with SPAC being the surviving company, following which the separate corporate existence of Merger Sub shall cease and SPAC shall continue as the surviving company. SPAC, as the surviving company after the Merger, is hereinafter sometimes referred to as the “Surviving Company” (provided that references to SPAC for periods following the Merger Effective Time shall include the Surviving Company).

(b) Merger Effective Time. Upon the terms and subject to the conditions set forth herein and in accordance with the Cayman Act, on the Closing Date, SPAC and Merger Sub shall cause a plan of merger, in a form reasonably satisfactory to the Company and SPAC (with such modifications, amendments or supplements thereto as may be required to comply with the Cayman Act), along with all other documentation and declarations required under the Cayman Act in connection with the Merger, to be duly executed and properly filed with the Cayman Islands Registrar of Companies (the “Cayman Registrar”), in accordance with the relevant provisions of the Cayman Act (together, the “Merger Documents”). The Merger shall become effective on the date and time at which the Merger Documents have been duly registered with the Cayman Registrar or on a subsequent date and time as is agreed by SPAC and the Company and specified in the Merger Documents in accordance with the Cayman Act (the time the Merger becomes effective is referred to herein as the “Merger Effective Time”).

(c) Effect of the Merger. At and after the Merger Effective Time, the effect of the Merger shall be as provided in this Agreement, the Merger Documents and the applicable provisions of the Cayman Act. Without limiting the generality of the foregoing, and subject thereto, under the Cayman Act, at the Merger Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Merger Sub and SPAC shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Surviving Company (including all rights and obligations with respect to the Trust Account), which shall include the assumption by the Surviving Company of any and all mortgages, charges, or security interests, and all contracts, claims, debts, liabilities, agreements, covenants, duties and obligations of Merger Sub and SPAC set forth in this Agreement to be performed after the Merger Effective Time, and the Surviving Company shall continue its existence as a wholly-owned Subsidiary of the Company.

(d) Organizational Documents of the Company and the Surviving Company. Prior to or in connection with the Recapitalization, the Company Organizational Documents shall be amended and restated following approval by the Company’s board of directors and shareholders, such amendment and restatement to the Company Organizational Documents (the “Amended Organizational Documents”) in a form to be mutually agreed upon by the Company and SPAC (i) to provide for the Recapitalization as described in the Recitals and this Article I, and (ii) to remain in effect until from and after its adoption through the Merger Effective Time and until amended in accordance with the terms thereof and the Israeli Companies Law. At the Merger Effective Time, in accordance with the Merger Documents, (i) the corporate name of Surviving Company shall be changed to such name as shall be mutually agreed upon by the Company and SPAC between the date of this Agreement and Closing, and (ii) the memorandum and articles of association of SPAC, as the Surviving Company, shall be amended and restated to be the Surviving Company Memorandum and Articles of Association in form and substance to be mutually agreed by the Company and SPAC prior to the effectiveness of the Registration Statement, until thereafter amended in accordance with the applicable provisions of the Cayman Act and such Surviving Company Memorandum and Articles of Association.

(e) Directors and Officers of the Company and of the Surviving Company.

(i) At the Merger Effective Time, the board of directors and officers of the SPAC shall cease to hold office, and the board of directors and officers of the Surviving Company shall be the board of directors and officers of Merger Sub, each to hold office in accordance with the memorandum and articles of association of the Surviving Company and until their respective successors are duly elected or appointed and qualified.

(ii) At the Merger Effective Time, (i) the executive officers of the Company shall continue as the executive officers of the Company, each to hold office in accordance with the Amended Organizational Documents and (ii) the directors of the Company shall be comprised of the individuals determined in the manner set forth in Section 5.17(a), to continue in such capacity until their respective successors are duly elected or appointed and qualified.

(f) Effect of the Merger on Issued Securities of SPAC. At the Merger Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of securities of SPAC, the Company or Merger Sub:

(i) SPAC Shares. At the Merger Effective Time, following the effectiveness of the Recapitalization, by virtue of the Merger and without any action on the part of any Party or the holders of securities of SPAC, the Company or Merger Sub: (A) each SPAC Class A Share issued and outstanding prior to the Merger Effective Time that is not redeemed or converted in the Redemption (excluding, for the avoidance of doubt, any Cancelled Shares, as defined in Section 1.1(f)(v)) (and subject to Section 1.5) shall become and be converted into the right to receive one Company Ordinary Share; and (B) each SPAC Class B Share issued and outstanding prior to the Merger Effective Time shall become and be converted into the right to receive one Company Ordinary Share.

(ii) SPAC Units. At the Merger Effective Time, following the effectiveness of the Recapitalization, by virtue of the Merger and without any action on the part of any Party or the holders of any securities of SPAC, the Company or Merger Sub, each issued and outstanding SPAC Unit outstanding immediately prior to the Merger Effective Time shall be automatically detached, and, without giving duplicative effect to Section 1.1(f)(iii) and (iv) below:

(A) with respect to SPAC Public Units, (I) each SPAC Class A Share forming part of the SPAC Public Unit shall become and be converted into the right to receive one Company Ordinary Share pursuant to Section 1.1(f)(i) of this Agreement, (II) the one-half (½) of one SPAC Public Warrant forming part of the SPAC Public Unit shall together become and be converted into the right to receive one-half (1/2) of one Company Warrant to purchase one Company Ordinary Share (such that, for the avoidance of doubt, only each whole Company Warrant shall be exercisable to purchase one Company Ordinary Share and a holder of Company Warrants shall not be able to exercise any fraction of a Company Warrant) at an exercise price equal to the exercise price of the SPAC Public Warrants pursuant to Section 1.1(f)(iii) and (III) the one SPAC Public Right forming part of the SPAC Public Unit shall be converted into one-tenth (1/10th) of one Company Ordinary Share pursuant to Section 1.1(f)(iv); and

(B) with respect to SPAC Private Units, (I) each SPAC Private Share forming part of the SPAC Private Unit shall become and be converted into the right to receive one Company Ordinary Share pursuant to Section 1.1(f)(i) of this Agreement, (II) the one-half (½) of one SPAC Private Warrant forming part of the SPAC Private Unit shall together become and be converted into the right to receive one-half (1/2) of one Company Warrant to purchase one Company Ordinary Share (such that, for the avoidance of doubt, only each whole Company Warrant shall be exercisable to purchase one Company Ordinary Share and a holder of Company Warrants shall not be able to exercise any fraction of a Company Warrant) at an exercise price equal to the exercise price of the SPAC Private Warrants pursuant to Section 1.1(f)(iii) and (III) the one SPAC Private Right forming part of the SPAC Private Unit shall be converted into one-tenth (1/10th) of one Company Ordinary Share pursuant to Section 1.1(f)(iv).

(iii) SPAC Warrants. At the Merger Effective Time, following the effectiveness of the Recapitalization, by virtue of the Merger and without any action on the part of any Party or the holders of securities of SPAC, the Company or Merger Sub, each outstanding SPAC Public Warrant and SPAC Private Warrant, including all SPAC Private Warrants and SPAC Public Warrants that were included in the SPAC Private Units and SPAC Public Warrants, respectively, shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist, and shall become and be converted into the right to receive a Company Warrant to purchase an equal number of Company Ordinary Shares at an exercise price equal to the exercise price of the applicable SPAC Warrants, with the public or private nature of the applicable SPAC Warrants being preserved in the Company Warrants. Each Company Warrant shall have, and be subject to, substantially the same terms and conditions set forth in the SPAC Warrants, except that in each case they shall represent the right to acquire Company Ordinary Shares in lieu of SPAC Class A Shares or as otherwise detailed in the Assignment, Assumption and Amendment to Warrant Agreement in substantially the form attached as Exhibit D. At or prior to the Merger Effective Time, the Company shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Company Warrants remain outstanding, a sufficient number of Company Ordinary Shares for delivery upon the exercise of such Company Warrants.

(iv) SPAC Rights. At the Merger Effective Time, each issued and outstanding SPAC Right shall be automatically converted into the number of Company Ordinary Shares that would have been received by the holder thereof if such SPAC Right had been converted upon the consummation of a Business Combination in accordance with SPAC’s Organizational Documents, the IPO Prospectus and the Rights Agreement into SPAC Class A Shares, but for such purposes treating it as if such Business Combination had occurred immediately prior to the Merger Effective Time and the SPAC Class A Shares issued upon conversion of the SPAC Rights had then automatically been converted into Company Ordinary Shares in accordance with Section 1.1(f) above. At the Merger Effective Time, the SPAC Rights shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. The holders of certificates previously evidencing SPAC Rights outstanding immediately prior to the Merger Effective Time shall cease to have any rights with respect to such SPAC Rights, except as provided herein or by Law. Each certificate formerly representing SPAC Rights shall thereafter represent only the right to receive Company Ordinary Shares as set forth herein.

(v) Cancellation of Share Capital Owned by SPAC. At the Merger Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of any securities of SPAC, the Company or Merger Sub, each SPAC Share, and any other share of capital stock of SPAC, (i) that are owned by SPAC as treasury shares, (ii) owned by any direct or indirect wholly-owned Subsidiary of SPAC or (iii) that is issued or outstanding and owned directly or indirectly by the Company or Merger Sub immediately prior to the Merger Effective Time (collectively, the “Cancelled Shares”) shall be automatically canceled and extinguished without any conversion thereof or payment or other consideration therefor.

(vi) Transfers of Ownership. Subject in all instances to Section 1.6 if any Company Ordinary Shares are to be issued in a name other than the name in which the certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the certificate so surrendered will be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer and that the person requesting such exchange will have paid to the Company or any agent designated by it any transfer or other Taxes required by reason of the issuance of a certificate for securities of the Company in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of SPAC or any agent designated by it that such tax has been paid or is not payable.

(vii) Fractional Securities. No fractional Company Ordinary Shares shall be issued to holders of SPAC Securities. All fractional Company Ordinary Shares held in the aggregate by a shareholder of SPAC shall be rounded to the closest integral number of Company Ordinary Shares.

(g) Effect of the Merger on Merger Sub Shares. At the Merger Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of any securities of SPAC, the Company or Merger Sub, all of the Merger Sub Ordinary Shares issued and outstanding immediately prior to the Merger Effective Time shall be converted into an equal number of ordinary shares of the Surviving Company, with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding share capital of the Surviving Company, and the Surviving Company shall be a direct wholly-owned Subsidiary of the Company.

(h) Effect of the Merger on Issued Securities of the Company.

(i) Prior to Closing (effective immediately prior to the Merger Effective Time and the transactions described in Section 1.1(f)), the Company shall effect the actions described in this Section 1.1(h)(i) (collectively, the “Recapitalization”):

(A) prior to the Closing and effective immediately prior to the Merger Effective Time and the transactions described in Section 1.1(f), each then-outstanding Company Ordinary Share shall become and be converted into such number of Company Ordinary Shares as is determined by multiplying (1) such Company Ordinary Share by (2) the quotient obtained by dividing (A) $60,000,000 by (B) $10.00, and subsequently dividing such quotient by (C) the sum of (i) the number of Company Ordinary Shares then outstanding, and (ii) without duplication, the number of Company Ordinary Shares issuable upon the exercise of all then-outstanding (x) Continuing Warrants (other than any Continuing Warrants which are listed in Schedule 1.1(h)(i)(A)(x)), which shall be calculated on a net exercise basis, and (y) Outstanding ITM Company Options, which shall be calculated on a net exercise basis, and taking such quotient to five decimal places, which ratio is referred to as the “Conversion Ratio”, with all fractional Company Ordinary Shares being rounded down to the next integral number of Company Ordinary Shares (such that following such Recapitalization, for the avoidance of doubt, the Company Ordinary Shares shall be valued at $10.00 per share based on a $60,000,000 valuation on a fully-diluted basis), and as a result of the Recapitalization, each Continuing Warrant and each Continuing Company Option which has not been exercised prior to the Recapitalization shall be adjusted to reflect the Conversion Ratio; and

(B) as a result of the Recapitalization, each Continuing Warrant and each Outstanding Company Option shall be adjusted to reflect the Recapitalization as set forth in this Section 1.1(h);

(ii) For the avoidance of doubt, all Company Ordinary Shares, Continuing Warrants and Continuing Company Options, in each instance, outstanding prior to the consummation of the Merger, shall remain outstanding following the consummation of the Merger and shall in no way be affected by the Merger except as set forth herein. For the avoidance of doubt, each Continuing Warrant and each Continuing Company Option, in each instance, outstanding immediately prior to (and as part of) the consummation of the Recapitalization shall, without any action on the part of the holder thereof and in accordance with the provisions of the outstanding Continuing Warrant or Continuing Company Option, become a warrant or an option to purchase such number of Company Ordinary Shares, in each instance determined by (A) multiplying the number of Company Ordinary Shares issuable upon such exercise of such security by the Conversion Ratio and (B) dividing the exercise price of such security by the Conversion Ratio. No fractional Company Ordinary Shares shall be issued to holders of Company Ordinary Shares. All fractional Company Ordinary Shares shall be rounded down to the closest integral number of Company Ordinary Shares, and the adjusted purchase price or exercise price shall be computed to two decimal places.

(i) Taking of Necessary Action; Further Action. If, at any time after the Merger Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the SPAC and Merger Sub, the officers and directors of the Company are fully authorized to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

(j) No Liability; No Further Ownership Rights. Notwithstanding anything to the contrary in this Section 1.1, none of the Company, SPAC or Merger Sub or any Party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law. All consideration issuable in accordance with the consummation of the Merger shall be deemed to have been paid in full satisfaction of all rights pertaining to any SPAC Securities and from and after the Merger Effective Time, the holders thereof shall have no right other than to receive the consideration to be paid in connection with the Merger in accordance with this Section 1.1. At the close of business on the day on which the Merger Effective Time occurs, the share transfer books of SPAC shall be closed, and there shall be no further registration of transfers on the share transfer books of the Surviving Company or the Company of the SPAC Securities that were outstanding immediately prior to the Merger Effective Time.

(k) Certain Adjustments. Notwithstanding any provision of this Article I to the contrary (but excluding in all instances any action taken as part of the Recapitalization), if, between the effectiveness of the Recapitalization and the Merger Effective Time, (i) the outstanding Company Ordinary Shares shall have been increased, decreased, changed into or exchanged for a different number of shares or different class, in each case, by reason of any reclassification, recapitalization, share sub-division (including share consolidation), split-up, combination or exchange or readjustment of shares, (ii) a share capitalization or dividend payable in any other securities of the Company shall be declared with a record date within such period, or (iii) any similar event shall have occurred, then, in each case, the Company Ordinary Shares issuable hereunder in exchange for SPAC Securities, as well as the Company Ordinary Shares issuable upon exercise of the Company Warrants and the Company Options, shall be appropriately adjusted to provide the holders thereof the same economic effect as contemplated by this Agreement prior to such event.

1.2 Earnout.

(a) Earnout Generally. At the Closing or as soon as reasonably practicable thereafter, and, in any case, by no later than seven (7) Business Days after the Closing and after receipt of all required approvals from any applicable Governmental Authority for the Israeli Prospectus (as defined in Section 5.15(a)), subject to the terms and conditions set forth herein, the Company shall issue to the Company Shareholders who were Company Shareholders as of immediately prior to the Closing at a record date to be determined by the Company in coordination with the TASE (the “Pre-Closing Company Shareholders”) an aggregate of Four Million (4,000,000) non-tradeable, non-assignable rights (the “Earnout Rights”), to be allocated among the Pre-Closing Company Shareholders according to their respective Pro Rata Shares. The Earnout Rights shall be automatically converted into Company Ordinary Shares (by the Company issuing one Company Ordinary Share in lieu of each converted Earnout Right which shall be automatically cancelled and extinguished upon such conversion), in an amount not to exceed Four Million (4,000,000) Company Ordinary Shares in the aggregate (subject to adjustment after the Closing for share splits, combinations or exchange or readjustment of shares, reorganizations, recapitalizations, share sub-divisions (including share consolidations), split-up and the like, including to account for any equity securities into which such shares are exchanged or converted) (the “Earnout Shares”), upon and subject to the occurrence of Earnout Milestone(s) (as defined below) during a five-year period (which shall commence as of the first day of the full fiscal quarter immediately following the Closing) (the “Earnout Period”), subject to the other terms set forth below, including the terms detailed in Sections 1.2(h)(i) and 1.2(h)(ii) below, and without the payment of any consideration by the Pre-Closing Company Shareholders (other than, to the extent applicable, the transfer of the applicable Withholding Amount (as defined below) by each respective Pre-Closing Company Shareholder in accordance with the terms set forth in Sections 1.2(h)(i) and 1.2(h)(ii) below). The Earnout Rights shall be issued through the “Nesher system” of the TASE. The Earnout Rights shall convert automatically into Earnout Shares as follows and subject to the terms of Sections 1.2(h)(i) and 1.2(h)(ii) below:

(i) In the event that, at any time during the Earnout Period, (A) the gross revenue of the Company on a consolidated basis (including gross revenue of any type and nature (including but not limited to gross revenue derived, generated or attributable to (i) any acquisition(s) made by the Company or its Subsidiary(ies), (ii) any financing revenue (net of any placement agent, finders’ or similar fees and related transaction fees and expenses of such financing) and any other gross revenue, either recurring or derived, generated or attributable and recognized one-time) as recorded in the Company’s quarterly financial statements reviewed by the Company’s independent accountants and included in the quarterly report of the Company filed with the SEC for such period) (if relevant, the results of the fourth quarter shall be extracted from the financial statements filed by the Company with the SEC with respect to the full fiscal year) (the “Gross Revenue”) is in the aggregate greater than or equal to ten million dollars ($10,000,000.00) for any four fiscal quarters within a consecutive five fiscal quarter period (the “First Revenue Earnout Milestone”) or (B) the VWAP of the Company Ordinary Shares equals or exceeds $12.00 (as adjusted for share splits, share dividends, combinations or exchange or readjustment of shares, reorganizations and recapitalizations, share sub-division (including share consolidation), split-up and the like) (the “Tier I Share Price Target,” and with the First Revenue Milestone, each a “First Earnout Milestone”) for any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period during the Earnout Period, then, subject to the terms and conditions of this Agreement, twenty-five (25%) of the Earnout Rights (“First Level Contingent Share Consideration”) shall automatically convert to twenty-five (25%) of the Earnout Shares as soon as practicable following the settlement of the applicable Earnout Milestone as detailed in Section 1.2(b) and/or 1.2(c) below, as applicable;

(ii) In the event that, at any time during the Earnout Period, (A) the Gross Revenue is in the aggregate greater than or equal to twenty million dollars ($20,000,000.00) for any four fiscal quarters within a consecutive five fiscal quarter period (the “Second Revenue Earnout Milestone”) or (B) the VWAP of the Company Ordinary Shares equals or exceeds $16.00 (as adjusted for share splits, share dividends, combinations or exchange or readjustment of shares, reorganizations and recapitalizations, share sub-division (including share consolidation), split-up and the like) (the “Tier II Share Price Target,” and with the Second Revenue Milestone, each a “Second Earnout Milestone”) for any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period during the Earnout Period, then, subject to the terms and conditions of this Agreement, thirty-five (35%) of the Earnout Rights (“Second Level Contingent Share Consideration”) shall automatically convert to thirty-five (35%) of the Earnout Shares as soon as practicable following the settlement of the applicable Earnout Milestone as detailed in Section 1.2(b) and/or 1.2(c) below, as applicable; and

(iii) In the event that, at any time during the Earnout Period, (A) the Gross Revenue is in the aggregate greater than or equal to thirty million dollars ($30,000,000.00) for any four fiscal quarters within a consecutive five fiscal quarter period (the “Third Revenue Earnout Milestone,” (i) and with the First Revenue Earnout Milestone and Second Revenue Milestone, each a “Revenue Earnout Milestone”) or (B) the VWAP equals or exceeds $23.00 per Company Share (as adjusted for share splits, share dividends, combinations or exchange or readjustment of shares, reorganizations and recapitalizations, share sub-division (including share consolidation), split-up and the like) (the “Tier III Share Price Target,” (i) and with the Tier I Share Price Target and the Tier II Share Price Target, each a “Price Earnout Milestone” and (ii) and with the Third Revenue Milestone, each a “Third Earnout Milestone”) for any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period during the Earnout Period, then, subject to the terms and conditions of this Agreement, forty (40%) of the Earnout Rights (“Third Level Contingent Share Consideration”) shall automatically convert to forty (40%) of the Earnout Shares as soon as practicable following the settlement of the applicable Earnout Milestone as detailed in Section 1.2(b) and/or 1.2(c) below, as applicable.

Subject to the preceding paragraphs, in the event that the applicable Earnout Milestones are not met by the end of the Earnout Period, the respective Earnout Rights applicable to such Earnout Milestones shall expire and the Pre-Closing Company Shareholders shall not be entitled to receive the applicable portion of the Earnout Shares. For the avoidance of doubt, in the event the Company meets at the same measurement period the milestones for the Second Level Contingent Share Consideration and the First Level Contingent Share Consideration, then the issuance will also include the First Level Contingent Share Consideration. In the event the Company meets at the same measurement period the milestones for the Third Level Contingent Share Consideration and Second Level Contingent Share Consideration and the First Level Contingent Share Consideration, then the issuance will also include the entitlement for the First Level Contingent Share Consideration and the Second Level Contingent Share Consideration. For the avoidance of doubt, each fiscal quarter may be counted for more than once for determining whether any Earnout Milestone has been met. Additionally, if during the Earnout Period any Earnout Milestone is achieved once and then thereafter the same Earnout Milestone is achieved again, then, for the avoidance of doubt, the portion of the Earnout Rights corresponding to the applicable Earnout Milestone shall only be converted once.

The issuance of the Earnout Rights will be subject to the prior receipt of the TASE’s approval for the listing of the Earnout Shares for trading. The Earnout Shares will be listed for trading on the stock exchange or exchanges where the Company Ordinary Shares will be listed for trading on the date of the conversion of the applicable Earnout Rights.

(b) Determination of Earnout.

(i) With respect to the achievement of the Price Earnout Milestones, during the Earnout Period the Company’s Chief Financial Officer (the “CFO”) shall monitor on an ongoing basis the VWAP of the Company Ordinary Shares on the principal securities exchange or securities market on which the Company Ordinary Shares are then traded on each Trading Day during the Earnout Period, and as soon as practicable (and in any event within five (5) Business Days) after the applicable Price Earnout Milestone has been achieved, the CFO shall prepare and deliver to each of the Representative Parties a written statement of that fact accompanied by the relevant VWAP calculation (each, a “Price Earnout Statement”). Each Representative Party shall have five (5) Business Days after its receipt of a Price Earnout Statement to review it, and each Representative Party and its Representatives on its behalf may make inquiries to the CFO and related Company personnel and advisors regarding questions concerning or disagreements with the Price Earnout Statement arising in the course of their review thereof, and the Company shall cooperate in good faith in connection therewith. If either Representative Party has any objections to a Price Earnout Statement, such Representative Party shall deliver to the Company (to the attention of the CFO) and the other Representative Party a statement setting forth its objections thereto (in reasonable detail). If such written statement is not delivered by a Representative Party within five (5) Business Days following the date of delivery of each Price Earnout Statement, then such Representative Party shall have waived its right to contest such Price Earnout Statement and the calculation of the VWAP of the Company Ordinary Shares during the applicable portion of the Earnout Period (and whether a Price Earnout Milestone has been achieved) as set forth therein. If such written statement is delivered by a Representative Party within such five (5) Business Day period, then the Representative Parties shall negotiate in good faith to resolve any such objections for a period of five (5) Business Day thereafter. If the Representative Parties do not reach a final resolution within such five (5) Business Day period, then upon the written request of either Representative Party the Representative Parties will refer the dispute to the Independent Expert for final resolution of the dispute in accordance with Section 1.2(c). The Company shall issue a press release once the Price Earnout Milestone has been settled in accordance with the mechanism above, or earlier immediately following the reaching of a written agreement (or no objections) between the Company and the Representative Parties. The actual conversion of the Earnout Rights into Earnout Shares shall be made as soon as practicable in accordance with the then applicable rules of the TASE (to the extent that the Company is listed for trading on the TASE at such time) and subject to the terms set forth in Sections 1.2 (h)(i) and 1.2(h)(ii) below.

(ii) As soon as practicable (but in any event within two (2) Business Days) after each date of filing with the SEC of the Company’s quarterly financial statements during the Earnout Period (if relevant, the results of the fourth quarter shall be extracted from the financial statements filed by the Company with the SEC with respect to the full fiscal year), the CFO will prepare and deliver to the Representative Parties, a written statement (each, a “Revenue Earnout Statement” and any of a Price Earnout Statement or a Revenue Earnout Statement, an “Earnout Statement”) that sets forth the CFO’s determination in accordance with the terms of this Section 1.2 of the Gross Revenue for the applicable measurement period and whether any applicable Revenue Earnout Milestone has been satisfied for any four quarter (out of five consecutive quarter) period during the Earnout Period. Each Representative Party will have ten (10) calendar days after its receipt of a Revenue Earnout Statement to review it, and each Representative Party may make inquiries to the CFO and related personnel and advisors of the Company and its Subsidiaries regarding questions concerning or disagreements with the Revenue Earnout Statement arising in the course of their review thereof, and the Company and its Subsidiaries shall cooperate in good faith in connection therewith. If either Representative Party has any objections to a Revenue Earnout Statement, such Representative Party shall deliver to the CFO and the other Representative Party a statement setting forth its objections thereto (in reasonable detail). If such written statement is not delivered by a Representative Party within ten (10) calendar days following the date of delivery of such Revenue Earnout Statement, then such Representative Party will have waived its right to contest such Revenue Earnout Statement and the determination of the Gross Revenue and for such four quarter (out of five consecutive quarters) period (and whether the Revenue Earnout Milestone has been satisfied for such consecutive five quarter period) as set forth therein. If such written statement is delivered by a Representative Party within such ten (10) calendar day period, then the Representative Parties shall negotiate in good faith to resolve any such objections for a period of ten (10) calendar days thereafter. If the Representative Parties do not reach a final resolution within such ten (10) calendar day period, then, upon the written request of either Representative Party, the Representative Parties will refer the dispute to the Independent Expert for final resolution of the dispute in accordance with Section 1.2(c) below. The Company shall issue a press release once the applicable Revenue Earnout Milestone has been settled in accordance with the mechanism above, or earlier immediately following the reaching of a written agreement (or no objections) between the Company and the Representative Parties. The actual conversion of the Earnout Rights into Earnout Shares shall be made as soon as practicable in accordance with the then applicable rules of the TASE (to the extent that the Company is listed for trading on the TASE at such time) and subject to the terms set forth in Sections 1.2 (h)(i) through 1.2(h)(ii) below.

(iii) To the extent that at any time during the Earnout Period the Company Ordinary Shares shall only be listed for trading on TASE, then, for the purpose of making the above determinations with respect to the occurrence of any Earnout Milestone, the VWAP USD prices referenced in Section 1.2(a) shall be deemed replaced with NIS equivalents based on the average USD:NIS exchange rate published by the Bank of Israel over the last fiscal quarter during which the Company Ordinary Shares had been trading on NASDAQ.

(iv) For the avoidance of doubt, and notwithstanding anything to the contrary herein, in the event that there is a dispute with respect to an Earnout Statement on the date on which the Earnout Period ends, then the end of the Earnout Period shall not affect the right of the Pre-Closing Company Shareholders to receive such Earnout Shares relating to the Earnout Statement in dispute, and if it is resolved in such dispute resolution in accordance with the terms of this Section 1.2 that the applicable Earnout Milestone has been achieved as set forth in the applicable Earnout Statement, the Pre-Closing Company Shareholders shall be entitled to receive the applicable Earnout Shares irrespective of the lapse of the Earnout Period.

(c) Dispute Resolution. If a dispute with respect to an Earnout Statement is submitted in accordance with this Section 1.2 to the Independent Expert for final resolution, the Parties will follow the procedures set forth in this Section 1.2(c). Each of the Holder Representative and the SPAC Representative agrees to execute, if requested by the Independent Expert, a reasonable engagement letter with respect to the determination to be made by the Independent Expert. All fees and expenses of the Independent Expert, and all other out-of-pocket costs and expenses incurred by a Representative Party in connection with resolving any dispute hereunder before the Independent Expert, shall be borne by the Company. The Independent Expert shall determine only those issues still in dispute as of the Independent Expert Notice Date and the Independent Expert’s determination shall be based solely upon and consistent with the terms and conditions of this Agreement. The determination by the Independent Expert shall be based solely on presentations with respect to such disputed items by the SPAC Representative and the Holder Representative to the Independent Expert and not on the Independent Expert’s independent review; provided, that such presentations will be deemed to include any work papers, records, accounts or similar materials delivered to the Independent Expert by a Representative Party in connection with such presentations and any materials delivered to the Independent Expert in response to requests by the Independent Expert. Each of the Holder Representative and the SPAC Representative shall use their reasonable efforts to make their respective presentations as promptly as practicable following submission to the Independent Expert of the disputed items, and each such Representative Party shall be entitled, as part of its presentation, to respond to the presentation of the other Representative Party and any questions and requests of the Independent Expert. In deciding any matter, the Independent Expert shall be bound by the provisions of this Agreement, including this Section 1.2. It is the intent of the parties hereto that the activities of the Independent Expert in connection herewith are not (and should not be considered to be or treated as) an arbitration proceeding or similar arbitral process and that no formal arbitration rules should be followed (including rules with respect to procedures and discovery). The Representative Parties shall request that the Independent Expert’s determination be made within fifteen (15) days after its engagement, or as soon thereafter as possible, will be set forth in a written statement delivered to the Representative Parties and shall be final, conclusive, non-appealable and binding for all purposes hereunder (other than for fraud or manifest error).

(d) Covenants Regarding Financial Reporting. The Company hereby agrees that, commencing as of the Merger Effective Date, for each of its 2023, 2024 and 2025 fiscal years, it (i) shall not change its fiscal year end from December 31 of such year, (ii) shall report its revenues and other financial information in U.S. dollars (or in NIS, if the Company shall be required pursuant to any applicable Law or the rules and regulations of the ISA and/or the TASE to report the same) and (iii) shall keep such financial books and records as reasonably necessary to permit the Company to determine its Gross Revenue and other financial information in accordance with the terms of this Agreement.

(e) Changes in Business. Subject to the requirements of this Section 1.2, each of the Company and its Subsidiaries, including the Surviving Company, shall be permitted, following the Closing, to make changes at its sole discretion to its operations, organization, personnel, accounting practices and other aspects of its business, including actions that may have an impact on Gross Revenue, the share price of the Company Ordinary Shares and/or Company Continuing Warrants or otherwise the ability of the Company Shareholders to earn the Earnout Shares in accordance with this Section 1.2, and the Company Shareholders shall not have any right to claim the loss of all or any portion of any Earnout Shares or other damages as a result of such decisions. Notwithstanding the foregoing, Company shall not, and shall cause its Subsidiaries not to, take or omit to take any action that is in bad faith and has the primary purpose of avoiding, reducing or preventing the achievement or attainment of the Earnout Milestones.

(f) At all times prior to the issuance of all of the Earnout Shares, Company shall keep available for issuance a sufficient number of unissued Company Ordinary Shares to permit Company to satisfy its issuance obligations set forth in this Section, shall take all actions required to increase the authorized number of Company Ordinary Shares if at any time there shall be insufficient unissued shares of Company Ordinary Shares to permit such reservation and shall not enter into any contract or agreement that is in conflict with or would cause Company to violate its obligations under this sentence.

(g) Notwithstanding anything to the contrary herein, to the extent required following the Closing by the TASE and/or ISA and/or NASDAQ and/or SEC and/or ITA, the Company shall be authorized to make any adjustments or amendments regarding the terms of the then-outstanding Earnout Rights for share splits, share dividends, combinations or exchange or readjustment of shares, reorganizations, recapitalizations, reclassifications, share sub-divisions (including share consolidations), split-up and the like. Notwithstanding anything to the contrary herein, subject to the SPAC Representative’s prior written approval, which shall not be unreasonably withheld, the Company may amend the terms of the Earnout Rights to provide that the conversion of the Earnout Rights into Company Shares will be made at the election of the Pre-Closing Company Shareholders and the Earnout Rights will not automatically be converted into Company Ordinary Shares absent such election.

(h) Notwithstanding anything to the contrary herein, following the date of this Agreement:

(i) The Company shall apply to the ITA in order to receive a pre-ruling/written instructions in consultation with the SPAC and its counsel (the “Earnout Ruling”) for the purpose of determining the tax treatment that will apply to the conversion of the Earnout Rights into Earnout Shares and the issuance of the Earnout Shares.

(ii) The Company shall appoint a paying agent (the “Paying Agent”) which shall be responsible for, among other things, executing and applying the tax treatment according to the Earnout Ruling. Such paying agent shall also responsible for the following:

(A) opening a trust account into which the Earnout Shares shall be deposited upon issuance;

(B) contacting TASE members in order to receive any required information regarding the Pre-Closing Company Shareholders, including the number and identity thereof and the number of Company Ordinary Shares held by such Pre-Closing Company Shareholders;

(C) transferring the applicable Earnout Shares to the applicable TASE members according to the information provided by such TASE members;

(D) in the event that at or prior to the conversion of any portion of the Earnout Rights, the Paying Agent is unable to determine to which TASE member any Earnout Shares are to be transferred upon such conversion (either because any Pre-Closing Company Shareholders were not identified or otherwise), then the Paying Agent shall use its commercial reasonable efforts for a period of up to 180 days unless extended by the Company and the Paying Agent (the “Additional Period”), in order to identify and determine to which TASE member(s) the applicable portion of such Earnout Shares are to be transferred for the respective Pre-Closing Company Shareholder(s), and shall cooperate with any Person appointed by the Company for such purpose, and in the event that any such TASE member has been identified and determine prior to the lapse of the Additional Period, the Paying Agent shall transfer the applicable Earnout Shares thereto. At the lapse of the Additional Period, any remaining amount of Earnout Shares with respect to which the Paying Agent was unable to determine to which TASE member such Earnout Shares need to be transferred, shall be transferred, subject to applicable Law, to the Company, which shall hold them for the benefit of any Pre-Closing Company Shareholder(s) who may be entitled thereto. In the event that such transfer is not permitted pursuant to applicable Law, the Company and the Paying Agent shall be authorized to determine that such Earnout Shares be placed in a designated escrow account for a pre-determined period for the benefit of any Pre-Closing Company Shareholder(s) who may be entitled thereto.

(E) Notwithstanding anything to the contrary herein, in the event that any Tax shall be required to be withheld in connection with the conversion of the Earnout Rights (or any part thereof) and/or issuance of the Earnout Shares (or any part thereof) pursuant to the Earnout Ruling or pursuant to applicable Law relating to Taxes, any TASE member or the Paying Agent shall be authorized to withhold such Tax on such terms and dates detailed in the Earnout Ruling.

1.3 Withholding.

(a) Each of SPAC, the Company Merger Sub (and each of their respective Affiliates), the Exchange Agent, TASE member(s) and/or an Israeli paying agent mutually agreed upon between the Company and the SPAC Representative (each, a “Withholding Party”) shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any consideration (for the avoidance of doubt, including the transfer or allocation of granting Company shares or any right to receive Company shares to the SPAC securityholders or any receiver according to the Agreement) payable pursuant to this Agreement such amounts as are required to be deducted and withheld under applicable Law relating to Taxes. To the extent that amounts are so withheld and timely remitted to the applicable Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

(b) For the avoidance of doubt, prior to the Closing, any receiver of any consideration (including shares or a right to receive shares of the Company) paid by the Company, including the securityholders of the SPAC, may obtain a zero withholding tax certificate, ruling or other written instructions regarding Tax withholding, issued by the ITA, in form and substance acceptable to Company in its reasonable discretion (a “Valid Certificate”). Each of the Parties shall fully cooperate and provide the other Parties with prompt notice of any withholding it believes is required (other than withholding in respect of compensatory payments, and backup withholding). In the event that a Withholding Party receives a demand from the ITA to withhold any amount out of the amount held by such Withholding Party for distribution to a particular payee, such Withholding Party shall notify such payee promptly. The Parties shall cooperate in good faith and use commercially reasonable efforts to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding). Upon the written request of any Person with respect to which amounts were deducted or withheld, the Withholding Party shall use commercially reasonable efforts to provide such Person with a copy of documentary evidence of remittance of such amounts.

(c) Notwithstanding anything to the contrary in this Agreement, the Parties hereto agree that no withholding or a reduced amount of withholding under Israeli Tax Laws will be made from any consideration payable or otherwise deliverable hereunder to any SPAC securityholder if such person provides the Company with a Valid Certificate.

(d) Each SPAC securityholder who holds five percent (5%) or more of the issued share capital of the SPAC ten (10) days prior to Closing Date (a “5% Holder”) will deliver to the Company a signed declaration indicating that it is not an Israeli Tax resident and that it does not maintain a permanent establishment in Israel in the form attached as Schedule 1.3(d) (a “Tax Declaration”), at least three (3) Business Days prior to the time such payment of consideration is to be made. In addition, in the event that any 5% Holder does not deliver the Tax Declaration to the Company by such date, then the consideration such 5% Holder is entitled to receive pursuant to this Agreement shall be transferred by the Exchange Agent to, and retained by, an Israeli paying agent to be appointed by the SPAC and the Company for the respective benefit of each such 5% Holder for a period of 180 days from the Closing Date (which period may be extended by an additional 180 days subject to mutual consent of the Company and the SPAC Representative) (the “5% Holder Withholding Drop Date”), during which period the Israeli paying agent shall not pay or deliver any consideration to such 5% Holder and shall not withhold any Israeli Tax from such consideration. During such period, each 5% Holder who has not timely delivered a Tax Declaration prior to the Closing, may (i) deliver a Tax Declaration, (ii) obtain a Valid Certificate, or (iii) be included in a ruling (or any other written instructions) which shall be obtained by SPAC (or, following the Closing, the Company) from the ITA, stating that no withholding of any Israeli Tax (or reduced withholding of Israeli Tax) is required with respect to such consideration or providing any other instructions regarding Tax withholding (each, a “5% Holder Tax Document”). In the event that such 5% Holder submits a 5% Holder Tax Document to the Israeli paying agent no later than three (3) Business Days before the 5% Holder Withholding Drop Date, the Israeli paying agent shall withhold and timely transfer to the ITA an amount from such 5% Holder’s consideration pursuant to this Agreement as specified in the 5% Holder Valid Certificate. In the event that a 5% Holder fails to submit a 5% Holder Tax Document to the Israeli paying agent by no later than three (3) Business Days before the 5% Holder Withholding Drop Date, the Israeli paying agent shall withhold and timely transfer to the ITA an amount from such 5% Holder’s consideration pursuant to this Agreement as required under applicable Law. To the extent that the Israeli paying agent is required to withhold Israeli Taxes on behalf of a 5% Holder, the 5% Holder shall provide the Israeli paying agent with the cash amount due with regards to such Israeli Taxes within three (3) Business Days from receipt of a request from the Israeli paying agent to make such payment, and in any event prior to the release of the consideration deliverable or payable to the 5% Holder. In the event that the 5% Holder fails to provide the Israeli paying agent with the cash amount necessary to satisfy such Israeli Taxes within such period, the Israeli paying agent shall be entitled to sell the 5% Holder’s share consideration and shall sell such shares, on behalf of and for the benefit of such 5% Holder on the open market to a person other than the Company or any Affiliate of the Company to the extent necessary to satisfy the amount due with regards to such Israeli Taxes. Any cash proceeds from any such sale in excess of the amount of Israeli Taxes due with respect to such 5% Holder, net of any expenses, shall be delivered to the applicable 5% Holder and the Israeli Taxes shall be remitted to the ITA. Any costs or expenses incurred by the Israeli paying agent in connection with such sale shall be borne by such 5% Holder. For the avoidance of doubt, such 5% Holder may choose to transfer such withholding amount in cash to the Israeli paying agent at least (3) Business Days prior to the 5% Holder Withholding Drop Date and receive the full amount of share consideration to which the 5% Holder is entitled without withholding.

(e) Notwithstanding anything to the contrary in this Agreement, the SPAC, in coordination with the Company, following the signing date of the Agreement will file with the ITA the application for the WHT Ruling. The SPAC shall cause its legal counsel to coordinate all activities in relation to preparation and filing of such application and obtaining the WHT Ruling with the Company and its legal counsel, subject to a prior reviewal and approval by the Company legal counsel, including any written or oral submissions, meetings with the tax authorities, as may be necessary proper and advisable. Subject to the terms and conditions hereof, the SPAC shall promptly take, or cause to be taken, all commercially reasonable actions and to do, or cause to be done, all commercially reasonable things necessary, proper or advisable under applicable law to obtain the WHT Ruling. For the avoidance of doubt the WHT Ruling provisions shall apply to each SPAC securityholder who holds less than five percent (5%) of the issued share capital of the SPAC ten (10) days prior to Closing Date.

(f) Notwithstanding the foregoing or anything to the contrary in this Agreement, if the WHT Ruling has not been obtained prior to the applicable withholding date, the SPAC will provide the Company with a declaration in the form attached hereto as Schedule 1.3(f) (the “SPAC Declaration”).

(g) Notwithstanding the aforesaid in this Section 1.3, if, as of the Closing, the WHT Ruling has not been obtained (and if the WHT Ruling is obtained as of the Closing, then with respect to any SPAC securityholder that is not exempt from withholding pursuant to the WHT Ruling), then:

(i) any consideration payable to any SPAC securityholder (other than 5% Holders) shall be retained by the Exchange Agent (through the Israeli paying agent or TASE member(s)) for the benefit of such payee until the first to occur of as applicable (A) the date on which such payee delivers to the Exchange Agent a Tax Declaration, or (B) if such payee fails to deliver a Tax Declaration, the date of delivery of a Valid Certificate, or (C) the date of receipt of the WHT Ruling or the SPAC Declaration with respect to each SPAC securityholder who holds less than five percent (5%) of the share capital of the SPAC ten (10) days prior to Closing Date, and (D) the date that is 180 days from the Closing Date (the “Withholding Drop Date”), and

(ii) if any SPAC securityholder (other than 5% Holders) has not provided a Tax Declaration or a Valid Certificate to the Exchange Agent at least three (3) Business Days prior to the Withholding Drop Date; and provided that the WHT Ruling or the SPAC Declaration applicable to such payee were not submitted to the Exchange Agent at least three (3) Business Days prior to the Withholding Drop Date, then the amount to be withheld from such payee’s portion of the consideration shall be calculated according to the applicable withholding rate in accordance with applicable Law (the “Withholding Amount”). For the avoidance of doubt, such payee can choose to transfer the applicable Withholding Amount in cash to the Israeli paying agent at least (3) Business Days prior to the Withholding Drop Date and to receive the full amount of consideration which the payee entitled to it without withholding.

(iii) If any payee (other than a 5% Holder) has provided a Tax Declaration or a Valid Certificate to the Exchange Agent at least three (3) Business Days prior to the Withholding Drop Date or if the WHT Ruling or the SPAC Declaration is submitted to the Exchange Agent at least three (3) Business Days prior to the Withholding Drop Date, then the consideration payable to such payee shall not be subject to Israeli withholding taxes; provided, however, that if there are SPAC securityholders (other than a 5% Holder) who are considered Israeli residents according to the SPAC Declaration, the required withholding shall be made only with respect to those Israeli securityholders. For the avoidance of doubt, the SPAC Declaration shall be deemed to apply to all other SPAC securityholders which according to the SPAC Declaration are not considered Israeli tax residents (and are not 5% Holders).

1.4 Intended Tax Treatment.

(a) Each of the Parties agrees that the Merger is intended to qualify for the Intended Tax Treatment. The Parties shall, and shall cause their Affiliates to, report for all Tax purposes in a manner consistent with the Intended Tax Treatment (including attaching the statement described in Treasury Regulations Section 1.368-3(a) on or with its Tax Return for the taxable year of the Merger) and shall not, and shall cause their Affiliates not to, take any inconsistent position on any Tax Return except to the extent required by applicable Law (including the Code, Treasury Regulations or other IRS published guidance), or required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any similar U.S. state, local or non-U.S. Law); provided, that (subject to the immediately succeeding proviso) the Parties shall use commercially reasonable efforts exercised in good faith to defend and affirm the Intended Tax Treatment in respect of any challenge by an applicable Governmental Authority; provided further, that nothing in this Section 1.4 shall (i) prevent any Party or any of their respective Affiliates or Representative Parties from settling such challenge after using commercially reasonable efforts exercised in good faith to defend against such challenge or (ii) require or be interpreted to obligate any Party or any of their respective Affiliates or Representative Parties to litigate or defend against any such challenge in a court of competent jurisdiction. No Party shall assert that such reporting is not permitted by Law unless (i) such Party first makes a determination in good faith based on advice of a law firm or accounting firm that such reporting is not permitted by Law and (ii) consults in good faith with the other Parties about such determination.

(b) So long as there has not been an agreement by Sponsor, SPAC and the Company that the Intended Tax Treatment is not permitted by Law or a “determination” within the meaning of Section 1313(a) of the Code that the Intended Tax Treatment is not permitted by Law, the Parties shall use commercially reasonable efforts to comply with the covenants set forth in Section 5.22(b).

(c) Each of the Parties acknowledge and agree that each has had the opportunity to obtain independent legal and Tax advice with respect to the transactions contemplated by this Agreement. Each of the Parties hereto further acknowledges and hereby agrees that (i) it is not a condition to the Closing that the Merger qualifies for the Intended Tax Treatment and (ii) neither the Company nor the Merger Sub shall have any liability or obligation to any Person (including any person who at any time held shares or warrants of SPAC) if the Merger does not qualify for the Intended Tax Treatment.

1.5 Dissenter’s Rights. Notwithstanding any provision of this Agreement to the contrary and to the extent available under the Cayman Act, SPAC Shares that are outstanding immediately prior to the Merger Effective Time and that are held by shareholders of the SPAC who shall have demanded properly in writing dissenters’ rights for such SPAC Shares in accordance with Section 238 of the Cayman Act and otherwise complied with all of the provisions of the Cayman Act relevant to the exercise and perfection of dissenters’ rights shall not be converted into, and such shareholders shall have no right to receive, the applicable Merger Consideration unless and until such shareholder fails to perfect or withdraws or otherwise loses his, her or its right to dissenters’ rights under the Cayman Act. The SPAC Shares owned by any shareholder of SPAC who fails to perfect or who effectively withdraws or otherwise loses his, her or its dissenters’ rights pursuant to the Cayman Act shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Merger Effective Time, the right to receive the applicable Merger Consideration, without any interest thereon. Prior to the Closing, SPAC shall give the Company and the Company Representative prompt notice of any demands for dissenters’ rights received by SPAC and any withdrawals of such demands and the SPAC shall have complete control over all negotiations and proceedings with respect to such dissenters’ rights (including the ability to make any payment with respect to any exercise by a shareholder of its rights to dissent from the Merger or any demands for appraisal or offer to settle or settle any such demands or approve any withdrawal of any such dissenter rights or demands).

1.6 SPAC Securities and Certificates.

(a) Prior to the Merger Effective Time, the Company and SPAC shall appoint Continental Stock Transfer & Trust Company as exchange agent, or shall appoint another exchange agent reasonably acceptable to the Company and SPAC (in such capacity, the “Exchange Agent”), for the purpose of (i) exchanging each SPAC Share for the SPAC Shares Merger Consideration and (ii) exchanging each SPAC Warrant on the warrant transfer books of SPAC immediately prior to the Merger Effective Time for the Company Warrants issuable in respect of such SPAC Warrants in accordance with the provisions of this Agreement.

(b) All securities issued upon the surrender of SPAC Securities in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities, provided that any restrictions on the sale and transfer of SPAC Securities shall also apply to the Company Ordinary Shares and Company Warrants so issued in exchange. To the extent that such SPAC Securities are represented by physical certificates, the holders of such SPAC Securities will be provided a letter of transmittal to send their certificated SPAC Securities to the transfer agent and warrant agent for the Company Ordinary Shares and Company Warrants, which shall be the same as the transfer agent and warrant agent for SPAC Securities, and such transfer agent or warrant agent will, upon receipt of completed documentation, issue the Company Ordinary Shares and Company Warrants that are issuable in respect of the holder’s SPAC Securities. To the extent that the SPAC Securities are held in book entry, the issuance of Company Ordinary Shares or Company Warrants will automatically be made by the transfer agent and warrant agent.

(c) In the event any certificates shall have been lost, stolen or destroyed, the Company shall issue in exchange for such lost, stolen or destroyed certificates or securities, as the case may be, upon the making of an affidavit of that fact by the holder thereof (a “Lost Certificate Affidavit”), such securities, as may be required pursuant to Section 1.1(f); provided, however, that the Company may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Company with respect to the certificates alleged to have been lost, stolen or destroyed.

(d) If the SPAC Shares Merger Consideration is to be issued to a Person other than the holder of the SPAC Shares in whose name the transferred SPAC Share in book-entry form is registered, it shall be a condition to the issuance of the SPAC Shares Merger Consideration that (i) the recipient of such SPAC Shares Merger Consideration, or the Person in whose name such SPAC Shares Merger Consideration is delivered or issued, shall have already executed and delivered duly executed counterparts to the applicable transmittal documents as are reasonably deemed necessary by the Exchange Agent, (ii) such SPAC Shares in book-entry form shall be properly transferred, and (iii) the Person requesting such consideration pay to the Exchange Agent any transfer Taxes required as a result of such consideration being issued to a Person other than the registered holder of such SPAC Share in book-entry form or establish to the satisfaction of the Exchange Agent that such transfer Taxes have been paid or are not payable.

(e) If the Company Warrants to be issued to a Person other than the holder in whose name the transferred SPAC Warrant in book-entry form is registered, it shall be a condition to the issuance of the Company Warrants that (i) the recipient of such Company Warrant, or the Person in whose name such Company Warrant is to be issued, shall have already executed and delivered duly executed counterparts to the applicable transmittal documents as are reasonably deemed necessary by the Exchange Agent, (ii) such SPAC Warrant in book-entry form shall be properly transferred and (ii) the Person requesting such consideration pay to the Exchange Agent any transfer Taxes required as a result of such consideration being issued to a Person other than the registered holder of such SPAC Warrant in book-entry form or establish to the satisfaction of the Exchange Agent that such transfer Taxes have been paid or are not payable.

(f) After the Merger Effective Time, the register of shareholders of SPAC shall be closed, and thereafter there shall be no further registration on the register of shareholders of the Surviving Company of transfers of SPAC Shares that were issued and outstanding immediately prior to the Merger Effective Time.

(g) All securities issued upon the surrender of certificates representing the SPAC Securities (or delivery of a Lost Certificate Affidavit) in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to SPAC Shares represented by such certificates representing SPAC Securities. Any Company Ordinary Shares made available to the Exchange Agent pursuant to this Section 1.6 that remains unclaimed by any holder of SPAC Shares one (1) year after the Merger Effective Time shall be delivered to the Company or as otherwise instructed by the Company, and any holder of SPAC Shares who has not exchanged his, her or its SPAC Shares for the SPAC Shares Merger Consideration in accordance with this Section 1.6 prior to that time shall thereafter look only to the Company for the issuance of the SPAC Shares Merger Consideration without any interest thereon (but with any dividends paid with respect thereto). None of the Company, the Surviving Company or any of their respective Affiliates shall be liable to any Person in respect of any consideration delivered to a public official pursuant to any applicable abandoned property, unclaimed property, escheat, or similar Law. Any SPAC Shares Merger Consideration remaining unclaimed by the holders of SPAC Shares immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of the Company free and clear of any claims or interest of any Person previously entitled thereto.

1.7 Listing. For the avoidance of doubt and notwithstanding anything to the contrary herein, unless otherwise expressly provided in this Agreement or any Ancillary Document, following the Closing and until the earlier of (i) as otherwise determined by the Company board of directors and (ii) as otherwise required pursuant to applicable Law or Order, the Company shall use its reasonable commercial efforts to ensure that (A) the Company Ordinary Shares remain listed for trading on the NASDAQ and the TASE, (B) the Company Public Warrants remain listed for trading on the NASDAQ and the Company Ordinary Shares issuable upon the exercise thereof pursuant to their terms shall be listed for trading on the NASDAQ and the TASE, (C) the Company Ordinary Shares issuable upon the exercise of the Company Private Warrants shall be listed for trading on the NASDAQ and TASE, (D) the Company Continuing Warrants listed on Schedule 1.7 remain listed for trading on the TASE, and (E) the Earnout Rights shall be issued through the “Nesher system” of the TASE.

Article II

REPRESENTATIONS AND WARRANTIES OF SPAC

Except as set forth in the disclosure schedules delivered by SPAC to the Company on the date of this Agreement (the “SPAC Disclosure Schedules”), each section of which qualifies the correspondingly numbered representation or warranty specified therein and such other representation or warranty where its relevance as an exception to (or disclosure for purposes of) such other representation or warranty is reasonably apparent on the face of such disclosure, or the SEC Reports that are available on the SEC’s website through EDGAR prior to the date of this Agreement (other than any disclosures contained or referenced therein under the captions “Risk Factors,” and “Cautionary Note Regarding Forward-Looking Statements,” and any other disclosures contained or referenced therein of information, factors, or risks that are predictive, cautionary, or forward-looking in nature), SPAC represents and warrants to the Company and Merger Sub, as of the date of this Agreement and as of the Closing, as follows:

2.1 Organization and Standing. SPAC is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. SPAC has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. SPAC is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing can be cured without material cost or expense. SPAC has made available to the Company accurate and complete copies of its Organizational Documents, each as currently in effect. SPAC is not in violation of any provision of its Organizational Documents in any material respect.

2.2 Authorization; Binding Agreement. SPAC has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required SPAC Shareholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby (a) have been duly and validly authorized by the board of directors of SPAC and (b) other than the Required SPAC Shareholder Approval, no other corporate proceedings, other than as set forth elsewhere in the Agreement, on the part of SPAC are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party which are to be executed contemporaneously with the execution of this Agreement or to consummate the transactions contemplated hereby and thereby (and, with respect to Ancillary Documents to be entered into after the date of this Agreement, any requisite corporate proceedings on the part of SPAC necessary to authorize the execution and delivery of such Ancillary Document shall have taken place prior to the execution and delivery thereof). On or prior to the date of this Agreement, SPAC’s board of directors, at a duly called and held meeting, unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair to and in the best interests of SPAC in accordance with the Cayman Act, (ii) approved and adopted this Agreement, (iii) recommended that SPAC’s shareholders vote in favor of the approval of this Agreement, the Merger and the other SPAC Shareholder Approval Matters in accordance with the Cayman Act (the “SPAC Recommendation”), (iv) approved the Extension and directed that the Extension be submitted to SPAC’s shareholders for their approval, and (v) directed that this Agreement and the SPAC Shareholder Approval Matters be submitted to SPAC’s shareholders for their approval. This Agreement has been, and each Ancillary Document to which SPAC is or will be a party shall be when delivered, duly and validly executed and delivered by SPAC and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of SPAC, enforceable against SPAC in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”).

2.3 Governmental Approvals. Except as otherwise described in Schedule 2.3 of the SPAC Disclosure Schedules, no Consent of or with any Governmental Authority, on the part of the SPAC is required to be obtained or made in connection with the execution, delivery or performance by SPAC of this Agreement and each Ancillary Document to which it is a party or the consummation by SPAC of the transactions contemplated hereby and thereby, other than (a) pursuant to consents to be obtained pursuant to Antitrust Laws expressly contemplated by this Agreement, (b) such filings as contemplated by this Agreement, (c) any filings required with NASDAQ or the SEC with respect to the Transactions, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on SPAC.

2.4 Non-Contravention. Except as otherwise described in Schedule 2.4 of SPAC Disclosure Schedules, the execution and delivery by SPAC of this Agreement and each Ancillary Document to which it is a party, the consummation by SPAC of the transactions contemplated hereby and thereby, and compliance by SPAC with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of SPAC Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 2.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to SPAC or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by SPAC under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of SPAC under, (viii) give rise to any obligation to obtain any third party Consent from any or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any SPAC Material Contract, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not reasonably be expected to have a Material Adverse Effect on SPAC.

2.5 Capitalization.

(a) SPAC is authorized to issue 201,000,000 shares, of which 1,000,000 are SPAC Preference Shares, 180,000,000 are SPAC Class A Shares and 20,000,000 are SPAC Class B Shares. The issued and outstanding SPAC Securities as of the date of this Agreement are set forth on Schedule 2.5(a) of the SPAC Disclosure Schedules. As of the date of this Agreement, there are no issued or outstanding SPAC Preference Shares. All outstanding SPAC Shares are duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Cayman Act, SPAC Organizational Documents or any Contract to which SPAC is a party. None of the outstanding SPAC Securities has been issued in violation of any applicable securities Laws in any material respect. Prior to giving effect to the transactions contemplated by this Agreement, SPAC does not have, and has not had, any Subsidiaries or own any equity interests in any other Person and SPAC does not have any right or obligation pursuant to any Contract or otherwise to acquire any equity interests in any other Person.

(b) Except as set forth in Schedule 2.5(a) or Schedule 2.5(b) of the SPAC Disclosure Schedules, there are no (i) outstanding options, warrants, puts, calls, convertible or exchangeable securities, “phantom” share rights, share appreciation rights, share-based units, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued securities of SPAC or (B) obligating SPAC to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for any shares, or (C) obligating SPAC to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for any shares. Other than the Redemption or as expressly set forth in this Agreement, there are no outstanding obligations of SPAC to repurchase, redeem or otherwise acquire any shares of SPAC or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth in Schedule 2.5(b) of the SPAC Disclosure Schedules, there are no shareholders agreements, voting trusts or other agreements or understandings to which SPAC is a party with respect to the voting of any shares of SPAC.

(c) All Indebtedness of SPAC as of the date of this Agreement is disclosed in Schedule 2.5(c) of the SPAC Disclosure Schedules. No Indebtedness of SPAC contains any restriction upon: (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by SPAC or (iii) the ability of SPAC to grant any Lien on its properties or assets.

(d) Since the date of formation of SPAC, and except as contemplated by this Agreement, SPAC has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and SPAC’s board of directors has not authorized any of the foregoing.

2.6 SEC Filings and SPAC Financials; Internal Controls.

(a) SPAC, since the IPO, has filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by SPAC with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement. Except to the extent available on the SEC’s web site through EDGAR, SPAC has delivered to the Company copies in the form filed with the SEC of all of the following: (i) SPAC’s annual reports on Form 10-K for each fiscal year of SPAC beginning with the first year SPAC was required to file such a form, (ii) SPAC’s quarterly reports on Form 10-Q for each fiscal quarter that SPAC was required to file such reports to disclose its quarterly financial results in each of the fiscal years of SPAC referred to in clause (ii) above, (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by SPAC with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i), (ii), and (iii) above, to the extent available through EDGAR, are, collectively, the “SEC Reports”) and (iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of SOX) with respect to any report referred to in clause (ii) above (collectively, the “Public Certifications”). Except for any changes (including any required revisions to or restatements of the SPAC Financials (defined below) or the SEC Reports) to (A) the SPAC’s historical accounting of the SPAC Warrants as equity rather than as liabilities that may be required as a result of the Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”) that was issued by the SEC on April 12, 2021, and related guidance by the SEC or (B) the SPAC’s accounting or classification of SPAC’s outstanding redeemable shares as temporary, as opposed to permanent, equity that may be required as a result of related statements by the SEC staff or recommendations or requirements of SPAC’s auditors (clauses (A) and (B), collectively, “SEC SPAC Accounting Changes”), the SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Parties acknowledge and agree that any restatement, revision or other modification of the SPAC Financials or the SEC Reports solely as a result of any SEC SPAC Accounting Changes shall be deemed not material for purposes of this Agreement. The Public Certifications are each true as of their respective dates of filing. As used in this Section 2.6, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b) (A) the SPAC Units, the SPAC Class A Shares, the SPAC Public Warrants and the SPAC Public Rights are registered pursuant to Section 12(b) of the Exchange Act and are listed on NASDAQ, (B) SPAC has not received any written deficiency notice from NASDAQ relating to the continued listing requirements of such SPAC Securities, (C) there are no Actions pending or, to the Knowledge of SPAC, threatened against SPAC by the Financial Industry Regulatory Authority with respect to any intention by such entity to suspend, prohibit or terminate the quoting of such SPAC Securities on NASDAQ and (D) such SPAC Securities are in compliance with all of the applicable corporate governance rules of NASDAQ. There is no Action, proceeding or investigation pending or, to the Knowledge of SPAC, threatened against SPAC by NASDAQ or the SEC with respect to any intention by such entity to deregister any SPAC Securities or prohibit or terminate the listing of any SPAC Securities on NASDAQ. SPAC has taken no action that is designed to terminate the registration of the SPAC Securities under the Exchange Act. SPAC has not received any written or, to SPAC’s Knowledge, oral deficiency notice from NASDAQ relating to the continued listing requirements of the SPAC Securities. SPAC is not a foreign private issuer.

(c) Except for any SEC SPAC Accounting Changes, the financial statements and notes of SPAC contained or incorporated by reference in the SEC Reports (the “SPAC Financials”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of SPAC at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable) and (iii) audited in accordance with the standards of the Public Company Accounting Oversight Board. The SPAC Financials, including any notes and schedules thereto, (i) complied as to form in all material respects with the rules and regulations of the SEC with respect thereto as of their respective dates; (ii) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 8-03 of Regulation S-X of the SEC or as may be permitted by the SEC for Quarterly Reports on Form 10-Q); and (iii) fairly presented in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end audit adjustments) the financial position of SPAC, as of their respective dates and the results of operations and the cash flows of SPAC, for the periods presented therein.

(d) Except for any SEC SPAC Accounting Changes or as and to the extent reflected or reserved against in the SPAC Financials, SPAC has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that are not adequately reflected or reserved on or provided for in the SPAC Financials, other than Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since the SPAC’s formation in the ordinary course of business.

(e) Except as not required in reliance on exemptions from various reporting requirements by virtue of SPAC’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, (i) SPAC has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of SPAC’s financial reporting and the preparation of SPAC’s financial statements for external purposes in accordance with GAAP, and (ii) SPAC has established and maintained disclosure controls and procedures (as defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) designed to ensure that material information relating to SPAC and other material information required to be disclosed by SPAC in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is made known to SPAC’s principal executive officer and principal financial officer, as appropriate, to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting SPAC’s principal executive officer and principal financial officer to material information required to be included in SPAC’s periodic reports required under the Exchange Act.

(f) There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC. SPAC has not taken any action prohibited by Section 402 of SOX.

(g) To the Knowledge of SPAC, as of the date hereof, there are no outstanding SEC comments from the SEC with respect to the SEC Reports. To the Knowledge of SPAC, none of the SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

2.7 Absence of Certain Changes. Except as set forth in Schedule 2.7 of the SPAC Disclosure Schedules, SPAC has (a) since its formation, conducted no business other than its formation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Company and the negotiation and execution of this Agreement) and related activities and (b) since its formation, not been subject to a Material Adverse Effect on SPAC.

2.8 Compliance with Laws. SPAC is, and has since its formation been, in compliance with all Laws applicable to it and the conduct of its business except for such noncompliance which would not reasonably be expected to have a Material Adverse Effect on SPAC, and SPAC has not received written notice alleging any violation of applicable Law in any material respect by SPAC.

2.9 Actions; Orders; Permits. There is no pending or, to the Knowledge of SPAC, threatened material Action to which SPAC is subject which would reasonably be expected to have a Material Adverse Effect on the SPAC. There is no material Action that SPAC has pending against any other Person. SPAC is not subject to any material Orders of any Governmental Authority, nor are any such Orders pending or, to the Knowledge of the SPAC, threatened. SPAC holds all Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Permits or for such Permits to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on SPAC.

2.10 Taxes and Returns.

(a) SPAC has or will have timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it, which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the SPAC Financials have been established in accordance with GAAP.

(b) SPAC has complied in all respects with all Laws relating to the withholding and remittance of all amounts of Taxes, and all amounts of Taxes required by any Law to be withheld by SPAC have been withheld and paid over to the appropriate Governmental Authority.

(c) Within the last five (5) years, no claim has been made by any Governmental Authority in a jurisdiction in which SPAC does not file Tax Returns that it is or may be subject to Tax by, or required to file Tax Returns in, that jurisdiction.

(d) There are no audits, examinations, investigations or other Actions pending against SPAC in respect of any material Tax, and SPAC has not been notified in writing of any material proposed Tax claims or assessments against SPAC (other than, in each case, claims or assessments for which adequate reserves in the SPAC Financials have been established in accordance with GAAP or are immaterial in amount).

(e) SPAC is not being audited by any Tax authority and has not been notified in writing by any Tax authority that any such audit is contemplated or pending.

(f) There are no Liens with respect to any Taxes upon any of SPAC’s assets, other than Permitted Liens.

(g) SPAC has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes and there are no outstanding requests by SPAC for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(h) Neither SPAC, nor any Person related to SPAC (within the meaning of Treasury Regulations Section 1.368-1(e)(4), without regard to Treasury Regulations Section 1.368-1(e)(4)(i)(A)) has any plan or intention at the Merger Effective Time to acquire or redeem, either directly or through any transaction, agreement, or arrangement with any other Person, any Company Ordinary Shares issued to any equity holder of SPAC pursuant to this Agreement. SPAC has no plan or intention to cause the Surviving Company after the Merger to issue additional shares of the Surviving Company that would result in the Company losing “control” of the Surviving Company within the meaning of Section 368(c) of the Code. SPAC has no plan or intention at the Merger Effective Time to cause the Surviving Company to cease its separate legal existence for U.S. federal income tax purposes after the Merger. SPAC’s principal reason for participating in the Merger is a bona fide business purpose not related to Taxes. SPAC has neither taken nor agreed to take any action not contemplated by this Agreement and/or any Ancillary Documents that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment. To the Knowledge of SPAC, no facts or circumstances exist that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

(i) Since the date of its formation, SPAC has not (i) changed any Tax accounting methods, policies or procedures except as required by a change in Law, (ii) made, revoked, or amended any material Tax election, (iii) filed any amended Tax Returns or claim for refund or (iv) entered into any closing agreement affecting or otherwise settled or compromised any material Tax Liability or refund.

(j) SPAC does not have any Liability for the Taxes of another Person (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract, indemnity or otherwise (excluding commercial agreements entered into in the ordinary course of business, the primary purpose of which is not the sharing of Taxes). SPAC is not a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on SPAC with respect to any period following the Closing Date.

(k) SPAC is Tax resident only in its jurisdiction of formation, and SPAC does not have a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(l) SPAC: (i) has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of securities (to any Person or entity that is not a member of the consolidated group of which SPAC is the common parent corporation) qualifying for, or intended to qualify for, Tax-free treatment under Section 355 of the Code (A) within the two-year period ending on the date hereof or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement; or (ii) is not or has never been (A) a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code, or (B) a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes other than a group of which SPAC is or was the common parent corporation.

(m) SPAC is classified as an association taxable as a corporation under Treasury Regulation Section 301.7701-3. Neither the Sponsor nor SPAC has knowingly taken any action (nor permitted any action to be taken), nor is aware of any fact or circumstance, that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment.

(n) SPAC has not participated in, or sold, distributed or otherwise promoted, any “listed transaction,” as defined in U.S. Treasury Regulation Section 1.6011-4.

The Sponsor is Tax resident only in its jurisdiction of formation. No member of the Sponsor is a Tax resident of Israel. To the Knowledge of SPAC, no shareholder of SPAC that holds 5% or more of SPAC’s share capital is a Tax resident of Israel.

2.11 Employees and Employee Benefit Plans. SPAC does not (a) have any paid employees or (b) maintain, sponsor, contribute to or otherwise have any Liability under, any Benefit Plans.

2.12 Properties. SPAC does not own, license or otherwise have any right, title or interest in any material Intellectual Property. SPAC does not own or lease any material real property or Personal Property.

2.13 Material Contracts.

(a) Except as set forth in Schedule 2.13(a) of the SPAC Disclosure Schedules, other than this Agreement and the Ancillary Documents, there are no Contracts to which SPAC is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $250,000, (ii) may not be cancelled by SPAC on less than sixty (60) days’ prior notice without payment of a material penalty, or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of SPAC as its business is currently conducted or any acquisition of material property by SPAC, or restricts in any material respect the ability of SPAC from engaging in business as currently conducted as of the date of this Agreement by it or compete with any other Person (together with the Trust Agreement, each, a “SPAC Material Contract”). All SPAC Material Contracts have been made available to the Company other than those that are exhibits to the SEC Reports.

(b) With respect to each SPAC Material Contract: (i) such SPAC Material Contract was entered into at arm’s length and in the ordinary course of business consistent with past practices; (ii) the SPAC Material Contract is legal, valid, binding and enforceable in all material respects against SPAC and, to the Knowledge of SPAC, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) SPAC is not in breach or default in any material respect, and to the Knowledge of SPAC, no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by SPAC, or permit termination or acceleration by the other party, under such SPAC Material Contract; and (iv) to the Knowledge of SPAC, no other party to any SPAC Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by SPAC under any SPAC Material Contract.

2.14 Transactions with Affiliates. Schedule 2.14 of the SPAC Disclosure Schedules sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the date of this Agreement under which there are any existing or future Liabilities or obligations between SPAC, on the one hand, and (a) any present or former director, officer, employee or Affiliate of SPAC, or any immediate family member of any of the foregoing Persons, or (b) record or beneficial owner of more than five percent (5%) of SPAC’s outstanding shares as of the date of this Agreement, on the other hand.

2.15 Investment Company Act. SPAC is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of a person subject to registration and regulation as an “investment company”, in each case within the meaning of the Investment Company Act.

2.16 Finders and Brokers. Except as set forth in Schedule 2.16 of the SPAC Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from SPAC the Company or any of its Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of SPAC.

2.17 Certain Business Practices.

(a) Neither SPAC, nor any of its Representatives acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law, (iii) made any other unlawful payment or (iv) since the formation of SPAC, directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder SPAC or assist it in connection with any actual or proposed transaction.

(b) The operations of SPAC are and have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving SPAC with respect to any of the foregoing is pending or, to the Knowledge of SPAC, threatened.

(c) None of SPAC, any of its Subsidiaries, or any of their directors or officers, to the Knowledge of SPAC, any other Representative acting on behalf of SPAC is currently (i) identified on the list of specially designated nationals or other blocked persons or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and the SPAC has not, in the last five (5) fiscal years, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.

2.18 Insurance. Schedule 2.18 of the SPAC Disclosure Schedules lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by SPAC relating to SPAC or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Company. All premiums due and payable under all such insurance policies have been timely paid and SPAC is otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of SPAC, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by SPAC. SPAC has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to have a Material Adverse Effect on SPAC.

2.19 Information Supplied. None of the information supplied or to be supplied by SPAC expressly for inclusion or incorporation by reference: (a) in any Current Report on Form 8-K or Form 6-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) or stock exchange (including NASDAQ) with respect to the transactions contemplated by this Agreement or any Ancillary Documents or (b) in the Registration Statement or in any amendment to any of documents identified in (a) and (b), will, when filed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by SPAC expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Filing and the Closing Press Release will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, SPAC makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the Company or any of its Affiliates.

2.20 Independent Investigation. SPAC has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company and Merger Sub and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company and Merger Sub for such purpose. SPAC acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Company and Merger Sub set forth in this Agreement (subject to the related portions of the Company Disclosure Schedules) and in any certificate delivered to SPAC pursuant hereto;, and the information provided by or on behalf of the Company for the Registration Statement; and (b) none of the Company, Merger Sub or their respective Representatives have made any representation or warranty as to the Company or Merger Sub or this Agreement, except as expressly set forth in this Agreement (subject to the related portions of the Company Disclosure Schedules) or in any certificate delivered to SPAC pursuant hereto.

2.21 Trust Account. As of July 25, 2023, SPAC has an amount of assets in the Trust Account equal to $24,971,759.58. The funds held in the Trust Account are invested in U.S. government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act and held in trust pursuant to the Trust Agreement. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of SPAC and the Trustee, enforceable in accordance with its terms. The Trust Agreement has not been terminated, repudiated, rescinded, amended, supplemented or modified, in any respect, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SEC Reports to be inaccurate in any material respect or that would entitle any Person (other than (i) in respect of deferred underwriting commissions or certain Taxes permitted to be paid from the amounts available in the Trust Account permitted to be paid from the amounts available in the Trust Account, (ii) the holders of SPAC Securities prior to the Merger Effective Time who shall have elected to redeem their SPAC Class A Shares pursuant to SPAC Organizational Documents or (iii) if SPAC fails to complete a Business Combination within the allotted time period and liquidates the Trust Account, subject to the terms of the Trust Agreement, SPAC in limited amounts to permit SPAC to pay the expenses of the Trust Account’s liquidation and dissolution, and then SPAC’s Public Shareholders) to any portion of the funds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account have been released, except to pay Taxes from any interest income earned in the Trust Account, and to redeem SPAC Class A Shares pursuant to SPAC Organizational Documents. There are no Actions pending or, to the Knowledge of SPAC, threatened against the Trust Account.

2.22 Company Representations. SPAC, on behalf of itself and its Affiliates, acknowledges and agrees that, except for the representations and warranties contained in Article IV, neither the Company nor any other Person on behalf of the Company has made or makes, and SPAC and its Affiliates have not relied upon, any representation or warranty, whether express or implied, with respect to the Company, the business thereof, its Affiliates or their respective businesses, affairs, assets, Liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects), whether or not included in any management presentation, or with respect to the accuracy or completeness of any information provided or made available to SPAC or any of its officer, directors, employees, agents, representatives, lender, Affiliates or any other Person acting on its behalf by or on behalf of the Company’s officers, directors, employees, agents, representatives, lenders or Affiliates. Except as otherwise expressly set forth in this Agreement, SPAC acknowledges that the Company will be furnished “AS IS, WHERE IS,” AND, SUBJECT TO THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE IV, WITH ALL FAULTS AND WITHOUT ANY OTHER REPRESENTATION OR WARRANTY OF ANY NATURE WHATSOEVER, EXPRESS OR IMPLIED, ORAL OR WRITTEN, AND, IN PARTICULAR, WITHOUT ANY IMPLIED WARRANTY OR REPRESENTATION AS TO CONDITION, MERCHANTABILITY OR SUITABILITY FOR ANY PURPOSE.

2.23 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE COMPANY, MERGER SUB OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE II, NEITHER SPAC NOR ANY OTHER PERSON MAKES, AND SPAC EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF SPAC AND ITS SUBSIDIARIES THAT HAVE BEEN MADE AVAILABLE TO THE COMPANY, MERGER SUB OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF SPAC AND ITS SUBSIDIARIES BY THE MANAGEMENT OF SPAC OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY THE COMPANY AND MERGER SUB IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT OR ANY ANCILLARY DOCUMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE II, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY SPAC ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF SPAC, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY THE COMPANY AND MERGER SUB IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT OR ANY ANCILLARY DOCUMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY.

Article III

REPRESENTATIONS AND WARRANTIES OF MERGER SUB

Except as set forth in the Company Disclosure Schedules, each section of which qualifies the correspondingly numbered representation or warranty specified therein and such other representation or warranty where its relevance as an exception to (or disclosure for purposes of) such other representation or warranty is reasonably apparent on the face of such disclosure, Merger Sub hereby represents and warrants to SPAC, as of the date of this Agreement and as of the Closing, as follows:

3.1 Organization and Standing. Merger Sub is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. Merger Sub has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Merger Sub is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Merger Sub has heretofore made available to SPAC and the Company accurate and complete copies of the Organizational Documents of Merger Sub as is currently in effect. Merger Sub is not in violation of any provision of its Organizational Documents in any material respect.

3.2 Authorization; Binding Agreement. Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the board of directors and shareholders of Merger Sub and no other corporate proceedings, other than as expressly set forth elsewhere in the Agreement, on the part of Merger Sub are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party which are to be executed contemporaneously with the execution of this Agreement or to consummate the transactions contemplated hereby and thereby (and, with respect to Ancillary Documents to be entered into after the date of this Agreement, any requisite corporate proceedings on the part of Merger Sub necessary to authorize the execution and delivery of such Ancillary Documents shall have taken place prior to the execution and delivery thereof). This Agreement has been, and each Ancillary Document to which Merger Sub is or will be a party has been or shall be when delivered, duly and validly executed and delivered by such Party and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject to the Enforceability Exceptions.

3.3 Governmental Approvals. No Consent of or with any Governmental Authority, on the part of Merger Sub is required to be obtained or made in connection with the execution, delivery or performance by such Party of this Agreement and each Ancillary Document to which it is a party or the consummation by such Party of the transactions contemplated hereby and thereby, other than (a) pursuant to Antitrust Laws, (b) such filings as expressly contemplated by this Agreement, (c) any filings required with NASDAQ or the SEC with respect to the transactions contemplated by this Agreement, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on Merger Sub.

3.4 Non-Contravention. The execution and delivery by Merger Sub of this Agreement and each Ancillary Document to which it is a party, the consummation by such Party of the transactions contemplated hereby and thereby, and compliance by Merger Sub with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of Merger Sub’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 3.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to such Party or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by Merger Sub under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than Permitted Lien) upon any of the properties or assets of Merger Sub under, (viii) give rise to any obligation to obtain any third party Consent from any Person or (ix) give any Person the right to declare a default, exercise any remedy, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material Contract of Merger Sub, except for any deviations from any of the foregoing clauses (b) or (c) that would not reasonably be expected to have a Material Adverse Effect on Merger Sub.

3.5 Capitalization.

(a) As of the date of this Agreement, Merger Sub is authorized to issue 50,000 Merger Sub Ordinary Shares, of which one share is issued and outstanding, which is owned by the Company. Such issued and outstanding share has been, or will be prior to such issuance, duly authorized, validly issued, fully paid and nonassessable and not subject to or issues issued in violation of any purchase option, right of first refusal, preemptive right, subscription right, call option or any similar right. No other shares or other equity interests of Merger Sub are issued, reserved for issuance or outstanding. Prior to giving effect to the transactions contemplated by this Agreement, Merger Sub does not have any Subsidiaries or own any equity interests in any other Person.

(b) Except as set forth in its Organizational Documents, Merger Sub (i) has not granted any registration rights or information rights to any Person, (ii) has not granted any phantom shares and there are no voting or similar agreements entered into by Merger Sub which relate to its respective capital or equity interests (iii) has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for voting interests of Merger Sub or equity interests of Merger Sub) with the owners or holders of Merger Sub on any matter or any agreements to issues such bonds, debentures, notes or other obligations and (iv) have no outstanding contractual obligations to provide funds to, or make any investment (other than the Transactions contemplated herein) in, any other Person.

3.6 Merger Sub Activities. Since its formation, Merger Sub has not engaged in any business activities other than as contemplated by this Agreement, does not own or control, directly or indirectly, any ownership, equity, profits or voting interest in any Person and has no assets or Liabilities except those incurred in connection with this Agreement and the Ancillary Documents to which it is a party and the Transactions, and, as of the date of this Agreement, other than this Agreement and the Ancillary Documents to which it is a party, Merger Sub is not party to or bound by any Contract.

3.7 Compliance with Laws. Merger Sub is not, nor since the date of its formation has been, in conflict or non-compliance with, or in default or violation of, any Laws applicable to it. Merger Sub, has not, since the date of its formation, received any written or, to the Knowledge of the Company, oral notice of, is under investigation with respect to, any material conflict or non-compliance with, or material default or violation of, any applicable Laws by which it is or was bound.

3.8 Actions; Orders; Permits. There is no pending or, to the Knowledge of the Company, threatened Action to which Merger Sub is subject and no such Action has been brought or, to the Knowledge of the Company, threatened since the date of its formation. There is no Action that Merger Sub has pending against any other Person. Merger Sub, is not subject to any Orders of any Governmental Authority, nor, to the Knowledge of the Company, are any such Orders pending and no such Order has been brought or, to the Knowledge of the Company, has been threatened since the date of its formation. Merger Sub holds all material Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect.

3.9 Transactions with Related Persons. There are no transactions, Contracts or understandings between Merger Sub on the one hand, and any Related Person of such party, on the other hand, either (a) currently in effect or (b) that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.

3.10 Finders and Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from SPAC, the Company or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Merger Sub.

3.11 Investment Company Act. Merger Sub is not an “investment company” or a Person directly or indirectly controlled by or acting on behalf of a person subject to registration and regulation as an “investment company”, in each case within the meanings of the Investment Company Act.

3.12 Intended Tax Treatment. Merger Sub has been classified as an association taxable as a corporation under Treasury Regulation Section 301.7701-3 with an effective date of the date of formation of Merger Sub and has not subsequently changed such classification. Merger Sub has not knowingly taken any action (nor permitted any action to be taken), nor is aware of any fact or circumstance, that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment.

3.13 Information Supplied. None of the information supplied or to be supplied by Merger Sub expressly for inclusion or incorporation by reference: (a) in any Current Report on Form 8-K or 6-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to SPAC’s shareholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by Merger Sub expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Filing and the Closing Press Release will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Merger Sub does not make any representation, warranty or covenant with respect to any information supplied by or on behalf of SPAC, the Company or any of their respective Affiliates.

3.14 Independent Investigation. Merger Sub has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of the Company and SPAC and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company and SPAC for such purpose. Merger Sub acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Company and SPAC set forth in this Agreement (including the related portions of the Company Disclosure Schedules and the SPAC Disclosure Schedules) and in any certificate delivered to the Company or Merger Sub pursuant hereto or SPAC for the Registration Statement; and (b) none of the Company, SPAC or their respective Representatives have made any representation or warranty as to the Company, SPAC or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Company Disclosure Schedules and the SPAC Disclosure Schedules) or in any certificate delivered to the Company or Merger Sub pursuant hereto.

3.15 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO SPAC, THE COMPANY OR ANY OF THEIR RESPECTIVE REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE III, NEITHER MERGER SUB NOR ANY OTHER PERSON MAKES, AND MERGER SUB EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF MERGER SUB THAT HAVE BEEN MADE AVAILABLE TO SPAC OR THE COMPANY OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF MERGER SUB BY THE MANAGEMENT OF MERGER SUB OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY SPAC AND THE COMPANY IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT OR ANY ANCILLARY DOCUMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE III, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY MERGER SUB ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF MERGER SUB, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY SPAC AND THE COMPANY IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT OR ANY ANCILLARY DOCUMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in (i) the Company Reporting Documents filed on or after March 4, 2023 and at least two (2) days prior to the date of this Agreement (or, solely with respect to the representations and warranties set forth in Section 4.13, all Company Reporting Documents) (but in each case excluding any risk factor disclosure contained in a “risk factors” section (other than any factual information contained therein) or in any “forward-looking statements” legend or other similar disclosures included therein to the extent they are similarly predictive or forward-looking in nature) or (ii) the disclosure schedules delivered by the Company to SPAC on the date of this Agreement (the “Company Disclosure Schedules”), each section of which qualifies the correspondingly numbered representation or warranty specified therein and such other representation or warranty where its relevance as an exception to (or disclosure for purposes of) such other representation or warranty is reasonably apparent on the face of such disclosure, the Company hereby represents and warrants to SPAC and Merger Sub, as of the date of this Agreement and as of the Closing, as follows:

4.1 Organization and Standing. The Company is duly incorporated, validly existing under the Israeli Companies Law and is not categorized as a “Company in Breach” (חברה מפרה) with the Israeli Registrar of Companies. The Company has all requisite corporate or other entity power and authority to own, lease and operate its properties and assets and to carry on its business as being conducted as of the date of this Agreement. The Company is a corporation duly formed, validly existing and in good standing under the Laws of the state of Israel and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as being conducted as of the date of this Agreement. The Company is duly qualified in Israel and estimates it can obtain qualification without undue burden in each other jurisdiction where it does business or operates to the extent that the character of the property owned, or leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing can be cured without material cost or expense. Schedule 4.1 of the Company Disclosure Schedules lists all jurisdictions in which the Company is so qualified to conduct business and all names other than its legal name under which the Company does business. The Company has provided to the SPAC accurate and complete copies of the Organizational Documents of the Company, as amended to date and as currently in effect as of the date of this Agreement. The Company is not in violation of any provision of its Organizational Documents.

4.2 Authorization; Binding Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform the Company’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required Company Shareholder Approval. Assuming that the Required Company Shareholder Approval has been obtained, the execution and delivery of this Agreement and each Ancillary Document to which the Company is or is required to be a party as of the date of this Agreement and the consummation of the transactions contemplated hereby and thereby, (a) have been duly and validly authorized by the Company’s board of directors in accordance with the Company Organizational Documents, the Israeli Companies Law and any other applicable Law or any Contract to which the Company is a party or by which the Company or its securities are bound, and (b) other than the Required Company Shareholder Approval, no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party which are to be executed contemporaneously with the execution of this Agreement or to consummate the transactions contemplated hereby and thereby (and, with respect to Ancillary Documents to be entered into after the date of this Agreement, any requisite corporate proceedings on the part of the Company necessary to authorize the execution and delivery of such Ancillary Document shall have taken place prior to the execution and delivery thereof). This Agreement has been, and each Ancillary Document to which the Company is or will be required to be a party shall be, when delivered, duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto and the obtainment of the Required Company Shareholder Approval, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Company, in each case, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions. The Company’s board of directors, by resolutions duly adopted as required by the Company’s Organizational Documents and under the Israeli Companies Law (i) determined that this Agreement and the Merger and the other transactions contemplated hereby ( are advisable, fair to, and in the best interests of, the Company and its shareholders, (ii) approved this Agreement and the Merger and the other transactions contemplated by this Agreement, (iii) directed that this Agreement be submitted to the Company’s shareholders for adoption and (iv) resolved to recommend that the Company shareholders adopt this Agreement.

4.3 Capitalization.

(a) The authorized share capital of the Company is NIS 100,000 divided into: (i) 400,000,000 Company Ordinary Shares. The issued and outstanding shares of the Company as of the date of this Agreement consist of (i) 67,619,314 Company Ordinary Shares, and there are no other authorized, issued or outstanding equity interests of the Company. All of the outstanding shares and other equity interests of the Company (i) have been duly authorized and validly issued, are fully paid and non-assessable, (ii) except as set out in the Company Organizational Documents, are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Israeli Companies Law or any Contract to which the Company is a party or by which the Company is bound and (iii) as of the date of this Agreement are owned legally and of record by the Persons set forth on Schedule 4.3(a) of the Company Disclosure Schedules. None of the outstanding Company Shares has been issued in violation of the Israeli securities laws. The Company does not, directly or indirectly, hold any of its shares or other equity interests in treasury.

(b) As of the date of this Agreement, the Company has reserved 10,472,430 Company Ordinary Shares for issuance to, among others, officers, directors, employees and consultants of the Company pursuant to the Company Equity Plan, which was duly adopted by the Company’s board of directors. As of the date of this Agreement, of such Company Ordinary Shares reserved for issuance under the Company Equity Plan, (w) 9,147,430 of such shares are reserved for issuance upon exercise of currently outstanding Company Options granted under the Company Equity Plan, (x) none of such shares are currently issued and outstanding that were issued upon exercise of options previously granted under the Company Equity Plan, (y) 235,000 of such shares were approved in principle by the Company’s board of directors to be granted in the future to several employees, and (z) 1,090,000 of such shares remain available for future awards permitted under the Company Equity Plan. Schedule 4.3(b) of the Company Disclosure Schedules set forth a true and complete list of each outstanding Company Option granted under the Company Equity Plan as of the date of this Agreement and, as applicable: (a) the name of the holder of such grant; (b) the number of Company Ordinary Shares subject to such grant; (c) the exercise price (or similar economic term) of such grant; (d) the applicable vesting schedule of such grant; and (e) the date on which such grant expires.

(c) Other than the Company Shares, and the Company Options or except as set forth in the Company Organizational Documents or Schedule 4.3(c) of the Company Disclosure Schedules or with respect to the Recapitalization, there are no (i) outstanding options, warrants, puts, calls, convertible or exchangeable securities, “phantom” share rights, share appreciation rights, share-based units, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character, all which the Company is a party to, (other than this Agreement and the Ancillary Documents) (A) relating to the issued or unissued securities of the Company or (B) obligating the Company to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for any shares, or (C) obligating the Company to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for any shares. Other than as expressly set forth in this Agreement or with respect to the Recapitalization, there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any equity interests or shares of the Company or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth on Schedule 4.3(c) of the Company Disclosure Schedules, to the Company’s Knowledge, there are no shareholders agreements, voting trusts, proxies or other agreements or understandings with respect to the voting of the Company’s equity interests. Except as contemplated by this Agreement including with regard to the Recapitalization, as a result of the consummation of the transactions contemplated by this Agreement, no equity interests of the Company are issuable and, to the Company’s Knowledge, no rights in connection with any interests, warrants, rights, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(d) Since January 1, 2020, the Company has not declared or paid any distribution or dividend in respect of its equity interests and has not repurchased, redeemed or otherwise acquired any equity interests of the Company, and the board of directors of the Company has not authorized any of the foregoing.

4.4 Subsidiaries. The Company does not own or control, directly or indirectly, any partnership interests, shares, or other equity interests in any Person or any voting rights or right to control the policies and/or direction of any Person, other than in Merger Sub.

4.5 Governmental Approvals. Except as otherwise described in Schedule 4.5 of the Company Disclosure Schedules, no Consent of or with any Governmental Authority on the part of the Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or any Ancillary Documents or the consummation by the Company of the transactions contemplated hereby or thereby other than (a) such filings as expressly contemplated by this Agreement, (b) pursuant to Antitrust Laws, (c) the ISA permit for the Israeli Prospectus to be published by the Company for the offering of the Earnout Rights and the ISA clearance of the Company General Meeting Notice; (d) the approval of the TASE for the listing for trade on the TASE of (i) the Company Ordinary Shares to be issued under this Agreement; (ii) the offering and issuance of the Earnout Rights as well as their underlying Earnout Shares, and (iii) the Ordinary Shares underlying the Public Warrants; (d) the declaration of effectiveness by the SEC of the registration statement on Form F-4 to be filed by the Company with respect to the Transaction and the approvals referred to in Section 5.23; and (e) applicable requirements, if any, of the Securities Act, the Exchange Act, and/or any state “blue sky” securities Laws, and the rules and regulations thereunder.

4.6 Non-Contravention. Except as otherwise described in Schedule 4.6 of the Company Disclosure Schedules, for the filing of the Amended Organizational Documents, the execution and delivery by the Company of this Agreement and each Ancillary Document to which the Company is or is required to be a party or otherwise bound as of the date of this Agreement, and the consummation by the Company of the transactions contemplated hereby and thereby and compliance by the Company with any of the provisions hereof and thereof, will not (a) conflict with or violate, or constitute a default under, any provision of the Company Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.5 hereof, the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to the Company or any of its material properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the material properties or assets of the Company under, (viii) give rise to obtain any third party Consent or provide any notice to, any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Company Material Contract, except in cases of clauses (b) and (c), as would not individually or in the aggregate reasonably be expected to be have a Material Adverse Effect on the Company or Merger Sub.

4.7 Financial Statements

(a) As used herein, the term “Company Financials” means the (i) audited financial statements of the Company (including, in each case, any related notes thereto), consisting of the balance sheets of the Company as of December 31, 2022 and December 31, 2021, and the related audited income statements, changes in shareholders’ equity and statements of cash flows for the fiscal years then ended, each audited pursuant to IFRS, (ii) when delivered in accordance with Section 5.4(a), the Audited Financial Statements, (iii) the unaudited and unreviewed financial statements, consisting of the statement of profit and loss of the Company as of March 31, 2023 (the “Interim Balance Sheet Date”) for the three months then ended, and (iv) when delivered in accordance with Section 5.4(a), the Reviewed Interim Financial Statements. True and correct copies of the Company Financials have been or will be provided to SPAC in accordance with the terms set forth in this Agreement. The Company Financials (i) accurately reflect the books and records of the Company as of the times and for the periods referred to therein, (ii) were prepared in accordance with IFRS, consistently applied throughout and among the periods involved (except that the unaudited and unreviewed financial statements exclude the footnote disclosures and other presentation items required for IFRS and exclude year-end adjustments which will not be material in amount), (iii) comply with all applicable accounting requirements under the Israeli Securities Law and regulations, and (iv) fairly present in all material respects the financial position of the Company as of the respective dates thereof and the results of the operations and cash flows of the Company for the periods indicated. The Company has never been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(b) The Company maintains accurate books and records reflecting its assets and Liabilities and maintains proper and adequate internal accounting controls that provide reasonable assurance that (i) the Company does not maintain any off-the-book accounts and that such the Company’s assets are used only in accordance with the Company’s management directives, (ii) transactions are executed with management’s authorization, (iii) transactions are recorded as necessary to permit preparation of the financial statements of the Company and to maintain accountability for the Company’s assets, (iv) access to such Company’s assets is permitted only in accordance with management’s authorization, (v) the reporting of the Company’s assets is compared with existing assets at regular intervals required by applicable accounting principles and verified for actual amounts, and (vi) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis, in each instance, in accordance with applicable accounting principles. All of the financial books and records of the Company are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws. The Company has not been subject to or involved in any material fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of the Company. In the past five (5) years, the Company or its Representatives has not received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls, including any material written complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices.

(c) The Company does not have any Indebtedness other than the Indebtedness set forth on Schedule 4.7(c) of the Company Disclosure Schedules, which schedule sets for the amounts (including principal and any accrued but unpaid interest or other obligations) with respect to such Indebtedness. Except as disclosed on Schedule 4.7(c) of the Company Disclosure Schedules, no Indebtedness of the Company contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by the Company, or (iii) the ability of the Company to grant any Lien on their respective properties or assets.

(d) Except as set forth on Schedule 4.7(d) of the Company Disclosure Schedules, the Company is not subject to any Liabilities or obligations (whether or not required to be reflected on a balance sheet prepared in accordance with IFRS), except for those that are either (i) adequately reflected or reserved on or provided for in the balance sheet of the Company as of the Interim Balance Sheet Date contained in the Company Financials or (ii) not material and that were incurred after the Interim Balance Sheet Date in the ordinary course of business consistent with past practice (other than Liabilities for material breach of any Contract or violation of any Law).

(e) All projections with respect to the Company that were delivered by or on behalf of the Company to SPAC or its Representatives were prepared in good faith using assumptions that the Company believes to be reasonable at the time the projections were prepared. Any such projections shall remain subject at all times to the assumptions, qualifiers, risks and uncertainties related thereto.

(f) All accounts, notes and other receivables, whether or not accrued, and whether or not billed, of the Company (the “Accounts Receivable”) arose from sales actually made or services actually performed in the ordinary course of business and represent valid obligations to the Company arising from its business. Except as set forth under Schedule 4.7(f) of the Company Disclosure Schedules, none of the Accounts Receivable are subject to any right of recourse, defense, deduction, return of goods, counterclaim, offset, or set off on part of the obligor in excess of any amounts reserved therefore on the Company Financials. All of the Accounts Receivable are, to the Knowledge of the Company, fully collectible according to their terms in amounts not less than the aggregate amounts thereof carried on the books of the Company (net of reserves).

4.8 Absence of Certain Changes. Except as set forth on Schedule 4.8 of the Company Disclosure Schedules, or for actions expressly contemplated by this Agreement, since January 1, 2023 to the date of this Agreement, the Company has (a) conducted its business only in the Ordinary Course of Business, and (b) not been subject to a Material Adverse Effect.

4.9 Compliance with Laws. The Company is not, or since January 1, 2021, has not been, in conflict or non-compliance with, or in default or violation of, any Laws applicable to it or the conduct of its business, except as would not be material to the Company taken as a whole. The Company has not, since January 1, 2021, received any written or, to the Knowledge of the Company, oral, notice of any material conflict or non-compliance with, or material default or violation of, any applicable Laws by which it is or any of its properties, assets, employees, business or operations are or were bound or affected.

4.10 Company Permits. The Company holds all Permits necessary to lawfully conduct in all material respects its business as presently conducted to own, lease and operate its assets and properties (collectively, the “Company Permits”) except where the failure to have any such Permit will not have a Material Adverse Effect. All of the Company material Permits are in full force and effect and no suspension or cancellation of any of the Company is pending or, the Company’s Knowledge, threatened, except where the failure thereof will not have a Material Adverse Effect. Schedule 4.10 of the Company Disclosure Schedules correctly lists each material Company Permit, together with the name of the Governmental Authority issuing the same. The Company is not in violation of the material terms of any material Company Permit except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Since January 1, 2023, the Company has not received any written or, to the Knowledge of the Company, oral notice of any Actions relating to the revocation or modification of any Company Permit.

4.11 Litigation. There is no (a) Action of any nature currently pending or, to the Company’s Knowledge, threatened and no such Action has been brought or, to the Company’s Knowledge, threatened in the past five (5) years); or (b) except as described on Schedule 4.11 of the Company Disclosure Schedules, Order now pending or outstanding or that was rendered by a Governmental Authority in the past five (5) years, in either case of (a) or (b) by or against the Company, its current or former directors, officers or equity holders (provided, that any litigation involving the directors, officers or equity holders of the Company must be related to the Company’s business, equity securities or assets), its business, equity securities or assets. There is no unsatisfied judgment or any open injunction binding upon the Company reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect upon the Company. In the past five (5) years, none of the current or former officers, senior management or directors of the Company have been charged with, indicted for, arrested for, or convicted of any crime involving fraud in connection with their service with, or employment by, the Company, or, to the Company’s Knowledge, any felony.

4.12 Material Contracts.

(a) Schedule 4.12(a) of the Company Disclosure Schedules sets forth a true, correct and complete list of, and the Company has made available to SPAC true, correct and complete copies of, each Contract to which the Company is a party or by which the Company, or any of its properties or assets are bound (each Contract required to be set forth on Schedule 4.12(a) of the Company Disclosure Schedules, a “Company Material Contract”) that:

(i) contains covenants that limit in any material respect the ability of the Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

(ii) relates to the formation, creation, operation, management or control of any joint venture, profit-sharing, partnership, non-wholly-owned limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any such entity, or involving the sharing of profits or losses;

(iii) evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of the Company having an outstanding principal amount in excess of $250,000;

(iv) involves the lease, license, sale, use acquisition or disposition, directly or indirectly (by merger or otherwise), of a business or assets with an aggregate value in excess of $250,000 (other than in the Ordinary Course of Business) or shares or other equity interests of the Company or another Person in the Company);

(v) relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets with a value above $250,000 or the sale of the Company or its business or material assets with a value above $250,000;

(vi) by its terms, individually or with all related Contracts, requires aggregate payments or receipts by the Company under such Contract or Contracts of at least $500,000 per year or $500,000 in the aggregate;

(vii) obligates the Company to (A) provide a guarantee of obligations of a third party after the date of this Agreement in excess of $250,000 or (B) indemnification arrangements and other hold harmless arrangements made or provided by the Company to a third party, in each case, other than those incurred in the Ordinary Course of Business;

(viii) obligates the Company to make any capital commitment or expenditure in excess of $250,000;

(ix) entered into within three (3) years prior to the date of this Agreement under which the Company has material outstanding obligations (other than customary confidentiality or non-disparagement obligations) in excess of $250,000;

(x) is an employment or engagement Contract with any officer, director, employee, consultant or individual independent contractor of the Company under which the Company (A) has continuing obligations for payment of annual base compensation of at least $250,000, or (B) has severance or post-termination obligations in excess of $250,000 as measured as of the date of this Agreement (other than at-will employment arrangements with employees entered into in the ordinary course of business consistent with past practice), including all non-competition, severance and indemnification agreements;

(xi) to the Company’s Knowledge, relates to the voting or control of the equity interests of the Company or the election of directors of the Company (other than the Organizational Documents of the Company);

(xii) relates to benefits, compensation or payments (or the vesting thereof) with respect to a director, officer, employee or independent contractor of the Company that will be increased or accelerated by the consummation of the transactions contemplated hereby or the amount or value thereof will be calculated on the basis of any of the transactions contemplated by this Agreement;

(xiii) is between the Company, on one hand, and any Related Person, on the other hand;

(xiv) that will be required to be filed with the Registration Statement under applicable SEC requirements or would otherwise be required to be filed by the Company as an exhibit for a Form S-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if the Company was the registrant;

(xv) involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(xvi) is with any Top Customer or Top Supplier;

(xvii) provides another Person (other than the Company or any manager, director or officer of the Company) with a power of attorney;

(xviii) is between the Company and a third party (which is not a Company’s employee) and relates to the development ownership, licensing or use of any Intellectual Property by, to or from the Company, other than “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for Software commercially available on reasonable terms to the public generally with license, maintenance, support and other fees of less than $250,000 per year;

(xix) relates to a settlement entered into within three (3) years prior to the date of this Agreement or under which the Company has outstanding obligations (other than customary confidentiality obligations) in excess of $100,000;

(xx) is between the Company, on the one hand, any Governmental Authority, on the other hand, with payments to or from the Company in the aggregate of at least $250,000; or

(xxi) is otherwise material to the Company and not described in clauses (i) through (xxii) above.

(b) Except as disclosed in Schedule 4.12(b) of the Company Disclosure Schedules, with respect to each Company Material Contract: (i) such Company Material Contract was entered into at arms’ length and in the Ordinary Course of Business; (ii) such Company Material Contract is legal, valid and binding and enforceable in all respects against the Company and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) the consummation of the transactions contemplated by this Agreement will not affect the validity or enforceability of any Company Material Contract; (iv) the Company is not in breach or default in any material respects, and to the Company’s Knowledge, no event has occurred that with the passage of time or giving of notice or both would constitute a material breach or default by the Company, or permit termination or acceleration by the other party thereto, under such Company Material Contract; (v) to the Knowledge of the Company, no other party to such Company Material Contract is in material breach or default under such Company Material Contract, and, to the Company’s Knowledge, no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default by such other party, or permit termination or acceleration by the Company, under such Company Material Contract; (vi) the Company has not received written or, to the Knowledge of the Company, oral notice of an intention by any party to any such Company Material Contract that provides for a continuing obligation by any party thereto to terminate such Company Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect the Company in any material respect; and (vii) The Company has not waived any rights under any such Company Material Contract.

4.13 Intellectual Property.

(a) Schedule 4.13(a)(i) of the Company Disclosure Schedules sets forth: all U.S. and foreign registered Patents, Trademarks, Copyrights and Internet Assets and applications owned or licensed by the Company or otherwise used or held for use by the Company in which the Company is the owner or licensee, other than Off-the-Shelf Software (as defined below) that is licensed to the Company (“Company Registered IP”), specifying, as to each item, as applicable: (A) the nature of the item, including the title, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application numbers and dates. Schedule 4.13(a)(ii) of the Company Disclosure Schedules sets forth all Intellectual Property licenses, sublicenses and other agreements or permissions (“Company IP Licenses”) (other than “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for Software commercially available on reasonable terms to the public generally with license, maintenance, support and other fees of less than $100,000 per year (collectively, “Off-the-Shelf Software”), which are not required to be listed, although such licenses are “Company IP Licenses” as that term is used herein), under which the Company is a licensee or otherwise is authorized to use or practice any Intellectual Property, and describes (A) the applicable Intellectual Property licensed, sublicensed or used and (B) any royalties, license fees or other compensation due from the Company, if any. Except as set forth in Schedule 4.13(a)(iii) of the Company Disclosure Schedules, the Company owns, free and clear of all Liens (other than Permitted Liens), has valid and enforceable rights in, and has the unrestricted right to use, sell, license, transfer or assign, all Intellectual Property currently used, licensed or held for use by the Company, and previously used or licensed by the Company, except for the Intellectual Property that is the subject of the Company IP Licenses. No item of Company Registered IP that consists of a pending Patent application fails to identify all pertinent inventors, and for each Patent and Patent application in the Company Registered IP, the Company have obtained valid assignments of inventions from each inventor. Except as set forth on Schedule 4.13(a)(iv) of the Company Disclosure Schedules, all Company Registered IP is owned exclusively by the Company without obligation to pay royalties, licensing fees or other fees, or otherwise account to any third party with respect to such Company Registered IP, and the Company has recorded assignments of all Company Registered IP, and paid all required fees and maintenance fees for all Company Registered IP, and to the Knowledge of the Company, all Company Registered IP is valid, enforceable, subsisting, and in effect, or seeks rights that the Company believes to be valid and enforceable.

(b) The Company has a valid and enforceable license to use all Intellectual Property that is the subject of the Company IP Licenses applicable to the Company. The Company IP Licenses include all of the licenses, sublicenses and other agreements or permissions reasonably necessary to operate the Company as presently conducted. The Company has performed all material obligations imposed on it in the Company IP Licenses, has made all payments required to date, and the Company is not, nor, to the Knowledge of the Company, is any other party thereto, in material breach or default thereunder, nor has any material event occurred that with notice or lapse of time or both would constitute a material default thereunder. All registrations for Copyrights, Patents, Trademarks and Internet Assets that are owned by or exclusively licensed to the Company are valid, in force and in good standing with all required fees and maintenance fees having been paid with no Actions pending, and all applications to register any Copyrights, Patents and Trademarks are pending and in good standing. The Company is not party to any Contract that requires the Company to assign to any Person all of its rights in any Intellectual Property developed by the Company under such Contract.

(c) Schedule 4.13(c) of the Company Disclosure Schedules sets forth all licenses, sublicenses and other agreements or permissions under which the Company is the licensor, other than agreements entered into with customers of the Company in the ordinary course of business (each, an “Outbound IP License”), and for each such Outbound IP License, describes (i) the applicable Intellectual Property licensed, (ii) the licensee under such Outbound IP License, and (iii) any royalties, license fees or other compensation due to the Company, if any. The Company has performed all material obligations imposed on it in the Outbound IP Licenses, and the Company is not, nor, to the Knowledge of the Company, is any other party thereto, in breach or default thereunder, nor, to the Knowledge of the Company, has any event occurred that with notice or lapse of time or both would constitute a default thereunder.

(i) No Action is pending or, to the Company’s Knowledge, threatened against the Company that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense, any Intellectual Property currently owned, licensed, used or held for use by the Company, nor, to the Knowledge of the Company, is there any reasonable basis for any such Action. The Company has not received any written or oral notice or claim asserting or suggesting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person is or may be occurring or has or may have occurred, as a consequence of the business activities of the Company, nor to the Knowledge of the Company is there a reasonable basis therefor. There are no Orders to which the Company is a party or its otherwise bound that (i) restrict the rights of the Company to use, transfer, license or enforce any Intellectual Property owned by the Company, (ii) restrict the conduct of the business of the Company in order to accommodate a third Person’s Intellectual Property, or (iii) other than the Outbound IP Licenses, grant any third Person any right with respect to any Intellectual Property owned by the Company. To the Company’s Knowledge, the Company is currently not infringing, and has not, in the past six (6) years, infringed, misappropriated or violated any Intellectual Property of any other Person in any material respect in connection with the ownership, use or license of any Intellectual Property owned or purported to be owned by the Company or, to the Knowledge of the Company, otherwise in connection with the conduct of the businesses of the Company. To the Company’s Knowledge, no third party is currently, or in the past six (6) years has been, infringing upon, misappropriating or otherwise violating any Intellectual Property exclusively owned, licensed by or licensed to (other than Off-the-Shelf Software that is licensed to the Company), the Company (“Company Intellectual Property”) in any material respect.

(d) Except as set forth in Schedule 4.13(d) of the Company Disclosure Schedules, all officers, directors, employees and independent contractors of the Company (and each of their respective Affiliates), who, either alone or in concert with others, developed, invented, discovered, derived, programmed or designed the Company Intellectual Property, have assigned to the Company all Intellectual Property arising from the services performed for the Company by such Persons and all such assignments of Company Registered IP have been recorded. To the Company’s Knowledge, no current or former officers, employees or independent contractors of the Company have claimed any ownership interest in any Intellectual Property owned by the Company. To the Knowledge of the Company, there has been no violation of the Company’s policies or practices related to protection of Company Intellectual Property or any confidentiality or nondisclosure Contract relating to the Intellectual Property owned by the Company. The Company has made available to SPAC true and complete copies of any written Contracts referenced in subsections under which employees and independent contractors assigned their Intellectual Property to the Company. To the Company’s Knowledge, without conducting any research, none of the employees of the Company is obligated under any Contract, or subject to any Order, that would materially interfere with the use of such employee’s best efforts to promote the interests of the Company, or that would materially conflict with the business of the Company as presently conducted. The Company has taken reasonable security measures in order to protect the secrecy, confidentiality and value of the material Company Intellectual Property.

(e) To the Knowledge of the Company, no Person has obtained unauthorized access to third party information and data (including personally identifiable information) in the possession of the Company, nor has there been any other material compromise of the security, confidentiality or integrity of such information or data, and no written or, to the Knowledge of the Company, oral complaint relating to an improper use or disclosure of, or a breach in the security of, any such information or data has been received by the Company. The Company does not process personal information as a central part of its core activities. To the Company’s Knowledge, the Company has complied in all material respects with all applicable Laws and Contract requirements relating to privacy, personal data protection, and the collection, processing and use of personal information and its own privacy policies and guidelines, to the extent applicable. To the Company’s Knowledge, the operation of the business of the Company has not and does not violate any right to privacy.

(f) Except as forth in Schedule 4.13(f) of the Company Disclosure Schedules, no Government Grants and no funding, facilities or property of any university, college, other educational institution or research center or any Governmental Authority were received by or for the Company or used in the development of any Company Intellectual Property. No Governmental Authority, university, college, other academic institution or research center own, purport to own, have any other rights in or to or have any option to obtain any rights in or to, any Company Intellectual Property. The Company has not received any written notice from any Israeli Governmental Authority, claiming any rights under Section 55, Chapter 6 or Chapter 8 of the Israeli Patents Law, 1967. To the Company’s Knowledge, no current or former employee, consultant or independent contractor of the Company who was involved in, or who contributed to, the creation or development of any Company Intellectual Property has performed services for any Governmental Authority, military unit, university, college or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for the Company.

(g) Schedule 4.13(g) of the Company Disclosure Schedules sets forth a true and complete list of all Government Grants received or applied for by the Company (the “Company Government Grants”). Schedule 4.13(g) of the Company Disclosure Schedules also sets forth: (i) the aggregate amount of each Government Grant and each pending Government Grant application; (ii) the rate of royalties the Company is required to pay and the total amount of royalties paid to date in respect of each Government Grant, and the aggregate outstanding obligations thereunder with respect to royalties or other amounts payable by the Company; (iii) the outstanding amounts to be paid by the Company under such Government Grants, if any; and (iv) the items of Company Intellectual Property that were developed or derived, in whole or in part, directly or indirectly, from products/know-how developed using funds received under any of the Company Government Grants. The Company is and has been in compliance with the material terms, conditions, undertakings and requirements under or in connection with the Company Government Grants. There is no outstanding requirement that the Company return or refund any benefits provided under any Company Government Grant. No Company Government Grant imposes any restriction on the Company’s use of any Company Intellectual Property or gives any Person any rights in any Company Intellectual Property, other than as set forth in Schedule 4.13(a)(iii) of the Company Disclosure Schedules or pursuant to the Innovation Law and as and to such extent provided in the approval certificate for the applicable IIA Grant. To the Company’s Knowledge, no event has occurred, and no circumstance or condition exists, that could reasonably be expected to give rise to: (A) the revocation, withdrawal, suspension, cancellation, recapture or material modification of any Company Government Grant; (B) the imposition of any material limitation on any Company Government Grant or any material benefit available in connection with any Company Government Grant; (C) a requirement that the Company return or refund any benefits provided under any Company Government Grant; or (D) an acceleration or increase of royalty payments obligation, or obligation to pay additional payments to any person under any Government Grants. To the Company’s Knowledge, no claim or challenge has been made by any Governmental Authority with respect to the Company’s entitlement to any Government Grants or compliance thereby with the Innovation Law or other applicable Laws. Other than as detailed in Schedule 4.13(g) of the Company Disclosure Schedules, the consummation of the transactions contemplated hereby will not adversely affect the qualification for any Company Government Grant, the terms or remaining duration thereof, or require reimbursement of any previously claimed Company Government Grant, and no consent, approval, order or authorization by, release or waiver of, or registration, qualification, declaration or filing with, or notice to, the IIA or any other Governmental Authority is required, prior to the consummation of such transactions, in order to preserve the entitlement to any Company Government Grants.

(h) The consummation of any of the transactions contemplated by this Agreement will not result in the material breach, material modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, or release of source code because of (i) any Contract providing for the license or other use of Intellectual Property owned by the Company, or (ii) any Company IP License. Following the Closing, the Company shall be permitted to exercise all its rights under such Contracts or Company IP Licenses to the same extent that the Company would have been able to exercise had the transactions contemplated by this Agreement not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay in the absence of such transactions.

4.14 Taxes and Returns.

(a) The Company has or shall have timely filed, or caused to be timely filed, all federal, state, local and foreign Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Company Financials have been established. The Company has complied in all material respects with all applicable Laws relating to Tax.

(b) There is no Action currently pending or, to the Knowledge of the Company, threatened against the Company by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c) The Company is not being audited by any Tax authority or has been notified in writing or, to the Knowledge of the Company, orally by any Tax authority that any such audit is contemplated or pending. There are no claims, assessments, audits, examinations, investigations or other Actions pending against the Company in respect of any Tax, and the Company has not been notified in writing of any proposed Tax claims or assessments against it (other than, in each case, claims or assessments for which adequate reserves in the Company Financials have been established).

(d) There are no Liens with respect to any Taxes upon the Company’s assets, other than Permitted Liens.

(e) The Company has collected or withheld all Taxes currently required to be collected or withheld by it, including in connection with amounts paid or owing to any employee, individual independent contractor, other service providers, creditors, equity interest holder or other third-party, and all such Taxes have been paid to the appropriate Governmental Authorities or set aside in appropriate accounts for future payment when due.

(f) The Company has no outstanding waivers or extensions of any applicable statute of limitations to assess any amount of Taxes. There are no outstanding requests by the Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(g) The Company has not made any change in accounting method (except as required by a change in Law) or received a ruling from, or signed an agreement with, any taxing authority that would reasonably be expected to have a material impact on its Taxes following the Closing.

(h) The Company has not participated in, or sold, distributed or otherwise promoted, any “listed transaction,” as defined in U.S. Treasury Regulation Section 1.6011-4.

(i) The Company has no Liability or potential Liability for the Taxes of another Person that are not adequately reflected in the Company Financials (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract, indemnity or otherwise (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes). The Company is not a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on the Company with respect to any period following the Closing Date.

(j) Except as set forth in Schedule 4.14(j) of the Company Disclosure Schedules, the Company has not requested, nor is it the subject of or bound by any private letter ruling, including any “taxation decision” (Hachlatat Misui) from the ITA, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request outstanding.

(k) The Company: (i) has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of securities (to any Person or entity that is not a member of the consolidated group of which the Company is the common parent corporation) qualifying for, or intended to qualify for, Tax-free treatment under Section 355 of the Code (A) within the two-year period ending on the date hereof or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement; or (ii) is not or has ever been (A) a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code or a real property corporation (Igud Mekarke’in) within the meaning of such term under Section 1 of the Israeli Land Taxation Law (Appreciation and Acquisition), 1963, or (B) a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes other than a group of which the Company is or was the common parent corporation.

(l) The Company is not aware of any fact or circumstance that would reasonably be expected to prevent, impair or impede the Merger from qualifying for the Intended Tax Treatment.

(m) The Company is duly registered and has complied in all respects with the requirements concerning Israeli value added Tax (“VAT”). The Company (i) has not made any exempt transactions (as defined in the Israeli Value Added Tax Law, 1975 (the “Israeli VAT Law”)) and there are no circumstances by reason of which there might not be an entitlement to full credit of all VAT chargeable or paid on inputs, supplies, and other transactions and imports made by it, (ii) if and to the extent applicable, has collected and timely remitted to the relevant taxing authority all output VAT which it is required to collect and remit, to the extent required under any applicable Law and (iii) has not received a refund for input VAT for which it is not entitled under any applicable Law.

(n) (i) The Company does not participate or engage in, nor has participated or engaged in, any transaction listed in Section 131(g) of the Ordinance and the Israeli Income Tax Regulations (Reportable Tax Planning), 2006, promulgated thereunder; (ii) the Company is not taking, or has taken, a Tax position that is subject to reporting under Section 131E of the Ordinance; (iii) the Company has not obtained a legal or Tax opinion that is subject to reporting under Section 131D of the Ordinance; and (iv) the Company is not engaging in or is part of, nor has engaged in or was part of, any action or transaction that is classified as a “reportable opinion” under Section 67C of the Israeli VAT Law or a “reportable position” under Section 67D of the Israeli VAT Law.

(o) The Company is not benefiting, nor has benefited or applied for benefits from any grants, exemption, tax holiday, reduced tax rates or accelerated depreciation under the Israeli Law for the Encouragement of Capital Investments, 1959 (the “Capital Investment Law”), including Preferred Technological Enterprise, Preferred Enterprise, Benefitted Enterprise and Approved Enterprise Status. The Company has no retained earnings that would be subject to Israeli corporate Tax due to the distribution of a “dividend” from such earnings (as the term “dividend” is specifically defined by the ITA in the framework of the Capital Investment Law) or other actions that are deemed as dividend for these purposes.

(p) The Company Equity Plan is intended to qualify as a capital gains route plan under Sections 102(b)(2) and 102(b)(3) of the Ordinance and is deemed approved by passage of time without objection by the ITA. All equity awards granted pursuant to such Company Equity Plan and all shares issued pursuant to such equity awards were and are currently in compliance with the applicable requirements of Sections 102(b)(2) and 102(b)(3) of the Ordinance and the written requirements and guidance of the ITA, including the filing of the necessary documents with the ITA, the receipt of the required written consents from the grantees, the appointment of the 102 Trustee to hold the equity awards granted under Section 102 of the Ordinance, the grant of equity awards under Section 102 only following the lapse of the required 30-day period from the filing of the applicable equity incentive plan (or amendment thereto) with the ITA, and the due deposit of such securities with the 102 Trustee pursuant to the terms of Section 102 and the guidance published by the ITA on July 24, 2012, and clarification dated November 6, 2012.

(q) The Company is not subject to any restrictions or limitations pursuant to Part E2 of the Ordinance or pursuant to any Tax ruling made with reference to the provisions of such Part E2 or otherwise.

(r) The Company is, and has always been, Tax resident only in its jurisdiction of formation and is, and has always been “managed and controlled” (as such term is defined under the Ordinance) in its country of formation. The Company is not engaged in or has ever been engaged in a trade or business through a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business or activities causing it to be subject to Taxes imposed or collected by any taxing jurisdiction in a country other than the country in which it is organized.

4.15 Title; Real Property. Schedule 4.15 of the Company Disclosure Schedules contains a complete and accurate list of all premises currently leased or subleased by the Company for the operation of the business of the Company, and of all current leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof or waivers thereto (collectively, the “Company Real Property Leases”), as well as the current annual rent and term under each Company Real Property Lease. The Company has provided to SPAC a true and complete copy of each of the Company Real Property Leases, and in the case of any oral Company Real Property Lease, a written summary of the material terms of such Company Real Property Lease. The Company Real Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of the Company or any other party under any of the Company Real Property Leases, and the Company has not received notice of any such condition. The Company does not own or has ever owned any real property or any interest in real property (other than the leasehold interests in the Company Real Property Leases).

4.16 Personal Property. Each item of Personal Property which is currently owned, used or leased by the Company with a book value or fair market value of greater than Fifty Thousand Dollars ($50,000) is set forth on Schedule 4.16 of the Company Disclosure Schedules, along with, to the extent applicable, a list of lease agreements, lease guarantees, security agreements and other agreements related thereto, including all amendments, terminations and modifications thereof or waivers thereto (“Company Personal Property Leases”). Except as set forth in Schedule 4.16 of the Company Disclosure Schedules, all such items of Personal Property are in good operating condition and repair (reasonable wear and tear excepted consistent with the age of such items), and are suitable for their intended use in the business of the Company. The operation of the Company’s business as it is now conducted or presently proposed to be conducted is not dependent upon the right to use the Personal Property of Persons other than the Company, except for such Personal Property that is owned, leased or licensed by or otherwise contracted to the Company. The Company has provided to SPAC a true and complete copy of each of the Company Personal Property Leases, and in the case of any oral Company Personal Property Lease, a written summary of the material terms of such Company Personal Property Lease. The Company Personal Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of the Company or any other party under any of the Company Personal Property Leases, and the Company has not received notice of any such condition.

4.17 Title to and Sufficiency of Assets. The Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its assets, free and clear of all Liens other than (a) Permitted Liens, (b) the rights of lessors under leasehold interests, (c) Liens specifically identified on the balance sheet as of the Interim Balance Sheet Date included in the Company Financials and (d) Liens set forth on Schedule 4.17 of the Company Disclosure Schedules. The assets (including Intellectual Property rights and contractual rights) of the Company constitute all of the assets, rights and properties that are used in the operation of the businesses of the Company as it is now conducted and presently proposed to be conducted or that are used or held by the Company for use in the operation of the businesses of the Company, and taken together, are adequate and sufficient for the operation of the business of the Company as currently conducted and as presently proposed to be conducted.

4.18 Employee Matters.

(a) The Company is not or has been in the past a party to any collective bargaining agreement or other Contract covering any group of employees, labor organization or other representative of any of the employees of the Company, and the Company has no Knowledge of any activities or proceedings of any labor union or other party to organize or represent such employees. There has not occurred or, to the Knowledge of the Company, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees. There are no pending demands from any employers’ or employees’ organization or in respect of payments of any a membership fee, organizational services fee or any other fee. The Company is not subject to, and is not required to provide employee benefits under, any extension order (tzav harchava), except for extension orders which generally apply to all employees in Israel. Schedule 4.18(a) of the Company Disclosure Schedules sets forth all unresolved labor controversies (including unresolved grievances and age or other discrimination claims), if any, that are pending or, to the Knowledge of the Company, threatened between the Company and Persons employed by or providing services as independent contractors to the Company. No current officer or employee of the Company has provided the Company written or, to the Knowledge of the Company, oral notice of his or her plan to terminate his or her employment with the Company.

(b) Except as set forth in Schedule 4.18(b) of the Company Disclosure Schedules, the Company (i) is and has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, pension and social contributions, and other Laws relating to discrimination, harassment, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not received written or, to the Knowledge of the Company, oral notice that there is any pending Action involving unfair labor practices against the Company, (ii) is not liable for any material past due arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iii) has deducted, withheld, reported and paid all amounts required by Law or by agreement to be deducted, withheld, reported and paid with respect to wages, salaries and other payments to employees and is not liable for any material deduction, withholding or payment to any Governmental Authority, pension or provident fund, continuing education fund or other similar fund with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine deductions, withholdings or payments to be made in the ordinary course of business and consistent with past practice). There are no Actions pending or, to the Knowledge of the Company, threatened against the Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship. The Company has no liability with respect to any misclassification of any person as an independent contractor rather than as an employee under applicable Laws. The Section 14 Arrangement (as defined below) was properly applied by the Company in accordance with the terms of the general permits issued by the Israeli Labor Minister regarding all current and former employees whose employment is governed by Israeli law based on their full salaries from their commencement date of employment. Except as set forth in Schedule 4.18(b) of the Company Disclosure Schedules, the Section 14 Arrangement (as defined below) was properly applied by the Company in accordance with the terms of the general permits issued by the Israeli Labor Minister regarding all current and former employees whose employment is governed by Israeli law based on their full salaries from their commencement date of employment. No allegations of sexual harassment or sexual misconduct while employed by, or providing services to, the Company have been made against (i) any employee, independent contractor or any current or former officer or director of the Company or (ii) any employee, independent contractor or any current or former officer or director of the Company. The Company has not entered into any settlement agreement or conducted any investigation related to allegations of sexual harassment or sexual misconduct by or regarding any current or former employee, contractor, director or officer of the Company.

(c) Schedule 4.18(c) of the Company Disclosure Schedules sets forth a complete and accurate list as of the date hereof of all employees of the Company showing for each as of such date (i) the employee’s name, job title, location, salary, any bonus, commission, deferred compensation or other remuneration payable (other than any such arrangements under which payments are at the discretion of the Company), (ii) any bonus, commission or other remuneration other than salary paid during the fiscal year ending December 31, 2022, and (iii) any wages, salary, bonus, commission or other compensation due and owing to each employee during or for the fiscal year ending December 31, 2023, to the extent exist on top of the detailed benefits in sub-sections 4.18(c)(ii)-(iii), (iv) the employee’s recuperation pay entitlement and accrual, entitlement to pension arrangement or any other provident fund (including manager’s insurance, pension fund and education fund) and the respective contribution rates and the salary basis for such contributions, (v) whether such employee is subject to the arrangement set out in Section 14 of the Israeli Severance Pay Law, 1963 (“Section 14 Arrangement”) (and, to the extent such employee is subject to the Section 14 Arrangement, an indication of whether such arrangement has been applied to such employee from the commencement date of their employment and on the basis of their entire salary), (vii) applicable notice period in the event of termination; (viii) any severance or termination payment to which such employee may be entitled.. Except as set forth on Schedule 4.18(c) of the Company Disclosure Schedules, the Company has paid in full to all its employees all wages, salaries, commission, bonuses and other compensation due to its employees, including overtime compensation (other than routine payments consistent with past practice), and the Company has no obligation or Liability (whether or not contingent) with respect to severance payments to any such employees under the terms of any written or, to the Company’s Knowledge, oral agreement, or commitment or any applicable Law, custom, trade or practice. Except as set forth in Schedule 4.18(c) of the Company Disclosure Schedules, the Company employee has entered into the Company’s standard form of employee non-disclosure, inventions and restrictive covenants agreement with the Company (whether pursuant to a separate agreement or incorporated as part of such employee’s overall employment agreement), a copy of which has been made available to the SPAC by the Company.

(d) Schedule 4.18(d) of the Company Disclosure Schedules contains a list of all independent contractors (including consultants) currently engaged by the Company, along with description of the services, date of retention and rate of remuneration, for each such Person. Except as set forth on Schedule 4.18(d) of the Company Disclosure Schedules, all of such independent contractors are a party to a written Contract with the Company. Except as set forth on Schedule 4.18(d) of the Company Disclosure Schedules, each such independent contractor has entered into customary covenants regarding confidentiality, non-competition and assignment of inventions and copyrights in such Person’s agreement with the Company, a copy of which has been provided to SPAC by the Company. Except as set forth on Schedule 4.18(d) of the Company Disclosure Schedules, for the purposes of applicable Law, to the Knowledge of the Company, all independent contractors who are currently, or within the last three (3) years have been, engaged by the Company are bona fide independent contractors and not employees of the Company. Except as set forth on Schedule 4.18(d) of the Company Disclosure Schedules, each independent contractor is terminable on fewer than thirty (30) days’ notice, without any obligation of the Company to pay severance or a termination fee.

4.19 Benefit Plans.

(a) Set forth on Schedule 4.19(a) of the Company Disclosure Schedules is a true and complete list of each Foreign Plan of the Company (each, a “Company Benefit Plan”). The Company has never established, maintained, contributed to, or has or had any Liability with respect to (or had an obligation to contribute to) any Benefit Plan, which is not a Foreign Plan.

(b) With respect to each respect to each Company Benefit Plan, the Company has made available to SPAC accurate and complete copies, if applicable, of: (i) the current plan documents and currently effective related trust agreements or annuity Contracts (including any amendments, modifications or supplements thereto), and written descriptions of the material terms of any Company Benefit Plans which are not in writing; (ii) the most recent actuarial valuation; and (iii) all material non-routine communications with any Governmental Authority within the past three (3) years concerning any matter that is still pending or for which the Company has any outstanding Liability or obligation.

(c) With respect to each Company Benefit Plan: (i) such Company Benefit Plan (1) has been administered and enforced in all material respects in accordance with its terms and the requirements of all applicable Laws, and (2) has been maintained, where required, in good standing with applicable regulatory authorities and Governmental Authorities (iii) no Action is pending, or to the Company’s Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration); and (iv) all contributions, premiums and other payments (including any special contribution, interest or penalty) required to be made with respect to a Company Benefit Plan have in all material respects been timely made. The Company has not incurred, or would incur in connection with the transactions contemplated by this Agreement, any material Liability in connection with termination of, or withdraw from, any Company Benefit Plan. Without derogating from any of the above representations, the Company’s liability towards its employees regarding severance pay, accrued vacation and contributions to all Company Benefit Plan is fully funded or, if not required to be fully funded, is reserved against in the Company Financials as of the dates of such Company Financials.

(d) To the extent applicable, the present value of the accrued benefit liabilities (whether or not vested) under each Company Benefit Plan, determined as of the end of the Company’s most recently ended fiscal year on the basis of reasonable actuarial assumptions, did not exceed the current value of the assets of such Company Benefit Plan allocable to such benefit liabilities or have been accrued in all material respects on the Company Financials.

(e) The Company is not, nor will any the Company be, obligated, whether under any Company Benefit Plan or otherwise, to pay separation, severance, termination or similar benefits to any Person as a result of any Transaction, nor will any Transaction accelerate the time of payment or vesting, or increase the amount, of any benefit or other compensation due to any Person.

4.20 Environmental Matters. Except as set forth in Schedule 4.20 of the Company Disclosure Schedules:

(a) The Company is and, to the Company’s Knowledge, has since its formation been in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying in all material respects with all Permits required for its business and operations by Environmental Laws (“Environmental Permits”). No Action is pending or, to the Company’s Knowledge, threatened to revoke, modify, or terminate any such Environmental Permit, and, to the Company’s Knowledge, no facts, circumstances, or conditions currently exist that could adversely affect such continued compliance with Environmental Laws and Environmental Permits or require capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits.

(b) The Company is not the subject of any outstanding Order with any Governmental Authority or other Person in respect of any (i) Environmental Laws, (ii) Remedial Action, or (iii) Release or threatened Release of a Hazardous Material, in each case, that has not been resolved or that would be reasonably expected to result in a material Liability. The Company has not assumed, contractually or by operation of Law, any Liabilities or obligations under any Environmental Laws.

(c) To the Company’s Knowledge, no Action has been made or is pending, threatened against the Company or any assets of the Company alleging either or both that the Company may be in material violation of any Environmental Law or Environmental Permit or may have any material Liability under any Environmental Law.

(d) The Company has not manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or Released any Hazardous Material, or owned or operated any property or facility, in a manner that has given any material Liability or material obligation under applicable Environmental Laws. No fact, circumstance, or condition exists in respect of the Company or any property currently owned, operated, or leased by the Company or any property to which the Company arranged for the disposal or treatment of Hazardous Materials that result in the Company incurring any material Environmental Liabilities.

(e) To the Company’s Knowledge, there is no investigation of the business, operations, or currently owned, operated, or leased property of the Company or, to the Company’s Knowledge, previously owned, operated, or leased property of the Company pending or, to the Company’s Knowledge, threatened that could lead to the imposition of any Liens under any Environmental Law or material Environmental Liabilities.

(f) To the Knowledge of the Company, there is not located at any of the properties of the Company any (i) underground storage tanks, (ii) asbestos-containing material, or (iii) equipment containing polychlorinated biphenyls.

(g) The Company has provided to SPAC all final and non-privileged environmentally related site assessments, audits, studies, reports, analysis and results of investigations that have been performed in respect of the currently or previously owned, leased, or operated properties of the Company.

4.21 Transactions with Related Persons. Except as set forth on Schedule 4.21 of the Company Disclosure Schedules, neither the Company nor any of its Affiliates, nor any Related Person is presently, or in the past three (3) years, has been, a party to any transaction with the Company, including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors or employees of the Company), (b) providing for the rental of real property or Personal Property from or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the Company in accordance with the terms of the applicable employment, consulting or services agreement between the Company and such directors, officers or employees of the Company, as applicable) any Related Person or any Person in which, to the Company’s Knowledge, any Related Person has an interest as an owner, officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect interest (other than the ownership of securities representing no more than five percent (5%) of the outstanding voting power or economic interest of a publicly traded company). The Company has no outstanding Contract or other arrangement or commitment with any Related Person, and no Related Person owns any real property or Personal Property, or right, tangible or intangible (including Intellectual Property) which is used in the business of the Company. The assets of the Company do not include any receivable or other obligation from a Related Person, and the liabilities of the Company do not include any payable or other obligation or commitment to any Related Person. All material transactions since the date on which the Company was first required to file reports to disclose material information on the ISA’s Internet-based “MAGNA” system and the TASE website between the Company and interested parties (as such term is defined in the Israeli Companies Law) that require approvals pursuant to the Israeli Companies Law or pursuant to the Company Organizational Documents have been duly approved. To the Company’s Knowledge, no officer or director of the Company: (i) has any direct or indirect financial interest in, or is an officer, director, manager, employee or consultant of, (A) any competitor, supplier, licensor, distributor, lessor, independent contractor or customer of the Company or (B) any other entity which has any material business arrangement or relationship with the Company; provided, however, for purposes of the foregoing clauses (A) and (B), that the ownership of securities listed on any national securities exchange representing less than five percent (5%) of the outstanding voting power of any Person shall not be deemed to be a “financial interest” in any such Person; (ii) has any interest in any property, asset or right used by the Company for the Company’s business; or (iii) has any Indebtedness owed to the Company; or (iv) has received any funds from the Company since the date of the Interim Balance Sheet Date, except for employment-related or service or consulting-related compensation received in accordance with the terms of the applicable employment, consulting or services agreement between the Company and such Person.

4.22 Certain Business Practices.

(a) Neither the Company, nor, to the Company’s Knowledge, any of their respective Representatives acting on their behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended from time to time, or any other local or foreign anti-corruption or anti-bribery Law or (iii) made any other unlawful bribe. Neither the Company, nor, to the Company’s Knowledge, any of their respective Representatives acting on their behalf has directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or any other Person who is or may be in a position to help or hinder the Company or assist the Company in connection with any actual or proposed transaction.

(b) The operations of the Company are and have been conducted at all times in compliance in all material terms with applicable money laundering statutes in all applicable jurisdictions that govern the operations of the Company, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority that have jurisdiction on the Company, and no Action involving the Company with respect to any of the foregoing is pending or, to the Knowledge of the Company, threatened.

(c) Neither the Company nor any of their respective directors, officers, or, to the Knowledge of the Company, any other Representative acting on behalf of the Company is currently, or has been in the last five (5) years, (i) identified (or acting on behalf of any person identified on) on the specially designated nationals or other blocked person list or otherwise currently subject to any sanctions administered by OFAC, the U.S. Department of State, or other applicable Governmental Authority (collectively, the “Prohibited Party Lists”), (ii) organized, resident, or located in, or a national of a comprehensively sanctioned country or territory (currently, Cuba, Iran, Syria, Sudan, North Korea, Venezuela and the Donetsk, Luhansk and Crimea regions of Ukraine), including any country constituting an “enemy state” under Israeli Trading with the Enemy Ordinance, 1939 (collectively, the “Sanctioned Countries”); or (iii) in the aggregate, fifty percent (50%) or greater owned, directly or indirectly, or otherwise controlled, by a person identified in (i) or (ii); and the Company has not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any sanctions administered by OFAC or the U.S. Department of State or any Governmental Authority since January 1, 2019.

(d) The Company has not engaged in any transactions or dealings with, or exported any products, technology, or services to, (i) any of the Sanctioned Countries; (ii) any instrumentality, agent, entity, or individual that is located in, or acting on behalf of, or directly or indirectly owned or controlled by any Governmental Authority of, any Sanctioned Country; or (iii) any individual or entity identified on the Prohibited Party Lists. Without limiting the foregoing: (A) the Company has obtained all export and import licenses, license exceptions and other consents, notices, waivers, approvals, authorizations, registrations, declarations and filings with any Governmental Authority required for the export, import and re-export of products, services, software and technologies (collectively, “Export Approvals”), (B) the Company is in compliance with the terms of all applicable Export Approvals, (C) there are no pending or, to the Knowledge of the Company, threatened claims against the Company with respect to such Export Approvals, and (D) there are no actions, conditions or circumstances pertaining to any of the Company’s export transactions that would reasonably be expected to give rise to any future claims in each case. Neither the Company nor any of its current officers, directors or employees are or have been the subject of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to violations of export control and sanctions Laws.

(e) The Company is not, and is not required to be, registered with the Israeli Ministry of Defense as a security exporter. The business of the Company does not (i) involve the use or development of, or engagement in, encryption technology, or other technology whose development, commercialization, marketing or export is restricted under Israeli Laws, or (ii) require the Company to obtain a license from the Israeli Ministry of Economy or the Israeli Ministry of Defense or an authorized body thereof pursuant to Section 2(a) of the Israeli Control of Products and Services Declaration (Engagement in Encryption), 1974 or other legislation regulating the development, commercialization, marketing or export of technology.

4.23 Investment Company Act. The Company is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of a person subject to registration and regulation as an “investment company”, in each case, within the meaning of the Investment Company Act.

4.24 Finders and Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the Company or, to the Company’s Knowledge, from any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company.

4.25 Insurance. Schedule 4.25 of the Company Disclosure Schedules lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by the Company relating to the Company or its business, properties, assets, directors, officers and employees, copies of which have been provided to SPAC. All premiums due and payable under all such insurance policies have been timely paid and the Company is otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of the Company, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. Except as set forth on Schedule 4.25 of the Company Disclosure Schedules, there have been no insurance claims made by the Company. Since January 1, 2020, the Company has reported to its insurers all material claims and pending circumstances that would reasonably be expected to result in a claim.

4.26 Information Supplied. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority or stock exchange (including the SEC, ISA and TASE) with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to SPAC’s shareholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of SPAC or its Affiliates.

4.27 Independent Investigation. The Company has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of SPAC and Merger Sub and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of SPAC and Merger Sub for such purpose. The Company acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon the express representations and warranties of SPAC and Merger Sub set forth in this Agreement (including the related portions of the SPAC Disclosure Schedules) and in any certificate delivered to the Company pursuant hereto, and the information provided by or on behalf of SPAC or Merger Sub for the Registration Statement; and (b) none of SPAC, Merger Sub or their respective Representatives have made any representation or warranty as to SPAC or Merger Sub or this Agreement, except as expressly set forth in this Agreement (including the related portions of the SPAC Disclosure Schedules) or in any certificate delivered to Company pursuant hereto.

4.28 Top Customers and Suppliers. Schedule 4.28 of the Company Disclosure Schedules lists, by dollar volume received or paid, as applicable, for each of (a) the twelve (12) months ended on December 31, 2022 and (b) the period from January 1, 2023 through the Interim Balance Sheet Date, the ten (10) largest customers of the Company (the “Top Customers”) and the ten largest suppliers of goods or services to the Company (the “Top Suppliers”), along with the amounts of such dollar volumes. (i) No Top Supplier or Top Customer within the last twelve (12) months has cancelled or otherwise terminated, or, to the Knowledge of the Company, intends to cancel or otherwise terminate, any material relationships of such Person with the Company, (ii) no Top Supplier or Top Customer has during the last twelve (12) months decreased materially or, to the Knowledge of the Company, threatened to stop, decrease or limit materially, or intends to modify materially its material relationships with the Company or, to the Company’s Knowledge, intends to stop, decrease or limit materially its products or services to the Company or its usage or purchase of the products or services of the Company, (iii) to the Knowledge of the Company, no Top Supplier or Top Customer intends to refuse to pay any amount due to the Company or seek to exercise any remedy against the Company, and (iv) the Company has not, within the past two (2) years, been engaged in any material dispute with any Top Supplier or Top Customer.

4.29 SPAC Representations. Company, on behalf of itself and its Affiliates, acknowledges and agrees that, except for the representations and warranties contained in Article II, neither the SPAC nor any other Person on behalf of the SPAC has made or makes, and Company and its Affiliates have not relied upon, any representation or warranty, whether express or implied, with respect to SPAC, the business thereof, its Affiliates or their respective businesses, affairs, assets, Liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects), whether or not included in any management presentation, or with respect to the accuracy or completeness of any information provided or made available to the Company or any of its officer, directors, employees, agents, representatives, lender, Affiliates or any other Person acting on its behalf by or on behalf of SPAC’s officers, directors, employees, agents, representatives, lenders or Affiliates. Except as otherwise expressly set forth in this Agreement, the Company acknowledges that SPAC will be furnished “AS IS, WHERE IS,” AND, SUBJECT TO THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE IV, WITH ALL FAULTS AND WITHOUT ANY OTHER REPRESENTATION OR WARRANTY OF ANY NATURE WHATSOEVER, EXPRESS OR IMPLIED, ORAL OR WRITTEN, AND, IN PARTICULAR, WITHOUT ANY IMPLIED WARRANTY OR REPRESENTATION AS TO CONDITION, MERCHANTABILITY OR SUITABILITY FOR ANY PURPOSE.

4.30 EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO SPAC OR ANY OF ITS REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE IV, NEITHER THE COMPANY NOR ANY OTHER PERSON MAKES, AND THE COMPANY EXPRESSLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE COMPANY THAT HAVE BEEN MADE AVAILABLE TO SPAC OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE COMPANY BY THE MANAGEMENT OF THE COMPANY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY SPAC IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT OR ANY ANCILLARY DOCUMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE IV, IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY THE COMPANY ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF THE COMPANY, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY SPAC IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT OR ANY ANCILLARY DOCUMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY.

Article V
COVENANTS

5.1 Access and Information.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 8.1 or the Closing (the “Interim Period”), subject to Section 5.11, the Company and Merger Sub shall give, and shall cause its Representatives to give SPAC and its Representatives, at reasonable times during normal business hours and at reasonable intervals and upon reasonable advance notice, reasonable access to all offices and other facilities and to all employees, properties, material Contracts, commitments, books and records, financial and operating data and other similar information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements) of or pertaining to the Company and Merger Sub as SPAC or its Representatives may reasonably request regarding the Company, Merger Sub and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited and unreviewed quarterly profit and loss statements or statements of operations, in form and substance provided by the Company to its board of directors)) and cause each of the Representatives of the Company and Merger Sub to reasonably cooperate with SPAC and its Representatives in their investigation, and the Company and Merger Sub are not required to produce new reports or information that otherwise are not already in existence; provided, however, that SPAC and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Company or Merger Sub. Notwithstanding the foregoing, the Company shall not be required to provide access to any information (i) that is prohibited from being disclosed pursuant to the terms of an agreement with a third party, (ii) the disclosure of which would violate any applicable Law or the rules and regulations of the ISA or the bylaws of the TASE or (iii) the disclosure of which would constitute a waiver of attorney-client, attorney work product or other legal privilege.

(b) During the Interim Period, subject to Section 5.11, SPAC shall give, and shall cause its Representatives to give, the Company, Merger Sub and their respective Representatives, at reasonable times during normal business hours and at reasonable intervals and upon reasonable advance notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other similar information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of SPAC or its Subsidiaries, as the Company, Merger Sub or their respective Representatives may reasonably request regarding SPAC, its Subsidiaries and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by or from a Governmental Authority, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any) in each case, if such financial statements or other documents already exist) and cause each of SPAC’s Representatives to reasonably cooperate with the Company and Merger Sub and their respective Representatives in their investigation; provided, however, that the Company and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of SPAC or any of its Subsidiaries. Notwithstanding the foregoing, SPAC shall not be required to provide access to any information (i) that is prohibited from being disclosed pursuant to the terms of a confidentiality agreement with a third party, (ii) the disclosure of which would violate any applicable Law or (iii) the disclosure of which would constitute a waiver of attorney-client, attorney work product or other legal privilege.

5.2 Conduct of Business of the Company and Merger Sub.

(a) Unless SPAC shall otherwise consent in writing (including e-mail or other forms of electronic communications) (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except (x) as expressly contemplated by this Agreement or any Ancillary Document or (y) as required by applicable Law or by or due to any COVID-19 Measures, as set forth on Schedule 5.2(a) or as required by applicable Law, the Company and Merger Sub shall, and shall cause their respective Subsidiaries to use commercially reasonable efforts to (except for COVID-19 Measures which in the reasonable judgment of the Company are required to be taken or implemented by the Company or the Merger Sub) (i) conduct their respective businesses, in all material respects, in the Ordinary Course of Business, (ii) preserve appropriate, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, key employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice and (iii) comply with all Laws applicable to the Company and its business, assets and employees in all material respects.

(b) Without limiting the generality of Section 5.2(a) and except as contemplated by the terms of this Agreement (including as contemplated by any Transaction Financing), or otherwise as required by Law (including COVID-19 Measures), any Ancillary Document, or as set forth on Schedule 5.2(b) of the Company Disclosure Schedules from the date of this Agreement until the Outside Date, without the prior written consent (including e-mail or other forms of electronic communications) of SPAC (such consent not to be unreasonably withheld, conditioned or delayed), none of the Company or Merger Sub shall, and each shall cause its Subsidiaries to not:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents;

(ii) except in connection with the exercise of options or warrants outstanding as of the date of this Agreement or the grant of options or warrants to employees or consultants in the ordinary course of business consistent with past practice (any such options or warrants, collectively, “Interim Options”), authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or other similar rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iii) except in connection with the Recapitalization or as may otherwise be required pursuant to the rules and regulations of the ISA or the bylaws of the TASE, sub-divide, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any non-cash dividend or other non-cash distribution in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities, or pay any cash dividend or other cash distribution;

(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise and which for this purpose excludes trade payables or similar obligations, the “Interim Period Indebtedness”) in excess of $500,000 individually or $1,000,000 in the aggregate, make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the Ordinary Course of Business), or guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess of $500,000 individually or $1,000,000 in the aggregate, in each case, except for Indebtedness for which the Company will not have any liability after the Closing; provided that the Interim Period Indebtedness may be increased up to an aggregate of $3,000,000 if approved by the Company’s board of directors of the Company and advance notice of such proposed increase has been provided to SPAC;

(v) increase the wages, salaries or compensation of, or loan or advance any money or other property to, its present employees or any current or former independent consultant who is a natural person (other than base salary or hourly wage (including in each case fringe benefits) increases in the ordinary course of business) other than in the ordinary course of business, consistent with past practice, without the consent of SPAC, or make or commit to make any bonus payment (whether in cash, property or securities) to any employee other than in the ordinary course of business, consistent with past practice or as otherwise agreed to in accordance with the applicable employment agreement between the Company and the employee or pursuant to applicable Law, or grant or promise to grant, any bonuses, change in control payments, deferred compensation, severance, retention, equity or equity-based rights, or other compensatory payments or benefits (other than base salary or hourly wages in the ordinary course of business or as otherwise agreed to in accordance with any applicable employment agreement presently in place between the Company and the employee or pursuant to applicable Law), to any present or former employee, director, officer, or other service provider who is a natural person or materially increase other benefits of employees generally, or enter into, establish, materially amend, terminate or increase or accelerate the funding, payment or vesting of the compensation or benefits provided under any Company Benefit Plan or any other benefit or compensation plan, Contract, program, policy or arrangement that would be a Company Benefit Plan if in effect on the date of this Agreement with, for or in respect of any current consultant, officer, manager director or employee, in each case other than as required by applicable Law or, pursuant to the terms of any Company Benefit Plan or applicable employment, consulting or service agreement, and provided that in all instances detailed in this clause (v) above, any and all such increases, grants and promises to grant, entry into, establishments, amendments and accelerations shall not be in excess of fifteen percent (15%) in the aggregate;

(vi) other than in connection with the Recapitalization, make or rescind any material election relating to Taxes, settle any claim or Action relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP or otherwise, in each case if, in the Company’s reasonable judgment, such action would be reasonably expected to materially increase the present or future Tax liability of the Company;

(vii) transfer or license to any Person or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any material Company Registered IP, material Company IP Licenses or other material Company Intellectual Property (excluding non-exclusive licenses of Company Intellectual Property to Company customers in the ordinary course of business consistent with past practice), or disclose to any Person who has not entered into a confidentiality agreement any Trade Secrets;

(viii) terminate, or waive or assign any material right under, any Company Material Contract or enter into any Contract that would be a Company Material Contract, in any case outside of the ordinary course of business consistent with past practice;

(ix) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the Ordinary Course of Business;

(x) establish any Subsidiary or enter into any new line of business;

(xi) make any capital expenditures in excess of $1,000,000 individually for any project or set of related projects or $2,000,000 in the aggregate (excluding, for the avoidance of doubt, incurring any Company Transaction Expenses), unless such amount has been reserved in the Company Financials or has been detailed in the Company’s 2023 operating budget as provided to SPAC and does not exceed 10% (ten percent) over such amount set forth in such operating budget;

(xii) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $250,000 individually or $500,000 in the aggregate (excluding (i) the incurrence of any Company Transaction Expenses or any Liability or obligation pursuant to any of the Company Material Contracts, and (ii) Liabilities or obligations which are detailed in the Company’s 2023 operating budget as provided to SPAC and do not exceed 10% (ten percent) over the amount of such Liability or obligation set forth in such operating budget);

(xiii) except in the Ordinary Course of Business, enter into any partnership or joint venture with any Person;

(xiv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xv) fail to maintain its books, accounts and records in all material respects in the Ordinary Course of Business;

(xvi) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are as of the date of this Agreement currently in effect;

(xvii) revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP or IFRS and after consulting with the Company’s outside auditors;

(xviii) waive, release, assign, settle or compromise any material claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the Company or its Affiliates) not in excess of $250,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Company Financials;

(xix) close or materially reduce its activities, or effect any material layoff or other material personnel reduction or change, at any of its facilities;

(xx) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement;

(xxi) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights, other than licensing of Intellectual Property in the Ordinary Course of Business;

(xxii) accelerate the collection of any trade receivables or delay the payment of trade payables or any other liabilities other than in the Ordinary Course of Business consistent with past practice;

(xxiii) enter into, amend, renew, waive or terminate (other than terminations in accordance with their terms) any transaction or Contract in excess of $250,000 with any Related Person, consultant or security holder of the Company or its Affiliates (other than compensation and benefits and advancement of expenses, in each case, provided in the Ordinary Course of Business);

(xxiv) enter into any agreement, understanding or arrangement with respect to the voting of its equity securities;

(xxv) commence any Action where the amount claimed exceeds $250,000; or

(xxvi) authorize or agree to do any of the foregoing actions.

5.3 Conduct of Business of SPAC.

(a) Unless the Company shall otherwise consent in writing (including e-mail or other forms of electronic communications) (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement (including as contemplated by any Transaction Financing) or any Ancillary Document, as set forth on Schedule 5.3(a) or as required by applicable Law, SPAC shall, and shall cause its Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the Ordinary Course of Business which, for the avoidance of doubt, shall include any actions or omission in response to any change, effect, event, occurrence, state of facts or development attributable to COVID-19 or COVID-19 Measures, (ii) comply with all applicable Laws, and (iii) use commercially reasonable efforts to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice. Notwithstanding anything to the contrary in this Section 5.3, nothing in this Agreement shall prohibit or restrict SPAC from extending one or more times, in accordance with the SPAC Organizational Documents and IPO Prospectus, the deadline by which it must complete its Business Combination (an “Extension”), and no consent of any other Party shall be required in connection therewith.

(b) Without limiting the generality of Section 5.3(a) and except as contemplated by this Agreement or any Ancillary Document (including as contemplated by any Transaction Financing), as set forth on Schedule 5.3(b) of the SPAC Disclosure Schedules, or as required by applicable Law, during the Interim Period, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), SPAC shall not, and shall cause its Subsidiaries to not:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents, except as required by applicable Law;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iii) sub-divide, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $100,000 (individually or in the aggregate), make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person (provided, that this Section 5.3(b)(iv) shall not prevent SPAC from borrowing funds necessary to finance (x) its ordinary course administrative costs and expenses and Expenses incurred in connection with the consummation of the Merger and the other transactions contemplated by this Agreement (including any Transaction Financing) and (y) any costs and expenses, including, for the avoidance of doubt, in connection with any changes to insurance, necessary for an Extension (such expenses, “Extension Expenses”);

(v) make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP; provided, that SPAC may, without the consent of the Company, change the accounting treatment of SPAC’s issued and outstanding warrants with respect to the treatment of such warrants as equity rather than liabilities in SPAC’s financial statements;

(vi) amend, waive or otherwise change the Trust Agreement in any manner adverse to SPAC’s or Company’s ability to consummate the transactions contemplated by this Agreement;

(vii) terminate, waive or assign any material right under any SPAC Material Contract or enter into any contract that would be considered a SPAC Material Contract;

(viii) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practices;

(ix) establish any Subsidiary or enter into any new line of business;

(x) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are as of the date of this Agreement currently in effect;

(xi) revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with GAAP, and after consulting SPAC’s outside auditors;

(xii) waive, release, assign, settle or compromise any Action (including any Action relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, SPAC or its Subsidiary), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the SPAC Financials;

(xiii) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets;

(xiv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Merger);

(xv) voluntarily incur or otherwise become liable to any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $250,000 individually or $500,000 in the aggregate (excluding the incurrence of any SPAC Transaction Expenses or Extension Expenses, subject to the limitations set forth in Section 5.2(b)(iv));

(xvi) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xvii) enter into any agreement, understanding or arrangement with respect to the voting of its equity securities;

(xviii) enter into, amend, renew, waive or terminate (other than terminations in accordance with their terms) any transaction or Contract with any officer, director, manager, employee, consultant or security holder of SPAC or any of their Affiliates;

(xix) engage in any negotiations or discussions, whether formal or informal, with respect to any business combination of any kind or description or any debt or equity investment other than as contemplated by this Agreement;

(xx) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement; or

(xxi) authorize or agree to do any of the foregoing actions.

(c) During the Interim Period, SPAC shall, and shall cause its Subsidiaries to, comply with, and continue performing, as applicable, its and their respective obligations under their respective Organizational Documents, the Trust Agreement, and all other Contracts to which SPAC or any of its Subsidiaries is a party the failure to comply would have a Material Adverse Effect.

5.4 Financial Statements.

(a) The Company shall deliver to SPAC, (i) as promptly as reasonably practicable following the date of this Agreement but not later than August 31, 2023, the consolidated financial statements of the Company (including, in each case, any related notes thereto), consisting of the consolidated balance sheets of the Company as of December 31, 2022, and December 31, 2021, and the related consolidated audited income statements, changes in shareholders’ equity and statements of cash flows for the years then ended, each audited in accordance with PCAOB auditing standards by a PCAOB qualified auditor (the “Audited Financial Statements”), and (ii) as promptly as reasonably practicable following the date of this Agreement and by such time as they are required for inclusion in the Registration Statement, the PCAOB auditor reviewed consolidated financial statements, consisting of the consolidated balance sheet of the Company as of a date required or requested by the SEC to be included in the Registration Statement and the related consolidated income statement, changes in shareholders’ equity and statement of cash flows for the period then ended (to the extent required or requested by the SEC or U.S. securities Laws to be included in the Registration Statement), in the form and substance provided by the Company to its board of directors (the “Reviewed Interim Financial Statements”). The Company and SPAC shall each use its commercially reasonable efforts (x) to assist, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of the Company or SPAC, as applicable, SPAC or the Company, as applicable, in causing to be prepared in a timely manner any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Registration Statement and/or the Proxy Statement and any other filings to be made by SPAC with the SEC or by Company with the TASE and/or ISA (including any Israeli shelf offering report or any filing relating to a request for exemption from any of the foregoing) in connection with the transactions contemplated by this Agreement or any Ancillary Document and (y) to obtain the consents of their respective auditors with respect thereto as may be required by applicable Law or requested by the SEC, the ISA and/or the TASE.

5.5 Company Public Filings. During the Interim Period, as soon as practicable following the presentation to the Company’s board of directors, the Company shall deliver to SPAC an unaudited income statement and an unaudited balance sheet of the Company for the applicable period presented to the Company’s board of directors, in each case accompanied by a certificate of the Chief Financial Officer of the Company to the effect that all such financial statements fairly present the financial position and results of operations of the Company as of the date or for the periods indicated, in accordance with IFRS, subject to year-end audit adjustments and excluding footnotes.

5.6 Public Filings. During the Interim Period, SPAC will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws and shall use its commercially reasonable efforts prior to the Merger to maintain the listing of the SPAC Units, the SPAC Class A Shares, the SPAC Public Warrants and the SPAC Rights on NASDAQ. It is understood and agreed that any actions or inactions taken by SPAC, based on advice by its legal counsel or auditors, in connection with the accounting treatment of SPAC’s issued and outstanding warrants, or any deficiencies in disclosure (including with respect to accounting and disclosure controls) arising from the treatment of such warrants as equity rather than liabilities in SPAC’s financial statements shall not be a breach of the requirements of this Section 5.6. During the Interim Period, the Company will keep current and timely file all of its public filings with the TASE and otherwise comply in all material respects with applicable securities Laws and shall use its commercially reasonable efforts prior to the Merger to maintain the listing of the Company Ordinary Shares on the TASE

5.8 No Solicitation.

(a) For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to the Company and its Affiliates, a transaction (other than the transactions contemplated by this Agreement or with the approval of SPAC) concerning the sale of (x) all or any material part of the business or assets of the Company (other than in the Ordinary Course of Business) or (y) any material amount of the shares or other equity interests or profits of the Company, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise and (B) with respect to SPAC and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning a Business Combination for SPAC.

(b) During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the transactions contemplated hereby, each Party shall not, and shall cause its Representatives not to, without the prior written consent of the Company and SPAC, directly or indirectly, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal with respect to such Party, (ii) furnish any non-public information regarding such Party or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement in furtherance of any Acquisition Proposal, or (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party.

(c) Each Party shall notify the others as promptly as practicable (and in any event within 48 hours) orally and in writing of the receipt by such Party or any of its Representatives of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could be reasonably expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to such Party or its Affiliates in connection with any Acquisition Proposal, specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

5.9 No Trading. Each of the Company, Merger Sub, and the SPAC acknowledge and agree that it is aware, and that their respective Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information, will be advised) of the restrictions imposed by U.S. federal securities laws and Israeli securities laws and the rules and regulations of the SEC, the Israeli Securities Authority (“ISA”), NASDAQ, and TASE, promulgated thereunder or otherwise (the “Applicable Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. SPAC, Company and Merger Sub each hereby agree that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of Company or SPAC, respectively, communicate such information or opine in connection with the Company securities to any third party, other than to its representatives in connection with the transactions contemplated hereunder who understand the confidential nature of the information and the restrictions on selling securities when in possession of material non-public information, knowingly take any other action in violation of such Applicable Securities Laws, or knowingly aid, assist, cause or encourage any third party to do any of the foregoing.

5.10 Notification of Certain Matters. During the Interim Period, each Party shall give prompt notice to the other Parties if such Party or its Affiliates: (a) fails in any material respects to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates hereunder in any material respect; (b) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging (i) that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or (ii) any material non-compliance with any Law by such Party or its Affiliates; (c) receives any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (d) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to the Closing set forth in Article VII not being satisfied or the satisfaction of those conditions being materially delayed; or (e) becomes aware of the commencement or threat, in writing, of any Action against such Party or any of its Affiliates, or any of their respective material properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or of its Affiliates with respect to the consummation of the transactions contemplated by this Agreement. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

5.11 Efforts.

(a) Subject to the terms and conditions of this Agreement, each Party shall use its commercially reasonable efforts, and shall cooperate fully with the other Parties, to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to receive all applicable Consents of Governmental Authorities needed to consummate the transactions contemplated by this Agreement and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement;.

(b) In furtherance and not in limitation of Section 5.11(a), to the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), each Party hereto agrees to make any required filing or application under Antitrust Laws, as applicable, at such Party’s sole cost and expense, with respect to the transactions contemplated hereby as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the Antitrust Laws. Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry; (ii) keep the other Parties and/or their respective outside counsel reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority, in each case regarding any of the transactions contemplated by this Agreement; (iii) subject to a customary “attorneys’ eyes only” arrangement, permit a Representative of the other Parties and/or their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

(c) As soon as reasonably practicable following the date of this Agreement, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective commercially reasonable efforts to prepare and file with Governmental Authorities requests for approval of the transactions contemplated by this Agreement and shall use all commercially reasonable efforts to have such Governmental Authorities approve the transactions contemplated by this Agreement. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives receives any notice from such Governmental Authorities in connection with the transactions contemplated by this Agreement, and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the transactions contemplated hereby, whether prior to the Closing or after the Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. If any objections are asserted with respect to the transactions contemplated by this Agreement under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the transactions contemplated by this Agreement or any Ancillary Document as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby, the Parties shall use their commercially reasonable efforts to resolve any such objections or Actions so as to timely permit consummation of the transactions contemplated by this Agreement and the Ancillary Documents, including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or any private Person challenging the transactions contemplated by this Agreement or any Ancillary Document, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement or the Ancillary Documents.

(d) Prior to the Closing, each Party shall use its commercially reasonable efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by such Party or its Affiliates of the transactions contemplated by this Agreement or required as a result of the execution or performance of, or consummation of the transactions contemplated by, this Agreement by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts. With respect to the Company, during the Interim Period, the Company shall qualify and maintain such qualification as a “foreign private issuer” as such term is defined under Exchange Act Rule 3b-4 and to maintain such status through the Closing.

5.12 Further Assurances. The Parties hereto shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings

5.13 The Registration Statement and Israeli Prospectus.

(a) As promptly as practicable after the date hereof, (x) the Company shall prepare, and the Company shall file (with SPAC’s reasonable assistance) with the SEC (at the joint cost and expense of the Company and SPAC such that each of the Company and SPAC shall bear 50% (fifty percent) of the costs and expenses related thereto) a registration statement on Form F-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the Company’s Ordinary Shares and the Company Public Warrants to be issued under this Agreement to the holders of SPAC Shares and the Company Ordinary Shares issuable upon exercise or conversion of the SPAC Warrants outstanding prior to the Merger Effective Time, which Registration Statement will also contain a proxy statement of SPAC (as amended, the “Proxy Statement”) for the purpose of soliciting proxies from SPAC shareholders for the matters to be acted upon at the Extraordinary General Meeting and providing the SPAC’s shareholders an opportunity in accordance with SPAC Organizational Documents and the IPO Prospectus to have their SPAC Class A ordinary shares redeemed (the “Redemption”) in conjunction with the shareholder vote on the SPAC Shareholder Approval Matters, and (y) the Company shall, per legal advice and discussions with the ISA and/or TASE, take one or more of the following actions: (i) prepare (with SPAC’s reasonable cooperation and assistance) and file with the ISA and TASE (at the sole cost and expense of the Company) a notice of an extraordinary shareholders meeting of the Company’s shareholders, including proxy materials for the purpose of soliciting proxies from Company’s shareholders, for the purposes as detailed under Section 5.15 below; and/or (ii) file with the ISA and TASE a shelf offering report for the offering of the Earnout Rights. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from SPAC shareholders to vote, at an extraordinary general meeting of SPAC shareholders to be called and held for such purpose (the “Extraordinary General Meeting”), in favor of resolutions approving (i) the adoption and approval of this Agreement and the Transactions, (ii) to the extent required, the issuance of any PIPE Shares, (iii) the approval of the Surviving Company Memorandum and Articles of Association, and (iv) such other matters as the Company and SPAC shall hereafter mutually determine to be necessary or appropriate in order to effect the Transactions (the approvals described in foregoing clauses (i) through (iv), collectively, the “SPAC Shareholder Approval Matters”), and (v) the adjournment of the Extraordinary General Meeting, if necessary or desirable in the reasonable determination of SPAC. In connection with the Registration Statement and the Merger, the Company shall (x) reasonably assist SPAC in obtaining NASDAQ approval of the Merger and the change of control resulting from the Merger, (y) file any listing application necessary for the listing of the Company on NASDAQ as successor issuer to SPAC, and (z) file a registration statement (the “1934 Act Registration Statement”) pursuant to the Securities Exchange Act of 1934 and request effectiveness of the 1934 Act Registration Statement concurrently with the effectiveness of the Company’s listing of its securities on NASDAQ. In connection with the Israeli Prospectus, Company General Meeting Notice and the Merger, SPAC shall (x) reasonably assist the Company in the preparation and filing thereof and in obtaining any required consent from the ISA and TASE, and (y) reasonably assist the Company in filing any listing application (including preliminary listing application(s)) necessary for the listing of the Company securities to be listed on the TASE as detailed in Section 1.7.

(b) SPAC and the Company shall cooperate and provide the other Party (and its counsel) with a reasonable opportunity to review and comment on the Registration Statement and any amendment or supplement thereto prior to filing the same with the SEC or ISA and TASE (as applicable). The Registration Statement shall include such information concerning the Company, SPAC and their respective equity holders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by the Company and SPAC, respectively, shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, true and accurate. In connection with the Registration Statement and the Proxy Statement, the Company and SPAC will file with the SEC or TASE (as applicable) financial and other information about the Transactions in accordance with applicable Law, Applicable Securities Laws, and applicable proxy solicitation and registration statement rules, SPAC Organizational Documents, the Cayman Act, the Israeli Companies Law and the rules and regulations of the SEC, ISA, TASE, and NASDAQ.

(c) SPAC and the Company shall take any and all reasonable and necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws (including Applicable Securities Laws) in connection with the Registration Statement, the Extraordinary General Meeting and the Redemption. Each of SPAC and the Company shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available to the Company and SPAC and their respective Representatives in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Registration Statement, and responding in a timely manner to comments from the SEC or ISA. Each Party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. SPAC and the Company shall amend or supplement the Registration Statement and cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to SPAC’s shareholders, in each case as and to the extent required by applicable Laws (including Applicable Securities Laws) and subject to the terms and conditions of this Agreement and SPAC Organizational Documents.

(d) SPAC and the Company, with the assistance of the other Parties, shall promptly respond to any SEC comments on the Registration Statement and any comments by the ISA and shall otherwise use their commercially reasonable efforts to cause the Registration Statement to “clear” comments from the SEC or ISA and become effective. The Company shall provide SPAC with copies of any written comments, and shall inform SPAC of any material oral comments, that the Company or its Representatives receive from the SEC or its staff with respect to the Registration Statement, the Extraordinary General Meeting and the Redemption promptly after the receipt of such comments and shall give SPAC a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments.

(e) As soon as practicable following the Registration Statement “clearing” comments from the SEC and becoming effective, SPAC (with the reasonable cooperation of the Company) shall distribute the Proxy Statement to SPAC’s shareholders and, pursuant thereto, shall call the Extraordinary General Meeting in accordance with the Cayman Act for a date no later than thirty (30) days following the effectiveness of the Registration Statement. After the Registration Statement is declared effective under the Securities Act, SPAC shall solicit proxies from the SPAC shareholders to vote in favor of the SPAC Shareholder Approval Matters, as approved by the SPAC board of directors, which approval shall also be included in the Registration Statement.

(f) If on the date for which the Extraordinary General Meeting is scheduled, SPAC has not received proxies representing a sufficient number of shares to obtain the Required SPAC Shareholder Approval, whether or not a quorum is present, SPAC may make one or more successive postponements or adjournments of the Extraordinary General Meeting with the Company’s consent not to be unreasonably withheld. SPAC, with the Company’s consent not to be unreasonably withheld, may also adjourn the Extraordinary General Meeting to establish a quorum or if the SPAC shareholders have elected to redeem a number of shares of SPAC Shares as of such time that would reasonably be expected to result in the conditions set forth in Section 7.2(d) not being satisfied. The recommendation of the SPAC board of directors shall be included in the Registration Statement. Except as otherwise required by applicable Law, SPAC covenants that none of the SPAC board of directors (including any committee thereof) or SPAC shall withdraw, withhold or modify, or publicly propose a change to any recommendation in support of the Transactions.

(g) SPAC and the Company shall comply with all applicable Laws (including Applicable Securities Laws), any applicable rules and regulations of Nasdaq, SPAC Organizational Documents, the Company Organizational Documents and this Agreement in the preparation, filing and distribution of the Registration Statement and Proxy Statement, the listing on NASDAQ, any solicitation of proxies thereunder, the calling and holding of the Extraordinary General Meeting and the Redemption.

(h) The Company (with reasonable cooperation from SPAC) shall take such reasonable steps as are necessary for the listing of the Company Ordinary Shares, the Company Public Warrants and the Company Public Options on NASDAQ, as a successor issuer, and shall provide such information as is necessary to obtain NASDAQ approval of such listing.

5.14 Public Announcements.

(a) The Parties agree that, during the Interim Period, no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby shall be issued by any Party or any of their Affiliates without the prior written consent (not be unreasonably withheld, conditioned or delayed) of SPAC and the Company, except as such release or announcement may be required by applicable Law (including Applicable Securities Laws) or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance. For the avoidance of doubt, during the Interim Period, any public release, filing or announcement by SPAC concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby may be required to be filed by the Company with the ISA and TASE pursuant to applicable Israeli securities Laws and in such event, without derogating from the provisions of the first sentence in this Section 5.14(a), SPAC shall provide in advance to the Company with a copy of such public release, filing or announcement in such manner to allow the Company to make such filing with the ISA and TASE.

(b) The Parties shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within four (4) Business Days thereafter or such shorter period if so required pursuant to the Israeli Securities Law and/or the rules and regulations of the ISA), issue a press release announcing the execution of this Agreement (the “Signing Press Release”). As promptly as practicable after the issuance of the Signing Press Release (but in any event within four (4) Business Days after the execution of this Agreement or such shorter period if so required pursuant to the Israeli Securities Law and/or the rules and regulations of the ISA), SPAC and the Company shall each file a current report on Form 8-K and a current report to be filed with the TASE and ISA pursuant to applicable Israeli securities laws, as applicable (the “Signing Filings”) with the Signing Press Release (or, with respect to the Company, a translation thereof or any change thereto required pursuant to applicable Israeli securities Laws in the Hebrew language) and a description of this Agreement as required by Applicable Securities Laws, which the Company (with respect to the Form 8-K) and the SPAC (with respect to the corresponding current report to be filed with the ISA and TASE) shall review and comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing (with drafts of which shall be provided to the Company or the SPAC, as applicable, for reviewing and comment promptly following the execution of this Agreement), provided, however, if the Company or SPAC, as applicable, does not approve of any such filing of the other party on or prior to the date such filing is required to be made pursuant to applicable Laws, the failure to secure the approval of the Company or SPAC, as applicable, shall not prevent SPAC or the Company, as applicable, from making such filing in accordance with applicable Laws). Prior to Closing, SPAC and the Company shall prepare a current report on Form 8-K and a current report to be filed with the TASE and ISA pursuant to applicable Israeli securities Laws, as applicable, to be filed by the Company announcing the Closing, together with, or incorporating by reference, the financial statements prepared by the Company and its accountant, and such other information that may be required to be disclosed with respect to the Transactions in any report or form to be filed with the SEC, the ISA and/or the TASE (“Closing Filings”); provided, however, if the Company does not approve of the Form 8-K on or prior to the date such filing is required to be made pursuant to Applicable Securities Laws, the failure to secure the approval of the Company shall not prevent SPAC from making such filing in accordance with Applicable Securities Laws. SPAC, the SPAC Representative and the Company Representative shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) the Closing Filings prior to filing. The Parties shall mutually agree upon and, as promptly as practicable after the Closing Date (but in any event within four (4) Business Days thereafter or such shorter period if so required pursuant to the Israeli Securities Law and/or the rules and regulations of the ISA), issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). In connection with the preparation of the Signing Press Release, the Signing Filings, the Closing Filings or the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in the Interim Period in connection with the transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/ or any Governmental Authority in connection with the transactions contemplated hereby.

5.15 Company Shareholder Approval Matters.

(a) The Company shall call a general meeting of its shareholders (the “Company General Meeting”) for the purpose of obtaining the consent of the shareholders as required by the Company Organizational Documents, the Israeli Companies Law, the ISA and TASE (the “Required Company Shareholder Approval”) approving (i) the adoption and approval of this Agreement and the Transactions (including to the extent required, the issuance of Company Securities pursuant to this Agreement), in accordance with the Company Organizational Documents, the Israeli Companies Law, the Israeli Securities Law, ISA requirements, and, to the extent applicable, U.S. securities Laws and regulations of the SEC and Nasdaq, (ii) the approval of the Amended Organizational Documents and the Recapitalization; (iii) the appointment of the members of the Post-Closing Board in accordance with this Agreement and the Amended Organizational Documents, (iv) the issuance of Company Ordinary Shares, Company Warrants and Earnout Rights pursuant to this Agreement, including (A) the Company Ordinary Shares issuable pursuant to the Recapitalization, and (B) the Company Ordinary Shares issuable upon exercise of the Company Warrants, and the outstanding Company Options; (v) the Company’s transition to reporting in accordance with Chapter E3 of the Israeli Securities Law, to the extent required pursuant to the Israeli Securities Law, and (vi) such other matters as the Company and SPAC shall hereafter mutually determine to be necessary or appropriate in order to effect the Transactions (the approvals described in foregoing clauses (i) through (vi), collectively, the “Company Shareholder Approval Matters” as promptly as practicable after the date hereof), and (vii) the adjournment of the general meeting, if necessary or desirable in the reasonable determination of the Company. For such purposes, the Company shall prepare and file (with SPAC’s reasonable assistance) with the ISA and TASE a notice of an extraordinary general meeting of the Company’s shareholders to be called and held for such purposes (as may be amended or supplemented from time to time, the “Company General Meeting Notice”). The Company shall use its reasonable best efforts to solicit from the holders of Company Ordinary Shares proxies or written consents in favor of the Company Shareholder Approval Matters, and to take all other actions necessary or advisable to secure the Required Company Shareholder Approval, including enforcing the Voting Agreements. In addition, the Company shall prepare (with SPAC’s reasonable cooperation) and file with the ISA and TASE (i) a listing application for the listing on the TASE of the Company Ordinary Shares, the Company Ordinary Shares issuable under the Company Warrants and the Earnout Shares to be issued in connection with the Transactions, (ii) a shelf offering report pursuant to the Israeli securities Laws (which shall cover the issuance of the Earnout Rights to the Pre-Closing Company Shareholders pursuant to the terms of this Agreement), which filings shall be made within reasonable time prior to the date of the Company General Meeting (the “Israeli Prospectus”), or, to the extent applicable pursuant to Israeli securities Laws and the TASE bylaws, apply for a relevant exemption therefrom. In connection with the Company General Meeting Notice, Israeli Prospectus and the Merger, SPAC shall reasonably assist the Company in obtaining the ISA and TASE clearance or approval, as applicable, of the Israeli Prospectus and Company General Meeting Notice as well as the TASE approval for the listing of the Company Ordinary Shares, the Company Ordinary Shares issuable under the Company Warrants and the Earnout Shares to be issued in connection with the Transactions and for the Recapitalization.

(b) Company and the SPAC shall cooperate and provide the other Party (and its counsel) with a reasonable opportunity to review and comment on the Company General Meeting Notice and Israeli Prospectus and any amendment or supplement thereto prior to filing the same with the ISA and TASE. The Company General Meeting Notice and Israeli Prospectus shall include such information concerning the Company, SPAC and their respective equity holders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Company General Meeting Notice and Israeli Prospectus, as applicable, or in any amendments or supplements thereto, which information provided by the Company and SPAC, respectively, shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, true and correct.

(c) SPAC and the Company shall take any and all reasonable and necessary actions required to satisfy the requirements of the Israeli securities Laws, the TASE bylaws and other applicable Laws (including Applicable Securities Laws and the Israeli Companies Law) in connection with the Company General Meeting Notice and Israeli Prospectus. Each of SPAC and the Company shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available to the Company and SPAC and their respective Representatives in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Company General Meeting Notice and Israeli Prospectus, and responding in a timely manner to comments from the ISA. Each Party shall promptly correct any information provided by it for use in the Company General Meeting Notice and Israeli Prospectus, as applicable (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. SPAC and the Company shall amend or supplement the Company General Meeting Notice and/or Israeli Prospectus, as applicable, and cause the Company General Meeting Notice and Israeli Prospectus, as applicable, as so amended or supplemented, to be filed with the ISA and TASE, in each case as and to the extent required by applicable Laws (including Applicable Securities Laws) and subject to the terms and conditions of this Agreement and the Company Organizational Documents.

(d) SPAC and the Company, with the assistance of the other Parties, shall promptly respond to any ISA and TASE comments on the Company General Meeting Notice and Israeli Prospectus and shall otherwise use their commercially reasonable efforts to cause the Company General Meeting Notice and Israeli Prospectus, as applicable, to “clear” comments from the ISA and TASE and become effective. The Company shall provide SPAC or SPAC’s Representatives with copies of any written comments, and shall inform SPAC or SPAC’s Representatives of any material oral comments, that the Company or its Representatives receive from the ISA or its staff with respect to the Company General Meeting Notice and/or Israeli Prospectus promptly after the receipt of such comments and shall give SPAC a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments.

(e) If on the date for which the Company General Meeting is scheduled, the Company has not received proxies or votes representing a sufficient number of shares to obtain the Required Company Shareholder Approval, whether or not a quorum is present, the Company may make one or more successive postponements or adjournments of the extraordinary general meeting of the Company’s shareholders with the SPAC’s consent not to be unreasonably withheld. The Company, with the SPAC’s consent not to be unreasonably withheld, may also adjourn the extraordinary general meeting of the Company’s shareholders to establish a quorum.

(f) SPAC and the Company shall comply with all applicable Laws (including Applicable Securities Laws, the Israeli Companies Law, any applicable rules and regulations of the ISA and TASE, SPAC Organizational Documents, the Company Organizational Documents and this Agreement in the preparation, filing and distribution of the Company General Meeting Notice and Israeli Prospectus. The Company (with reasonable cooperation from SPAC) shall take such reasonable steps as are necessary for the listing of the Company Ordinary Shares and the Company Public Warrants on the TASE pursuant to the terms of this Agreement and shall provide such information as is necessary to obtain TASE approval of such listing.

5.16 Confidential Information.

(a) The Company, the Company Representative and Merger Sub agree that during the Interim Period and, in the event this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, they shall, and shall cause their respective Representatives to: (i) treat and hold in strict confidence any SPAC Confidential Information that is provided to such Person, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing their obligations hereunder or thereunder or enforcing their rights hereunder or thereunder, or in furtherance of their authorized duties on behalf of SPAC or its Subsidiaries), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the SPAC Confidential Information without SPAC’s prior written consent; and (ii) in the event that the Company, the Company Representative, Merger Sub or any of their respective Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, becomes legally compelled to disclose any SPAC Confidential Information, (A) provide SPAC to the extent legally permitted with prompt written notice of such requirement so that SPAC or an Affiliate thereof may seek, at SPAC’s cost, a protective Order or other remedy or waive compliance with this Section 5.16(a), and (B) in the event that such protective Order or other remedy is not obtained, or SPAC waives compliance with this Section 5.16(a), furnish only that portion of such SPAC Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such SPAC Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Company, the Company Representative and Merger Sub shall, and shall cause their respective Representatives to, promptly deliver to SPAC or destroy (at SPAC’s election) any and all copies (in whatever form or medium) of SPAC Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon. Notwithstanding the foregoing, (x) the Company, the Company Representative and Merger Sub and their Representatives shall be permitted to disclose any and all SPAC Confidential Information to the extent required by Israeli securities Laws or the rules and regulations of TASE or the ISA, as advised by outside counsel and after giving SPAC a reasonable opportunity under the circumstances to review such disclosure and considering in good faith any comments made by SPAC regarding such disclosure, (y) the Company and Merger Sub shall, and shall cause their respective Representatives to, treat and hold in strict confidence any Trade Secret of SPAC disclosed to such Person until the earlier of (i) such information ceases to be a Trade Secret, (ii) Closing, or (iii) the dissolution of SPAC; and SPAC shall, and shall cause its Representatives to, treat and hold in strict confidence any Trade Secret of the Company and/or Merger Sub disclosed to such Person until such information ceases to be a Trade Secret, and (z) the Company, Merger Sub and their Representatives shall be permitted to retain copies of SPAC Confidential Information to the extent required by internal compliance policies or applicable Laws or to satisfy requirements of a Governmental Authority.

(b) SPAC and the SPAC Representative hereby agree that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, they shall, and shall cause their respective Representatives to: (i) treat and hold in strict confidence any Company Confidential Information that is provided to such Person, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing their obligations hereunder or thereunder or enforcing their rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Company’s prior written consent; and (ii) in the event that SPAC, SPAC Representative or any of their respective Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, becomes legally compelled to disclose any Company Confidential Information, (A) provide the Company to the extent legally permitted with prompt written notice of such requirement so that the Company may seek, at the Company’s sole expense, a protective Order or other remedy or waive compliance with this Section 5.16(b) and (B) in the event that such protective Order or other remedy is not obtained, or the Company waives compliance with this Section 5.16(b), furnish only that portion of such Company Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Company Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, SPAC and SPAC Representative shall, and shall cause their respective Representatives to, promptly deliver to the Company or destroy (at the Company’s election) any and all copies (in whatever form or medium) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon. Notwithstanding the foregoing, (x) SPAC and SPAC Representative and their respective Representatives shall be permitted to disclose any and all Company Confidential Information to the extent required by Applicable Securities Laws, as advised by outside counsel and after giving the Company a reasonable opportunity under the circumstances to review such disclosure and considering in good faith any comments made by the Company regarding such disclosure, (y) SPAC and SPAC Representative shall, and shall cause their respective Representatives to, treat and hold in strict confidence any Trade Secret of the Company or Merger Sub disclosed to such Person until such information ceases to be a Trade Secret and (z) SPAC, SPAC Representative and their respective Representatives shall be permitted to retain copies of Company Confidential Information to the extent required by internal compliance policies or applicable Laws or to satisfy requirements of a Governmental Authority.

(c) For the avoidance of doubt, the obligations set forth in this Section 5.16 are in addition to and shall not supersede any continuing obligations under any confidentiality agreement between or among the Parties.

5.17 Post-Closing Board of Directors and Executive Officers.

(a) The Parties shall take all necessary action so that effective as of the Closing, the Company’s board of directors (the “Post-Closing Board”) will consist of seven (7) individuals. Immediately after the Closing, the Parties shall take all necessary action to designate and appoint to the Post-Closing Board as follows: (i) two (2) individuals that are designated by SPAC prior to the Closing, at least one of whom shall qualify as an independent director under Nasdaq rules and under the Israeli Companies Law, (ii) three (3) individuals that are designated by the Company prior to the Closing, at least one of whom shall be required to qualify as an independent director under Nasdaq rules and under the Israeli Companies Law, and (iii) two (2) individuals mutually agreed upon by SPAC and the Company prior to Closing, each of whom shall qualify as an independent director under Nasdaq rules and under the Israeli Companies Law. Subject to resignations provided by the Company’s directors, the board of directors of the Surviving Company immediately after the Closing shall be the same as the board of directors of the Company immediately prior to the Closing. The Post-Closing Board shall consist of three classes of directors serving staggered terms, as shall be more particularly set forth in the Amended Organizational Documents. At or prior to the Closing, the Company shall provide each director with a customary director indemnification agreement, in form and substance approved by the Company’s shareholders.

(b) The individuals serving as the chief executive officer and chief financial officer, respectively, of the Company immediately after the Closing shall be the same individuals (in the same office) as that of the Company immediately prior to the Closing (unless, at its sole discretion, the Company desires to appoint another qualified person to either such role, in which case, such other person identified by the Company shall serve in such role).

5.18 Company Equity Plan. Prior to the effectiveness of the Registration Statement, the board of directors of the Company shall approve and adopt an amendment to the Company Equity Plan (the “Amended Company Equity Plan”), substantially in the form as the Company and SPAC mutually agree, and in the manner prescribed under applicable Laws, to become effective as of the Closing Date, reserving for grant thereunder a number of Company Ordinary Shares which, together with the Company’s unallocated and unpromised Company Ordinary Shares reserved for issuance under the Company Equity Plan as of Closing, shall be equal to up to ten percent (10%) of the issued share capital of the Company (exclusive of the number of Company Ordinary Shares subject to outstanding awards under the Company Equity Plan as of such date of approval).

5.19 Indemnification of Directors and Officers.

(a) From and after the Closing Date, the Surviving Company and the Company shall jointly and severally indemnify and hold harmless (i) each present and former director and officer of the Target Company, SPAC or Merger Sub, and (ii) in addition, solely with respect to the Target Company, named senior executives of the Target Company (in each case, solely to the extent acting in his or her capacity as such and to the extent such activities are related to the business of the relevant Target Company, SPAC or Merger Sub, respectively) (the “D&O Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing Date, whether asserted or claimed prior to, at or after the Closing Date (each, a “Claim”), to the fullest extent that the relevant Target Company, SPAC or Merger Sub, respectively, would have been permitted under applicable Law and subject to the limitations of its respective Organizational Documents and indemnification agreements, if any, in effect from time to time at or prior to the Closing to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). After the Closing Date, in the event that any D&O Indemnified Party becomes involved in any capacity in any Action based in whole or in part on, or arising in whole or in part out of, any matter, including the transactions contemplated hereby, existing or occurring at or prior to the Closing Date, the D&O Indemnified Party may retain counsel reasonably satisfactory to them after consultation with the Company; provided, however, that the Company shall have the right to assume the defense thereof with counsel reasonably satisfactory to the D&O Indemnified Parties.

(b) Prior to the Merger Effective Time, the Surviving Company shall use its commercially reasonable efforts to purchase and obtain, as of the Closing Date a “tail” insurance policy, to the extent available on commercially reasonable terms and a, extending coverage for an aggregate period of six (6) years providing directors’ and officers’ liability insurance with respect to claims arising from facts or events that occurred on or before the Closing covering (as direct beneficiaries) those persons who are as of the date of this Agreement currently covered by SPAC’s directors’ and officers’ liability insurance policy, of the type and with the amount of coverage no less favorable than those of the directors’ and officers’ liability insurance maintained as of the date of this Agreement by, or for the benefit of, the SPAC; provided, however, that to the extent a policy as permitted by this Section 5.19 is purchased by SPAC, the aggregate cost of such policy shall be deemed a SPAC Transaction Expense and shall not exceed 300% of the annual premium of SPAC’s directors’ and officers’ liabilities insurance policy as of the date of this Agreement (which consent shall be deemed to be commercially reasonably for purposes of this paragraph (b)).

(c) Notwithstanding the foregoing, (i) none of the Surviving Company or the Company shall be obligated to indemnify a D&O Indemnified Party with respect to any amount in relation to a Claim of any type whatsoever to the extent such Claim (or part thereof) has been paid to the D&O Indemnified Party (or paid directly to a third party on a D&O Indemnified Party’s behalf) by any directors and officers, or other type, of insurance maintained by the Surviving Company or the Company, and (ii) no D&O Indemnified Party shall settle any Claim without the prior written consent of the Surviving Company and the Company (which consents shall not be unreasonably withheld, conditioned or delayed), nor shall any of the Surviving Company or the Company: (A) settle any Claim without either (x) the written consent of all D&O Indemnified Parties against whom such Claim was made (which consents shall not be unreasonably withheld, conditioned or delayed), or (y) obtaining an unconditional general release from all liability arising out of the proceeding to which the Claim relates for all D&O Indemnified Parties without admission nor finding of wrongdoing as a condition of such settlement, or (B) be liable to a D&O Indemnified Party for any amounts paid in settlement of any threatened or pending Claim effected without its prior written consent (which consents shall not be unreasonably withheld, conditioned or delayed).

(d) On or prior to the Closing Date, the Company shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and SPAC with, or for the benefit of, the D&O Indemnified Parties, which indemnification agreements shall continue to be effective following the Closing Date. To the extent applicable, on or prior to the Closing Date, SPAC shall countersign such indemnification agreements with respect to any D&O Indemnified Party that was a director or officer of SPAC prior to the Merger for the purposes of acknowledging the termination of any applicable indemnification agreements between such D&O Indemnified Party and SPAC.

(e) The provisions of this Section 5.19 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties and their respective heirs and representatives.

5.20 Section 16 Matters. Prior to the Closing Date, the Parties shall take all such steps (to the extent permitted under applicable Law) as are reasonably necessary to cause any acquisition or disposition of Company Ordinary Shares or any derivative thereof that occurs or is deemed to occur by reason of or pursuant to the Transactions by each Person who is or will be or may become subject to Section 16 of the Exchange Act with respect to the Company, including by virtue of being deemed a director by deputization, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.21 Trust Account Proceeds. The Parties agree that after the Closing, the funds in the Trust Account, after taking into account payments for the Redemption and any proceeds received by the Company from any Transaction Financing shall be used to pay (i) any unpaid SPAC Transaction Expenses, (ii) any outstanding loans owed by SPAC to Sponsor for the SPAC Transaction Expenses and costs and expenses incurred by or on behalf of SPAC (including administrative costs and expenses incurred by or on behalf of SPAC and any other costs, Liabilities and Indebtedness of SPAC) (without duplication to the payment of any SPAC Transaction Expenses), and (iii) the Company Transaction Expenses. Such amounts shall be paid at the Closing. Any remaining cash in the Trust Account shall be transferred to the Company and used for working capital and general corporate purposes.

5.22 Tax Matters.

(a) Transfer Taxes. The Party required under Law to file all necessary Tax Returns and other documentation, and pay any necessary Taxes, with respect to any transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (including any penalties and interest) incurred in connection with the Merger shall do so, and any other Party shall cooperate and join in the execution of any such Tax Returns and other documentation as necessary, and each of the SPAC and the Company shall share the costs of all such Taxes and fees equally.

(b) Reorganization Covenants.

(i) Each Party shall use its respective commercially reasonable efforts to cause the Merger to qualify, and agree not to, and not to permit or cause any of their Affiliates or Subsidiaries to, take any action, or fail to take any action, other than as contemplated by this Agreement, which to its Knowledge could reasonably be expected to prevent, impede or impair the Merger from qualifying for the Intended Tax Treatment.

(ii) The present plan and intention of the Company is (and will continue to be through the Closing) for the Company (together with the members of the Company’s qualified group within the meaning of Treasury Regulations Section 1.368-1(d)(4)(ii) after the Merger (the “Company’s Qualified Group”)) to retain and/or use for working capital, growth or other general corporate purposes at least fifty percent (50%) of the amount of cash in the Trust Account immediately prior to the Redemption (or, if the Redemption results in a lower amount of cash remaining in the Trust Account following the Redemption, the entire amount of cash in the Trust Account), and the Company does not have a plan or intention (and will not have a plan or intention through the Closing) contrary to the foregoing. In furtherance of the foregoing, the Company (together with the members of the Company’s Qualified Group) shall, during the six month period following Closing, retain and/or use for working capital, growth or other general corporate purposes at least fifty percent (50%) of the amount of cash in the Trust Account immediately prior to the Redemption (or, if the Redemption results in a lower amount of cash remaining in the Trust Account following the Redemption, the entire amount of cash in the Trust Account). For clarity, any loan or other transfer of such cash by the Company to a member of the Company’s Qualified Group and between members of the Company’s Qualified Group will be treated as retained and/or used for working capital, growth or other general corporate purposes by the Company (together with the Company’s Qualified Group). After such six month period, such cash and/or substitute assets shall not be subject to any of the foregoing restrictions and may be used for any purpose thereafter.

(iii) The Company has no present plan or intention to (and will not have any plan or intention through the Closing to) (A) liquidate the Surviving Company, (B) merge the Surviving Company with and into another corporation, excluding (x) any merger of the Surviving Company with and into (a) the Company (or an entity that is disregarded from the Company for U.S. federal income tax purposes) or (b) any first-tier subsidiary of the Company (or any entity that is disregarded from any such first-tier subsidiary for U.S. federal income tax purposes), and (y) any merger where the Surviving Company is the surviving entity in the merger and continues to be wholly-owned by the Company, or (C) sell or otherwise dispose of the shares of the Surviving Company (excluding any transfer that is permitted by Treasury Regulations Section 1.368-2(k)(1)).

(c) Neither the Company, any of its Subsidiaries, nor any Person acting as an intermediary of the foregoing, has any present plan or intention (and will not have any plan or intention through the Closing) to (A) redeem or otherwise acquire any of the Company Ordinary Shares issued to any holders of securities of SPAC pursuant to the Merger or any of the Company Warrants into which the SPAC Public Warrants or SPAC Private Warrants were converted pursuant to the Merger; provided, however, the Company may from time to time repurchase Company Ordinary Shares and/or Company Warrants if any such repurchases are made on the open market through a broker for the prevailing market price pursuant to an open-market repurchase program as described in Rev. Rul. 99-58; or (B) make any distribution with respect to the Company Ordinary Shares issued to any holders of securities of SPAC pursuant to the Merger other than regular normal dividends or distributions made to all holders of such Company Ordinary Shares in the ordinary course of business of the Company. To the knowledge of the Company, no Person (other than its Subsidiaries) is a person related to the Company as defined in Treasury Regulations Section 1.368-1(e)(4).

(d) Cooperation. Each of the Parties shall (and shall cause their respective Affiliates to) cooperate fully, as and to the extent reasonably requested by another Party, in connection with the filing of relevant Tax Returns, any claim for a refund of any Tax, and any audit or tax proceeding. Such cooperation shall include the retention and (upon the other Party’s request) the provision (with the right to make copies) of records and information reasonably relevant to any tax proceeding or audit, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

5.23 NASDAQ Listing. The Company shall use commercially reasonable efforts to cause: (a) the Company’s initial listing application with NASDAQ in connection with the transactions contemplated by this Agreement to have been approved: (b) the Company to satisfy all applicable initial listing requirements of NASDAQ; and (c) the Company Ordinary Shares and Company Warrants issuable in accordance with this Agreement, including the Merger, to be approved for listing on NASDAQ (and SPAC shall reasonably cooperate in connection therewith), subject to official notice of issuance, in each case, as promptly as reasonably practicable after the date of this Agreement, and in any event prior to the Merger Effective Time. The Company shall pay all fees of NASDAQ in connection with the application to list and the listing of Company Ordinary Shares and Company Warrants on NASDAQ. The SPAC shall reasonably cooperate with the Company to the extent necessary for the Company to satisfy the requirements of this Section 5.23.

5.24 Transaction Financing. Without limiting anything to the contrary contained herein, during the Interim Period, SPAC may, but shall not be required to, enter into financing agreements, which, with the consent of the Company, may be a financing into the Company (any such agreements, the “Financing Agreements” and the financing contemplated by such Financing Agreements, the “Transaction Financing”) on such terms as SPAC and the Company shall agree (such agreement not to be unreasonably withheld, conditioned or delayed) and, if requested by SPAC, the Company shall, and shall cause its Representatives to, reasonably cooperate with SPAC in connection with such Financing Agreements (including having the Company’s senior management participate in any investor meetings and roadshows as reasonably requested by SPAC). Such Financing Agreements may include non-redemption agreements from existing Public Stockholders and backstop agreements and private placement subscription agreements (whether for equity or debt) with any investors. Except to the extent permitted pursuant to the terms of the Financing Agreements or otherwise mutually agreed in writing by the Company and SPAC (such agreement not to be unreasonably withheld, conditioned or delayed), and except for any of the following actions that would not materially increase conditionality or impose any new material obligation on the Company or SPAC, during the Interim Period, SPAC shall not (i) reduce the committed investment amount to be received by SPAC under any Financing Agreement or reduce or impair the rights of SPAC under any Financing Agreement in any material respect or (ii) permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the Financing Agreements, in each case, (x) in any material respect and (y) excluding any assignment or transfer contemplated therein or expressly permitted thereby (without any further amendment, modification or waiver to such assignment or transfer provision). SPAC and the Company shall use their commercially reasonable efforts to consummate the Transaction Financing in accordance with the Financing Agreement.

5.25 TASE Continued Listing. The Parties acknowledge and agree that the Company intends to continue and be listed on the TASE unless the Company’s board of directors shall otherwise determine in its sole discretion in accordance with applicable Law.

5.26 Employment Agreements. Prior to the Closing, SPAC and the Company shall use reasonable best efforts to cause any other individuals who may be mutually agreed by SPAC and the Company (prior to the Closing) to enter into employment agreements, in each case effective as of the Closing, in form and substance reasonably acceptable to SPAC and the Company, between each such person and the Company or a Subsidiary of the Company, as applicable (collectively, the “Employment Agreements”).

5.27 Business License. The Company shall make its reasonable commercial efforts to maintain in good standing the temporary business license for its Lod facility in accordance with its terms (the “Business License”) and comply with its terms and conditions in all respects. Prior to the expiration of the Business License the Company shall make its reasonable commercial efforts to renew the license for the longest validity period permitted by the Lod Municipality and thereafter (including following the Closing) maintain the Business License in good standing, comply with its terms and conditions in all respects and diligently act to obtain a permanent business license for its Lod facility.

5.28 Lock-Up Agreements. Following the date of this Agreement, the Company shall use its reasonable best efforts to cause each Significant Company Holder to enter into a Lock-Up Agreement.

5.29 Voting Agreements. Following the date of this Agreement, the Company shall use its reasonable best efforts to cause each Significant Company Holder to enter into a Voting Agreement.

5.30 WHT Ruling. Following the date of this Agreement, SPAC, in coordination with the Company, shall file with the ITA the application for the WHT Ruling.

5.31 Company Representative. As soon as practicable following the date of this Agreement, the Company shall identify a Person to serve as the Company Representative, which Person shall be reasonably acceptable to SPAC, and shall cause such Person to execute a joinder to this Agreement in form and substance reasonably acceptable to the Company and SPAC (the “Joinder”).

Article VI
SURVIVAL

6.1 Non-Survival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements or other provisions, shall survive the Closing, and all of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements or other provisions, shall terminate and expire upon the occurrence of the Closing (and there shall be no Liability after the Closing in respect thereof), in each case, except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part at or after the Closing and then only with respect to any breaches occurring at or after the Closing and (b) Articles IX, X and XI and this Section 6.1.

Article VII
CLOSING CONDITIONS

7.1 Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Merger and the other transactions described herein shall be subject to the satisfaction or written waiver (where permissible) by the Company and SPAC of the following conditions:

(a) Required SPAC Shareholder Approval. The SPAC Shareholder Approval Matters that are submitted to the vote of the shareholders of SPAC at the Extraordinary General Meeting in accordance with the Proxy Statement shall have been approved by the Required SPAC Shareholder Approval.

(b) Required Company Shareholder Approval. The Required Company Shareholder Approval shall have been obtained.

(c) Requisite Regulatory Approvals. All Consents required to be obtained from or made with any Governmental Authority (including the TASE) in order to consummate the Transactions set forth on Schedule 7.1(c) shall have been obtained or made.

(d) No Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by this Agreement.

(e) Net Tangible Assets. Either immediately prior to or upon the Closing, after giving effect to the Redemption and any receipt of proceeds from any Transaction Financing, SPAC shall have net tangible assets of at least $5,000,001 (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act).

(f) Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall remain effective as of the Closing.

(g) NASDAQ and TASE Listings. (i) The Company’s initial listing applications with NASDAQ and TASE in connection with the Transactions shall have been conditionally approved and (ii) the Company’s Ordinary Shares and (with respect to NASDAQ only) the Company Public Warrants to be issued in connection with the Transactions shall have been approved for listing on NASDAQ and TASE (as applicable), subject to official notice of issuance.

(h) Foreign Private Issuer. The Company shall not have received evidence that it will not qualify as a “foreign private issuer” pursuant to Rule 3b-4 of the Exchange Act as of the Closing.

(i) Composition of the Board. The members of the Post-Closing Company Board of Directors shall have been elected or appointed as of the Closing in accordance with the requirements of Section 5.17.

(j) Requisite Consents. The Consents required to be obtained from or made with any third Person in order to consummate the transactions contemplated by this Agreement that are set forth in Schedule 7.1(j) shall have each been obtained or made.

(k) Israeli Prospectus. The Israeli Prospectus shall have been declared effective by the ISA and TASE and shall remain effective as of the Closing.

7.2 Conditions to Obligations of the Company and Merger Sub. In addition to the conditions specified in Section 7.1, the obligations of the Company and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by the Company) of the following conditions:

(a) Representations and Warranties. All of the representations and warranties of SPAC set forth in this Agreement and in any certificate delivered by or on behalf of SPAC pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, SPAC.

(b) Agreements and Covenants. SPAC shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to SPAC since the date of this Agreement which is continuing and uncured.

(d) Closing Deliveries.

(i) Officer Certificate. SPAC shall have delivered to the Company a certificate, dated the Closing Date, signed by an executive officer of SPAC in such capacity, certifying as to the satisfaction of the conditions specified in Sections 7.2(a), 7.2(b), and 7.2(c), with respect to SPAC.

(ii) Secretary Certificate. SPAC shall have delivered to the Company a certificate from its secretary or other executive officer certifying as to, and attaching, (A) copies of the SPAC Organizational Documents as in effect as of the Closing Date (after giving effect to the Merger Effective Time), (B) the resolutions of SPAC’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby, (C) evidence that the Required SPAC Shareholder Approval has been obtained and (D) the incumbency of officers authorized to execute this Agreement or any Ancillary Document to which SPAC is or is required to be a party or otherwise bound.

(iii) Good Standing. SPAC shall have delivered to the Company a good standing certificate (or similar documents applicable for such jurisdictions) for SPAC certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of SPAC’s jurisdiction of organization.

(iv) SPAC Declaration or WHT Ruling. If the WHT Ruling is not obtained prior to the Closing, SPAC shall have delivered to the Company a SPAC Declaration in the form attached hereto as Schedule 1.3(f).

(v) Assignment, Assumption and Amendment to Warrant Agreement. The Company shall have received a copy of each Assignment, Assumption and Amendment to Warrant Agreement in substantially the form attached as Exhibit D hereto, duly executed by SPAC and the Warrant Agent.

(vi) Registration Rights Agreement. The Company shall have received a copy of the Registration Rights Agreement, duly executed by each Company Shareholder party thereto.

(vii) SPAC Registration Rights Agreement Amendment. The Company shall have received a copy of the SPAC Registration Rights Agreement Amendment, duly executed by the SPAC, the Sponsor and the IPO Underwriter.

(viii) Minimum Cash Condition. Upon the Closing, the SPAC shall have available cash and cash equivalents, including funds remaining in the Trust Account (after giving effect to the completion and payment of the Redemption) and the proceeds of any Transaction Financing (for the avoidance of doubt, without taking into account any cash and cash equivalents that the Company may have, other than the proceeds of any Transaction Financing into the Company, if applicable) (after giving effect to the payment of (a) the SPAC’s unpaid SPAC Transaction Expenses, (b) any unpaid loans owed by SPAC to Sponsor, (c) other unpaid administrative costs and expenses incurred by or on behalf of SPAC, (d) any other unpaid costs, Liabilities (excluding any Liabilities not payable in cash that are required to be recorded as accounting liabilities) and Indebtedness of SPAC and (e) the Company Transaction Expenses (including amounts paid prior to the Closing)), equal to at least Ten Million U.S. Dollars ($10,000,000).

(ix) Sponsor Support Agreement. The Sponsor Support Agreement shall be in full force and effect in accordance with the terms thereof as of the Closing.

(x) Sponsor Letter Agreement. The Company shall have received the Sponsor Letter Agreement (including the exhibit attached thereto) in the form attached hereto as Exhibit E, and the Sponsor Letter Agreement (including the exhibit attached thereto) shall have been duly executed by the Sponsor and SPAC, and the terms and provisions of the Sponsor Letter Agreement (including the exhibit attached thereto) shall be in full force and effect in accordance with the terms thereof as of the date of this Agreement or as of Merger Effective Time, as applicable.

7.3 Conditions to Obligations of SPAC. In addition to the conditions specified in Section 7.1, the obligations of SPAC to consummate the Closing are subject to the satisfaction or written waiver (by SPAC) of the following conditions:

(a) Representations and Warranties. All of the representations and warranties of the Company and Merger Sub set forth in this Agreement and in any certificate delivered by or on behalf of the Company or Merger Sub pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, shall be true and correct on and as of the Closing Date as if made on the Closing Date, in each case except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, the Company or Merger Sub, as applicable.

(b) Agreements and Covenants. The Company and Merger Sub shall have performed in all material respects all of their respective obligations and complied in all material respects with all of their respective agreements and covenants under this Agreement to be performed or complied with by them on or prior to the Closing Date.

(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Company since the date of this Agreement which is continuing and uncured.

(d) Closing Deliveries.

(i) Officer Certificate. SPAC shall have received a certificate from the Company, dated as the Closing Date, signed by an executive officer of the Company in such capacity, certifying as to the satisfaction of the conditions specified in Section 7.3(a) with respect to the Company and Merger Sub, as applicable.

(ii) Secretary Certificates. The Company and Merger Sub shall each have delivered to SPAC a certificate from its secretary or other executive officer certifying as to the validity and effectiveness of, and attaching, (A) copies of its Organizational Documents as in effect as of the Closing Date (immediately prior to the Merger Effective Time), (B) the resolutions of its board of directors and shareholders, as applicable, authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which it is a party or bound, and the consummation of the Transactions, (C) evidence that the Required Company Shareholder Approval has been obtained and (D) the incumbency of its officers authorized to execute this Agreement or any Ancillary Document to which it is a party or otherwise bound.

(iii) Good Standing. (i) the Company shall have delivered to SPAC good standing certificates (or similar documents applicable for such jurisdictions) for the Company certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of the Company’s jurisdiction of organization and from each other jurisdiction in which the Company is qualified to do business as a foreign corporation or other entity as of the Closing, (ii) the Company shall have delivered to SPAC a good standing certificate (or similar document applicable for such jurisdiction) for Merger Sub certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of Merger Sub’s jurisdiction of organization; in each case to the extent that good standing certificates or similar documents are generally available in such jurisdiction.

(iv) Amended Organizational Documents. At or prior to the Merger Effective Time, the shareholders of the Company shall have adopted the Amended Organizational Documents in a form to be mutually agreed upon by the Parties.

(v) Assignment, Assumption and Amendment to Warrant Agreement. SPAC shall have received a copy of each Assignment, Assumption and Amendment to Warrant Agreement in substantially the form attached as Exhibit D hereto, duly executed by the Company and the Warrant Agent.

(vi) Registration Rights Agreement. SPAC shall have received a copy of the Registration Rights Agreement, duly executed by the Company and each Company Shareholder party thereto.

(vii) SPAC Registration Rights Agreement Amendment. SPAC shall have received a copy of the SPAC Registration Rights Agreement Amendment, duly executed by the Company.

(viii) Lock-Up Agreements. SPAC shall have received a Lock-Up Agreement for the Locked-Up Company Shareholders (or alternatively, other Company Shareholders who along with the Locked-Up Company Shareholders, have at least the same aggregate Pro Rata Share as the Locked-Up Company Shareholders) in substantially the form attached as Exhibit A hereto, duly executed by the Company and such Company Shareholders, and each Lock-Up Agreement shall be in full force and effect in accordance with the terms thereof as of the Closing.

(ix) Recapitalization; Amendment to Company Articles. Prior to the Merger Effective Time, the Company shall (i) have consummated the Recapitalization, and (ii) provide reasonable evidence that the Company’s shareholders have adopted the Amended Organizational Documents in a form to be agreed upon by the Parties, and shall have provided SPAC with reasonable evidence of such adoption.

(x) Joinder. The Company Representative shall have executed and delivered the Joinder.

(xi) Non-Competition Agreements and Employment Agreements. The Non-Competition Agreements and the Employment Agreements (to the extent mutually agreed by SPAC and the Company pursuant to Section 5.26) shall be in full force and effect in accordance with the terms thereof as of the Closing.

(e) Business License. The Company shall hold a temporary or permanent valid Business License at the Closing.

7.4 Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by the failure of such Party or its Affiliates (or with respect to the Company or Merger Sub) to comply with or perform any of its covenants or obligations set forth in this Agreement in all material respects.

Article VIII
TERMINATION AND EXPENSES

8.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

(a) by mutual written consent of SPAC and the Company;

(b) by written notice by SPAC or the Company if any of the conditions to the Closing set forth in Article VII have not been satisfied or waived by December 31, 2023 (the “Outside Date”); provided, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates (or with respect to the Company or Merger Sub) of any representation, warranty, covenant or obligation under this Agreement was the proximate cause of, or proximately resulted in, the failure of the Closing to occur on or before the Outside Date;

(c) by written notice by either SPAC or the Company if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to a Party if the failure by such Party or its Affiliates (or with respect to the Company or Merger Sub) to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;

(d) by written notice by the Company to SPAC, if (i) there has been a breach by SPAC of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of SPAC shall have become untrue or materially inaccurate, in any case, which would result in a failure of a condition set forth in Section 7.2(a) or Section 7.2(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured before the earlier of (A) end of the twentieth day after written notice of such breach or inaccuracy is provided to SPAC by the Company or (B) the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if at such time the Company or Merger Sub is in uncured breach of this Agreement which would result in a failure of any condition set forth in Section 7.3(a) or Section 7.3(b) from being satisfied;

(e) by written notice by SPAC to the Company, if (i) there has been a breach by the Company or Merger Sub of any of their respective representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 7.3(a) or Section 7.3(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured before the earlier of (A) end of the twentieth (20th) day after written notice of such breach or inaccuracy is provided to the Company by SPAC or (B) the Outside Date; provided, that SPAC shall not have the right to terminate this Agreement pursuant to this Section 8.1(e) if at such time SPAC is in uncured breach of this Agreement which would result in a failure of any condition set forth in Section 7.2(a) or Section 7.2(b) from being satisfied;

(f) by written notice by the SPAC to the Company, if there shall have been a Material Adverse Effect on the Company following the date of this Agreement which is uncured and continuing; or

(g) by written notice by either SPAC or the Company to the other if the Extraordinary General Meeting is held (including any adjournment or postponement thereof) and has concluded, SPAC’s shareholders have duly voted, and the Required SPAC Shareholder Approval was not obtained.

8.2 Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 8.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 8.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party, any of their respective Affiliates or any of their and their Affiliates’ respective Representatives, and all rights and obligations of each Party shall cease, except: (i) Sections 5.14(a), 5.16, 8.3, 9.1, Article X and this Section 8.2 shall survive the termination of this Agreement, (ii) nothing herein shall relieve any Party from Liability for any Fraud Claim against such Party prior to termination of this Agreement, and (iii) nothing herein shall relieve the Company or Merger Sub from Liability for willful breach (in each case of clauses (i), (ii) and (iii) above, subject to Section 9.1). Without limiting the foregoing, and except as provided in Sections 8.3 and this Section 8.2 (but subject to Section 9.1, and subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 10.7), the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to Section 8.1.

8.3 Fees and Expenses. Subject to Sections10.16 and 10.17, unless otherwise provided for in this Agreement, all fees and expenses incurred in connection with this Agreement, the Ancillary Documents and the Transactions contemplated hereby and thereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided that, (i) all registration fees or filing fees payable to TASE or ISA in each case of the foregoing in connection with the Transactions shall be borne by the Company, (ii) all registration fees or filing fees payable to the SEC or Nasdaq, in each case of the foregoing in connection with the Transactions shall be borne by SPAC (other than the registration fees or filing fees payable to the SEC or Nasdaq in connection with the Registration Statement, which shall be borne equally between the Company and SPAC), and (iii) any Extension Expenses shall be borne by SPAC; provided further that, for the avoidance of doubt, (a) if this Agreement is terminated in accordance with its terms, the Company shall be responsible for payment of all unpaid Company Transaction Expenses and SPAC shall be responsible for payment of all unpaid SPAC Transaction Expenses, and (b) if the Closing occurs, then all unpaid SPAC Transaction Expenses, any loans owed by SPAC to Sponsor, other administrative costs and expenses incurred by or on behalf of SPAC, any other costs, Liabilities and Indebtedness of SPAC and all unpaid Company Transaction Expenses shall be paid as set forth in Section 5.21.

Article IX
WAIVERS AND RELEASES

9.1 Waiver of Claims Against Trust. Reference is made to the IPO Prospectus. Each of the Company, the Company Representative, the SPAC Representative and Merger Sub hereby represents and warrants that it understands that SPAC has established the Trust Account containing the proceeds of the IPO and the overallotment shares acquired by SPAC’s underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of SPAC’s public shareholders (including overallotment shares acquired by SPAC’s underwriters) (the “Public Shareholders”) and that, except as otherwise described in the IPO Prospectus, SPAC may disburse monies from the Trust Account only: (a) to the Public Shareholders in the event they elect to redeem their SPAC Class A Shares in connection with the consummation of its initial business combination (as such term is used in the IPO Prospectus) (“Business Combination”) or in connection with a shareholder vote to amend SPAC Organizational Documents to modify the substance or timing of SPAC’s obligation to provide holders of SPAC Class A Shares the right to have their shares redeemed in connection with a Business Combination or to redeem 100% of SPAC Class A Shares if SPAC does not complete a Business Combination within 18 months from the closing of the IPO or with respect to any other provision relating to the rights of holders of SPAC Class A Shares, (b) to the Public Shareholders if SPAC fails to consummate a Business Combination within 18 months after the closing of the IPO, (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any income taxes, and (d) to SPAC after the consummation of a Business Combination, in each case, subject to the Trust Agreement. For and in consideration of SPAC entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Company, the Company Representative, the SPAC Representative and Merger Sub hereby agrees on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement, none of the Company, the Company Representative, the SPAC Representative or Merger Sub nor any of their respective Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account, or make any claim against the Trust Account, regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between SPAC or any of its Representatives, on the one hand, and the Company, the Company Representative, the SPAC Representative or Merger Sub or any of their respective Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). Each of the Company, the Company Representative, the SPAC Representative and Merger Sub on behalf of itself and its Affiliates hereby irrevocably waives any Released Claims that any such Party or any of its Affiliates may have against the Trust Account now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with SPAC or its Representatives and will not seek recourse against the Trust Account for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with SPAC or its Affiliates). The Company, the Company Representative, the SPAC Representative and Merger Sub each agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by SPAC and its Affiliates to induce SPAC to enter in this Agreement, and each of the Company, the Company Representative, the SPAC Representative and Merger Sub further intends and understands such waiver to be valid, binding and enforceable against such Party and each of its Affiliates under applicable Law. Notwithstanding anything herein to the contrary, (A) the Company, the Company Representative, the SPAC Representative and Merger Sub or any of their respective Affiliates may commence any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to SPAC or its Representatives, which proceeding seeks, in whole or in part, monetary relief against SPAC or its Representatives, against assets or funds held outside of the Trust Account (including any funds released from the Trust Account and assets that are acquired with such funds but excluding any distributions to Public Shareholders); provided that such claim shall not permit such Party or any of its Affiliates (or any Person claiming on any of their behaves or in lieu of them) to have any claim against the Trust Account or any amounts contained therein or any distributions to Public Shareholders, and (B) nothing herein shall limit or prohibit the Company, the Company Representative, the SPAC Representative and Merger Sub or any of their respective Affiliates from pursuing a claim against SPAC for specific performance or other equitable relief. This Section 9.1 shall survive termination of this Agreement for any reason.

Article X
MISCELLANEOUS

10.1 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by facsimile or other electronic means, with confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to SPAC at or prior to the Closing, to: Keyarch Acquisition Corporation 275 Madison Avenue, 39th Floor New York, New York 10016 Attn: Kai Xiong Email:

with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105
Attn: Stuart Neuhauser, Esq.
Matthew A. Gray, Esq.
Facsimile No.:
Telephone No.:
Email:

If to SPAC Representative, to: Keyarch Global Sponsor Limited 275 Madison Avenue, 39th Floor New York, New York 10016 Attn: Kai Xiong Email:

with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105
Attn: Stuart Neuhauser, Esq.
Matthew A. Gray, Esq.
Facsimile No.:
Telephone No.:
Email:

If to the Company or Merger Sub at or prior to the Closing, to: Zooz Power Ltd. 13 Hamelacha St., Lod 7152025 Attn: Boaz Weizer, CEO Facsimile No.: Telephone No.: Email:	with a copy (which will not constitute notice) to: Shibolet & Co. 4 Yitzhak Sadeh St. Tel Aviv 6777504 Attn: Ofer Ben-Yehuda Telephone No.: Email:
If to Surviving Company or the Company after the Closing, to: Attn: Boaz Weizer Facsimile No.: Telephone No.: Email:	with a copy (which will not constitute notice) to: Shibolet & Co. 4 Yitzhak Sadeh St. Tel Aviv 6777504 Attn: Ofer Ben-Yehuda Telephone No.: Email:

10.2 Binding Effect; Assignment. Subject to Section 10.3, this Agreement and all of the provisions hereof shall be binding upon and inure solely to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by any Party, by operation of Law or otherwise, without the prior written consent of SPAC and the Company (and after the Closing, the SPAC Representative and Company Representative), and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

10.3 Third Parties. Except for the rights of the D&O Indemnified Parties set forth in Section 5.19, of each of the Sponsor, Ellenoff Grossman & Schole LLP (“EGS”) and Goldfarb Gross Seligman & Co. (“GGS”) set forth in Section 10.15(a) and Shibolet & Co (“Shibolet”) and Lowenstein Sandler LLP (“Lowenstein”) set forth in Section 10.15(b), which the Parties acknowledge and agree are express third party beneficiaries of this Agreement, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

10.4 Arbitration. Any and all disputes, controversies and claims (other than applications for a temporary restraining order, preliminary injunction, permanent injunction or other equitable relief or application for enforcement of a resolution under this Section 10.4, for which Sections 10.5 and 10.6 shall be applicable) arising out of, related to, or in connection with this Agreement or the transactions contemplated hereby (a “Dispute”) shall be governed by this Section 10.4. A party must, in the first instance, provide written notice of any Disputes to the other parties subject to such Dispute, which notice must provide a reasonably detailed description of the matters subject to the Dispute. The parties involved in such Dispute shall seek to resolve the Dispute on an amicable basis within ten (10) Business Days of the notice of such Dispute being received by such other parties subject to such Dispute (the “Resolution Period”); provided, that if any Dispute would reasonably be expected to have become moot or otherwise irrelevant if not decided within sixty (60) days after the occurrence of such Dispute, then there shall be no Resolution Period with respect to such Dispute. Any Dispute that is not resolved during the Resolution Period may immediately be referred to and finally resolved by arbitration pursuant to the then-existing Expedited Procedures (as defined in the AAA Procedures) of the Commercial Arbitration Rules (the “AAA Procedures”) of the AAA. Any party involved in such Dispute may submit the Dispute to the AAA to commence the proceedings after the Resolution Period. To the extent that the AAA Procedures and this Agreement are in conflict, the terms of this Agreement shall control. The arbitration shall be conducted by one arbitrator nominated by the AAA promptly (but in any event within five (5) Business Days) after the submission of the Dispute to the AAA and reasonably acceptable to each party subject to the Dispute, which arbitrator shall be a commercial lawyer with substantial experience arbitrating disputes under acquisition agreements. The arbitrator shall accept his or her appointment and begin the arbitration process promptly (but in any event within five (5) Business Days) after his or her nomination and acceptance by the parties subject to the Dispute. The proceedings shall be streamlined and efficient. The arbitrator shall decide the Dispute in accordance with the substantive law of the state of New York. Time is of the essence. Each party subject to the Dispute shall submit a proposal for resolution of the Dispute to the arbitrator within twenty (20) days after confirmation of the appointment of the arbitrator. The arbitrator shall have the power to order any party to do, or to refrain from doing, anything consistent with this Agreement, the Ancillary Documents and applicable Law, including to perform its contractual obligation(s); provided, that the arbitrator shall be limited to ordering pursuant to the foregoing power (and, for the avoidance of doubt, shall order) the relevant party (or parties, as applicable) to comply with only one or the other of the proposals. The arbitrator’s award shall be in writing and shall include a reasonable explanation of the arbitrator’s reason(s) for selecting one or the other proposal. The seat of arbitration shall be in New York County, State of New York. The language of the arbitration shall be English.

10.5 Governing Law; Jurisdiction. This Agreement and all Actions (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be governed by, construed and enforced in accordance with the Laws (both substantive and procedural) of the State of New York, without regard to the conflict of laws principles thereof. Subject to Section 10.4, except that the Merger, the internal affairs of SPAC and any provisions of this Agreement that are expressly or otherwise required to be governed by the Cayman Act, shall be governed by the Laws of the Cayman Islands (without giving effect to choice of law principles thereof) in respect of which the Parties irrevocably submit to the non-exclusive jurisdiction of the courts of the Cayman Islands. Subject to the immediately preceding sentence, all Actions arising out of or relating to this Agreement shall be heard and determined exclusively by the state and federal courts seated in New York County, New York (or in any appellate court thereof) (the “Specified Courts”). Subject to Section 10.4, each Party hereto hereby (a) submits to the exclusive personal and subject matter jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject to the personal or subject matter jurisdiction of the above- named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 10.1. Nothing in this Section 10.5 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

10.6 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.6.

10.7 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agree that irreparable damage may occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction, restraining order or other equitable remedy to prevent or remedy any breach of this Agreement and to seek to enforce specifically the terms and provisions hereof, in each case, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

10.8 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

10.9 Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by SPAC, the Company, the SPAC Representative and the Company Representative.

10.10 Waiver. Each of SPAC and the Company on behalf of itself and its Affiliates may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-Affiliated Party hereto, (ii) waive any inaccuracy in the representations and warranties by such other non-Affiliated Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby (including by the SPAC Representative or the Company Representative in lieu of such Party to the extent provided in this Agreement). Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Notwithstanding the foregoing, any waiver of any provision of this Agreement after the Closing shall also require the prior written consent of the SPAC Representative and the Company Representative.

10.11 Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits, annexes and schedules attached hereto, which exhibits, annexes and schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings by or among the Parties with respect to the subject matter contained herein.

10.12 Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with IFRS, based on the accounting principles used by the applicable Person; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) the word “day” means calendar day unless Business Day is expressly specified; (i) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (j) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article”, “Schedule”, “Annex” and “Exhibit” are intended to refer to Sections, Articles, Schedules, Annexes and Exhibits to this Agreement; and (k) the term “Dollars” or “$” means United States dollars. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to SPAC or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of SPAC and its Representatives and SPAC and its Representatives have been given access to the electronic folders containing such information.

10.13 Counterparts. This Agreement and each Ancillary Document may be executed and delivered (including by facsimile, e-mail or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

10.14 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, the Parties acknowledge and agree that no recourse under this Agreement or under any Ancillary Documents shall be had against any Person that is not a party to this Agreement or such Ancillary Document, including any past, present or future director, officer, agent, employee or other Representative of any past, present or future equity holder of any Party or of any Affiliate or successor or assignee thereof, as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law.

10.15 Legal Representation.

(a) The Parties agree that, notwithstanding the fact that each of EGS and GGS may have, prior to the Closing, jointly represented SPAC, the SPAC Representative and the Sponsor in connection with this Agreement, the Ancillary Documents and the Transactions, and has also represented SPAC, Sponsor and/or their respective Affiliates in connection with matters other than the transaction that is the subject of this Agreement, each of EGS and GGS will be permitted in the future, after the Closing, to represent the Sponsor, the SPAC Representative or their respective Affiliates in connection with matters in which such Persons are adverse to SPAC or any of their respective Affiliates, including any disputes arising out of, or related to, this Agreement. The Company the Company Representative and Merger Sub hereby agree, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with EGS’ and GGS’ future representation of one or more of the Sponsor, the SPAC Representative or their respective Affiliates in which the interests of such Person are adverse to the interests of Merger Sub, SPAC the Company Representative and/or the Company or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by EGS and GGS of the Sponsor, SPAC, the SPAC Representative or any of their respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Sponsor and the SPAC Representative shall be deemed the clients of each of EGS and GGS with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Sponsor and the SPAC Representative, shall be controlled by the Sponsor and the SPAC Representative and shall not pass to or be claimed by SPAC; provided, further, that nothing contained herein shall be deemed to be a waiver by SPAC or any of its Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

(b) The Parties agree that, notwithstanding the fact that each of Shibolet and Lowenstein may have, prior to the Closing, jointly represented the Company, the Company Representative and the Company Shareholders in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, and has also represented the Company and/or its Affiliates in connection with matters other than the transaction that is the subject of this Agreement, each of Shibolet and Lowenstein shall be permitted in the future, after the Closing, to represent the Company Representative, the Company Shareholders or their respective Affiliates in connection with matters in which such Persons are adverse to the Company or any of its Affiliates, including any disputes arising out of, or related to, this Agreement. Each of SPAC Parties and the SPAC Representative, who is or has the right to be represented by independent counsel in connection with the transactions contemplated by this Agreement, hereby agrees, in advance, to waive (and to cause its Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with each of Shibolet and Lowenstein’s future representation of one or more of the Company Representative, the Company Shareholders or their respective Affiliates in which the interests of such Person are adverse to the interests of SPAC Party or the SPAC Representative or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by each of Shibolet and Lowenstein of the Company, the Company Representative, the Company Shareholders or any of their respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege the Company Representative and the Company Shareholders shall be deemed the clients of each of Shibolet and Lowenstein with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Company Representative and the Company Shareholders, shall be controlled by the Company Representative and the Company Shareholders and shall not pass to or be claimed by the Surviving Subsidiary; provided, further, that nothing contained herein shall be deemed to be a waiver by the Company or any of its Affiliates (including, after the Merger Effective Time, the Surviving Subsidiary) of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

10.16 SPAC Representative.

(a) Each of the SPAC and the Company, on behalf of itself and its Subsidiaries, successors and assigns, by execution and delivery of this Agreement, hereby irrevocably constitutes and appoints Sponsor, in the capacity as the SPAC Representative, as each such Person’s agent, attorney-in-fact and representative, with full power of substitution to act in the name, place and stead of such Person, to act on behalf of such Person from and after the Closing in connection with: (i) controlling and making any determinations with respect to the achievement, vesting or forfeiture of the Earnout Shares under Section 1.2 and the Sponsor Earnout Letter, as applicable; (ii) terminating, amending or waiving on behalf of such Person any provision of this Agreement or any Ancillary Documents to which the SPAC Representative is a party or otherwise has rights in such capacity (together with this Agreement, the “SPAC Representative Documents”); (iii) signing on behalf of such Person any releases or other documents with respect to any dispute or remedy arising under any SPAC Representative Documents; (iv) employing and obtaining the advice of legal counsel, accountants and other professional advisors as the SPAC Representative, in its reasonable discretion, deems necessary or advisable in the performance of its duties as the SPAC Representative and to rely on their advice and counsel; (v) incurring and paying reasonable out-of-pocket costs and expenses, including fees of brokers, attorneys and accountants incurred pursuant to the transactions contemplated hereby, and any other reasonable out-of-pocket fees and expenses allocable or in any way relating to such transaction; and (vi) otherwise enforcing the rights and obligations of any such Persons under any SPAC Representative Documents, including giving and receiving all notices and communications hereunder or thereunder on behalf of such Person; provided, that the Parties acknowledge that the SPAC Representative is specifically authorized and directed to act on behalf of, and for the benefit of, the holders of SPAC Securities and Company Securities other than the Company Security Holders immediately prior to the Merger Effective Time and their respective successors and assigns. All decisions and actions by the SPAC Representative, including any agreement between the SPAC Representative and the Company Representative or any Company Shareholders, shall be binding upon the SPAC, the Company and their respective Subsidiaries, successors and assigns, and neither they nor any other Party shall have the right to object, dissent, protest or otherwise contest the same. The provisions of this Section 10.16 are irrevocable and coupled with an interest. The SPAC Representative hereby accepts its appointment and authorization as the SPAC Representative under this Agreement.

(b) Any other Person, including the Company Representative, the SPAC and the Company may conclusively and absolutely rely, without inquiry, upon any actions of the SPAC Representative as the acts of the Company and the SPAC under any SPAC Representative Documents. The Company Representative, the SPAC and the Company shall be entitled to rely conclusively on the instructions and decisions of the SPAC Representative as to (i) any payment instructions provided by the SPAC Representative or (ii) any other actions required or permitted to be taken by the SPAC Representative hereunder, and the Company, SPAC and their respective securityholders shall not have any cause of action against the Company Representative, SPAC or the Company. The Company Representative, the SPAC, and the Company shall not have any Liability to the Company, SPAC or any of their respective securityholders for any allocation or distribution among the holders of the Company’s securities by the SPAC Representative of payments made to or at the direction of the SPAC Representative.

(c) The SPAC Representative shall not be liable for any act done or omitted under any SPAC Representative Document as the SPAC Representative while acting in good faith and without willful misconduct or gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The SPAC (and after the Closing Company and SPAC shall jointly and severally) indemnify, defend and hold harmless the SPAC Representative from and against any and all losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees (collectively, “Losses”) incurred without gross negligence, bad faith or willful misconduct on the part of the SPAC Representative (in its capacity as such) and arising out of or in connection with the acceptance or administration of the SPAC Representative’s duties under any SPAC Representative Document, including the reasonable out-of-pocket fees and expenses of any legal counsel retained by the SPAC Representative. In no event shall the SPAC Representative in such capacity be liable hereunder or in connection herewith for any indirect, punitive, special or consequential damages. The SPAC Representative shall be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine, including facsimiles or copies thereof, and no Person shall have any Liability for relying on the SPAC Representative in the foregoing manner. In connection with the performance of its rights and obligations hereunder, the SPAC Representative shall have the right at any time and from time to time to select and engage, at the cost and expense of the SPAC (and after the Closing, the Company), attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other out-of-pocket expenses, as the SPAC Representative may deem necessary or appropriate from time to time. All of the indemnities, immunities, releases and powers granted to the SPAC Representative under this Section 10.16 shall survive the Closing and continue indefinitely.

(d) The Person serving as the SPAC Representative may resign upon ten (10) days’ prior written notice to the SPAC and, the Company and the Company Representative, provided, that the SPAC Representative appoints in writing a replacement SPAC Representative. Each successor SPAC Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original SPAC Representative, and the term “SPAC Representative” as used herein shall be deemed to include any such successor SPAC Representatives.

10.17 Company Representative.

(a) Each Company Shareholder, by approval of the Merger, Recapitalization and/or this Agreement, on behalf of itself and its successors and assigns, shall appoint a Company Representative, as each such Person’s agent, attorney-in-fact and representative, with full power of substitution to act in the name, place and stead of such Person, to act on behalf of such Person from and after the Closing in connection with: (i) controlling and making any determinations with respect to the achievement, vesting or forfeiture of the Earnout Shares under Section 1.2; (ii) terminating, amending or waiving on behalf of such Person any provisions of this Agreement or any Ancillary Documents to which the Company Representative is a party or otherwise has rights in such capacity (together with this Agreement, the “Company Representative Documents”), as the same may be from time to time amended, and to do or refrain from doing all such further acts and things, and to execute all such documents on behalf of such Person, if any, as the Seller Representative will deem necessary or appropriate in connection with any of the transactions contemplated under the Company Representative Documents (provided, that any such action, if material to the rights and obligations of the Company Shareholders in the reasonable judgment of the Company Representative, will be taken in the same manner with respect to all Company Shareholders unless otherwise agreed by each Company Shareholder who is subject to any disparate treatment of a potentially material and adverse nature); (iii) signing on behalf of such Person any releases or other documents with respect to any dispute or remedy arising under any Company Representative Document; (iv) employing and obtaining the advice of legal counsel, accountants and other professional advisors as the Company Representative, in its reasonable discretion, deems necessary or advisable in the performance of its duties as the Company Representative and to rely on their advice and counsel; (v) incurring and paying reasonable out-of-pocket costs and expenses, including fees of brokers, attorneys and accountants incurred pursuant to the transactions contemplated hereby, and any other reasonable fees and expenses allocable or in any way relating to such transaction or any indemnification claim, whether incurred prior or subsequent to Closing; (vi) receiving all or any portion of the consideration provided to the Company Shareholders under this Agreement and to distribute the same to the Company Shareholders; and (vii) otherwise enforcing the rights and obligations of any such Persons under any Company Representative Document, including giving and receiving all notices and communications hereunder or thereunder on behalf of such Person provided, that the Parties acknowledge that the Company Representative is specifically authorized and directed to act on behalf of, and for the benefit of, the pre-Merger Effective Time holders of Company Ordinary Shares and their respective successors and assigns. All decisions and actions by the Company Representative, including any agreement between the Company Representative and the SPAC Representative, shall be binding upon each Company Shareholder and his, her or its respective successors and assigns, and neither they nor any other Party shall have the right to object, dissent, protest or otherwise contest the same. The provisions of this Section 10.17 are irrevocable and coupled with an interest. The Company Representative hereby accepts its appointment and authorization as the Company Representative under this Agreement.

(b) Any other Person, including the SPAC Representative, the SPAC and the Company may conclusively and absolutely rely, without inquiry, upon any actions of the Company Representative as the acts of the Company Shareholders under any Company Representative Documents. The SPAC Representative, the SPAC and the Company shall be entitled to rely conclusively on the instructions and decisions of the Company Representative as to (i) any payment instructions provided by the Company Representative or (ii) any other actions required or permitted to be taken by the Company Representative hereunder, and no Company Shareholder shall have any cause of action against the SPAC Representative, SPAC or the Company. The SPAC Representative, the SPAC and the Company shall not have any Liability to any Company Shareholder for any allocation or distribution among the Company Shareholders by the Company Representative of payments made to or at the direction of the Company Representative. All notices or other communications required to be made or delivered to a Company Shareholder under any Company Representative Document shall be made to the Company Representative for the benefit of such Company Shareholder, and any notices so made shall discharge in full all notice requirements of the other parties hereto or thereto to such Company Shareholder with respect thereto. All notices or other communications required to be made or delivered by a Company Shareholder shall be made by the Company Representative (except for a notice under Section 10.17(d) of the replacement of the Company Representative).

(c) The Company Representative shall not be liable for any act done or omitted under any Company Representative Document as the Company Representative while acting in good faith and without willful misconduct or gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Company shall (and after the Closing SPAC and the Company shall jointly and severally) indemnify, defend and hold the Company Representative harmless from and against any and all Losses incurred without gross negligence, bad faith or willful misconduct on the part of the Company Representative (in its capacity as such) and arising out of or in connection with the acceptance or administration of the Company Representative’s duties under any Company Representative Document, including the reasonable out-of-pocket fees and expenses of any legal counsel retained by the Company Representative. In no event shall the Company Representative in such capacity be liable hereunder or in connection herewith for any indirect, punitive, special or consequential damages. The Company Representative shall be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine, including facsimiles or copies thereof, and no Person shall have any Liability for relying on the Company Representative in the foregoing manner. In connection with the performance of its rights and obligations hereunder, the Company Representative shall have the right at any time and from time to time to select and engage, at the cost and expense of the Company, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other out-of-pocket expenses, as the Company Representative may deem necessary or appropriate from time to time. All of the indemnities, immunities, releases and powers granted to the Company Representative under this Section 10.17 shall survive the Closing and continue indefinitely.

(d) If the Company Representative shall die, become disabled, dissolve, resign or otherwise be unable or unwilling to fulfill its responsibilities as representative and agent of Company Shareholders, then the Company Shareholders shall, within ten (10) days after such death, disability, dissolution, resignation or other event, appoint a successor Company Representative (by vote or written consent of the Company Shareholders holding in the aggregate a Pro Rata Share in excess of fifty percent (50%) of Company Ordinary Shares), and promptly thereafter (but in any event within two (2) Business Days after such appointment) notify the SPAC Representative, the Company and the SPAC in writing of the identity of such successor. Any such successor so appointed shall become the “Company Representative” for purposes of this Agreement.

Article XI
DEFINITIONS

11.1 Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“AAA” means the American Arbitration Association or any successor entity conducting arbitrations.

“Action” means any charge, claim, demand, notice of noncompliance or violation, action, complaint, petition, investigation, appeal, suit, litigation, arbitration or other similar proceeding initiated or conducted by a mediator, arbitrator or Governmental Authority, whether administrative, civil, regulatory or criminal, and whether at law or in equity, or otherwise under any applicable Law.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. For the avoidance of doubt, Sponsor shall be deemed to be an Affiliate of SPAC prior to the Closing.

“Ancillary Documents” means each agreement, instrument or document attached hereto as an Exhibit and the Lock-Up Agreements, the Non-Competition and Non-Solicitation Agreements, the Target Voting Agreement, the Sponsor Earnout Letter, the Employment Agreements, the Registration Rights Agreement, the SPAC Registration Rights Agreement Amendment, each Assignment, Assumption and Amendment to Warrant Agreement and the Surviving Company Memorandum and Articles of Association Documents and the other agreements, certificates and instruments to be executed or delivered by any of the Parties hereto in connection with or pursuant to this Agreement.

“Audited Financial Statements” means the audited financial statements of the Company (including any related notes thereto), consisting of the audited balance sheets of the Company as of the Balance Sheet Date and the related audited income statements, changes in shareholder equity and statements of cash flows for the years ended December 31, 2022 and December 31, 2021.

“Balance Sheet Date” means December 31, 2022.

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, employment or consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has any Liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York or Tel Aviv, Israel, are authorized to close for business, excluding as a result of “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in New York, New York or Tel Aviv, Israel are generally open for use by customers on such day.

“Cayman Act” means the Cayman Islands Companies Act (as amended).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Company Organizational Documents” means the articles of association of the Company.

“Company Confidential Information” means all confidential or proprietary documents and information concerning the Company, Merger Sub or any of their respective Representatives, furnished in connection with this Agreement or the transactions contemplated hereby; provided, however, that Company Confidential Information shall not include any information which, (i) at the time of disclosure by SPAC or its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by the Company, Merger Sub or their respective Representatives to SPAC or its Representatives was previously known by such receiving party, other than from the Company, Merger Sub or their respective Representatives, without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information.

“Company Equity Plan” means the Company’s 2015 Share Option Plan, as amended from time to time.

“Company Option” means, as of any determination time, each option to purchase Company Ordinary Shares that is outstanding and unexercised and granted under the Company Equity Plan.

“Company Ordinary Shares” means the Company’s Ordinary Shares with a par value of ILS 0.00025 each.

“Company Private Warrants” means one whole warrant entitling the holder thereof to purchase one (1) Company Ordinary Share at a purchase price of $11.50 per share, which warrants will be issued by the Company in the Merger in exchange for the SPAC Private Warrants.

“Company Public Warrants” means one whole warrant entitling the holder thereof to purchase one (1) Company Ordinary Share at a purchase price of $11.50 per share, which warrants will be issued by the Company in the Merger in exchange for the SPAC Public Warrants.

“Company Reporting Documents” means (i) the Company’s annual reports filed on the ISA’s Internet-based “MAGNA” system and the TASE website for each fiscal year of the Company beginning with the first year the Company was required to file such a report, (ii) the Company’s quarterly reports filed on the ISA’s Internet-based “MAGNA” system and the TASE website for each fiscal quarter that the Company was required to file such reports to disclose its quarterly financial results in each of the fiscal years of the Company referred to in clause (ii) above, and (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by the Company on the ISA’s Internet-based “MAGNA” system and/or the TASE website since the beginning of the first fiscal year referred to in clause (i) above.

“Company Securities” means the Company Ordinary Shares, and after the Closing, the Company Warrants, collectively.

“Company Security Holders” means, collectively, the holders of Company Securities.

“Company Shareholders” means, collectively, the holders of Company Ordinary Shares.

“Company Shares” means the Company Ordinary Shares.

“Company Transaction Expenses” means all fees and expenses of any of the Company or Merger Sub (and not otherwise expressly allocated to SPAC pursuant to the terms of this Agreement or any Ancillary Document) paid, incurred, or payable as of the Closing Date in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Document, the performance of their covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, or other agents or service providers of the Company or Merger Sub, (b) all bonuses, change in control payments, retention payments, severance payments or similar payments payable in connection with the execution of this Agreement or the consummation of the transactions contemplated hereby, and the amount of the employer portion of any employment Taxes payable with respect to such payments, and (c) any other fees, expenses, commissions or other amounts that are expressly allocated to the Company or Merger Sub pursuant to this Agreement or any Ancillary Document.

“Company Warrants” means, collectively, the Company Private Warrants and the Company Public Warrants.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Continuing Company Options” means, collectively, the Outstanding ITM Company Options and the Company Options set forth on Schedule 11.1 which shall be delivered by the Company to the Purchaser within five (5) Business Days following the date hereof.

“Contracts” means all contracts, agreements, arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast ten percent (10%) or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive ten percent (10%) or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a Person described in clause (a) above) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

“Copyrights” means any works of authorship, mask works designs and other equivalent rights in any of the foregoing, and all copyrights therein, and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

“COVID-19” shall mean SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” shall mean any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Laws, guidelines or recommendations promulgated by any applicable Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19 or any other epidemics, pandemics or disease outbreaks, including the CARES Act and Families First Act, for similarly situated companies.

“Environmental Law” means any Law in any way applicable to the Company and relating to (a) the protection of human health and safety, (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Foreign Plan” means any plan, fund (including any superannuation fund) or other similar program or arrangement established or maintained outside the United States or Israel by the Company primarily for the benefit of employees of the Company residing outside the United States or Israel, as applicable, which plan, fund or other similar program or arrangement provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code or applicable Israeli Law, excluding any plan, program or arrangement required by a Governmental Authority.

“Fraud Claim” means any claim a Party has committed an actual and intentional fraud as defined under the laws of the State of New York.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department, division, commission or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Government Grant” means any grant, incentive, subsidy, award, participation, exemption, status or other benefit from any Governmental Authority granted to, provided to, or enjoyed by the Company, including by or on behalf of or under the authority of the IIA, the Investment and Development Authority for Industry and Economy at the Israeli Ministry of Economy and Industry and the Israel-U.S. Binational Industrial Research and Development Foundation.

“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance”, “pollutant”, “contaminant”, “hazardous waste”, “regulated substance”, “hazardous chemical”, or “toxic chemical” (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability or responsibility, under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.

“IIA” means the Israel Innovation Authority, formerly known as the Office of the Chief Scientist of the Israeli Ministry of Economy.

“IIA Grants” means Government Grants from the IIA granted to the Company.

“IFRS” means the Internal Financial Reporting Standards as in effect issued by the International Accounting Standards Board.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than those incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with IFRS (as applicable to such Person), (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against and not settled, (f) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (g) all obligations secured by a Lien on any property of such Person, (h) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person, and (i) all obligations described in clauses (a) through (h) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Independent Expert” shall mean a mutually acceptable independent (i.e., no prior material business relationship with any Party for the prior two (2) years) expert accounting firm appointed by the SPAC Representative and the Company Representative, which appointment will be made no later than ten (10) days after the Independent Expert Notice Date; provided, that if the Independent Expert does not accept its appointment or if the Representative Parties cannot agree on the Independent Expert, in either case within twenty (20) days after the Independent Expert Notice Date, either Representative Party may require, by written notice to the other Representative Party, that the Independent Expert be selected by the New York City Regional Office of the AAA in accordance with the AAA’s procedures. The parties agree that the Independent Expert will be deemed to be independent even though a Party or its Affiliates may, in the future, designate the Independent Expert to resolve disputes of the types described in Section 1.2(c).

“Independent Expert Notice Date” means the date that a Representative Party receives written notice under Section 1.2(b)(i) or 1.2(b)(ii) from the other Representative Party referring such dispute to the Independent Expert.

“Innovation Law” means the Israeli Encouragement of Research, Development and Technological Innovation in Industry Law, 1984.

“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world: Patents, Trademarks, Copyrights, Trade Secrets, Internet Assets, Software and other intellectual property, and all licenses, sublicenses and other agreements or permissions related to the preceding property.

“Internet Assets” means any and all domain name registrations, web sites and web addresses and related rights, items and all documentation related thereto, and any applications for registration therefor worldwide.

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended.

“IPO” means the initial public offering of SPAC Units pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of SPAC, dated as of April 8, 2021, and filed with the SEC on January 26, 2022 (File No. 333-261500).

“IPO Underwriter” means EarlyBirdCapital, Inc., as the representative of the underwriters in the IPO.

“ISA” means the Israeli Securities Authority.

“Israeli Companies Law” means the Israeli Companies Law, 5759-1999.

“Israeli Securities Law” means the Israeli Securities Law, 1968, as amended, and the regulations and rules promulgated thereunder.

“ITA” means the Israeli Tax Authority.

“Knowledge” means, with respect to (i) the Company, the actual knowledge of the Company’s Chairman of the Board, the Company’s Chief Executive Officer or the Company’s Chief Financial Officer, after reasonable inquiry, or (ii) any other Party, (A) if an entity, the actual knowledge of its directors and executive officers, after reasonable inquiry, or (B) if a natural person, the actual knowledge of such Party, after reasonable inquiry.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all liabilities, Indebtedness, or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under IFRS), including Tax liabilities due or to become due.

“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law, in each instance, other than Permitted Liens.

“Management Company Holders” means the directors and executive officers of the Company directly or indirectly holding Company Securities as of the date of this Agreement.

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect after the date of this Agreement that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations, prospects or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries on a timely basis to consummate the transactions contemplated by this Agreement or the Ancillary Documents to which it is a party or bound or to perform its obligations hereunder or thereunder; provided, however, that any fact, event, occurrence, change or effect directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other facts, events, occurrences, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect pursuant to clause (a) above has occurred: (i) general changes in the financial or securities markets or general economic or political conditions in the country or region in which such Person or any of its Subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries principally operate; (iii) changes in IFRS or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (iv) conditions caused by any acts of God, terrorism, war (whether or not declared) or natural disaster or any worsening thereof; (v) any epidemic, pandemic, plague or other outbreak of illness or disease or public health event (including COVID-19) or any COVID-19 Measures or any changes or prospective changes in such COVID-19 Measures or changes or prospective changes in the interpretation, implementation or enforcement thereof; (vi) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein); (vii) with respect to SPAC, the consummation and effects of the Redemption (or any redemption in connection with the Extension); (viii) with respect to the Company, the inclusion of any going concern qualification in any financial statements of the Company, including in the Company Financials; and (ix) the announcement or the existence of this Agreement or the transactions contemplated hereby, including the impact thereof on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with employees, labor unions, works councils or other labor organizations, customers, suppliers or partners; provided, further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i), (ii), (iii) and (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person or any of its Subsidiaries compared to other participants in the industries and geographic location in which such Person or any of its Subsidiaries primarily conducts and operates its businesses. Notwithstanding the foregoing, with respect to SPAC, the amount of the Redemption or the failure to obtain the Required SPAC Shareholder Approval shall not be deemed to be a Material Adverse Effect on or with respect to SPAC.

“Merger Sub Ordinary Shares” means the ordinary shares, par value $1 per share, of Merger Sub, which shares shall entitle the holder thereof to one vote per share, as provided for and fully described in memorandum and articles of association of Merger Sub.

“NASDAQ” means The Nasdaq Stock Market LLC.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other Action that is or has been entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Ordinance” means the Israeli Income Tax Ordinance (New Version), 1961, as amended, and the rules and regulations promulgated thereunder.

“Ordinary Course of Business” means (i) the ordinary course of the Company’s business consistent with past practices, (ii) any reasonable actions or omission in response to or otherwise related to any change, effect, event, occurrence, state of facts or development attributable to COVID-19 or COVID-19 Measures, and (iii) any other action reasonably deemed necessary in the good faith determination of the management or directors of the Company in connection with the operations of the Company or the furtherance of the Transactions.

“Organizational Documents” means, with respect to any Person, its memorandum and articles of association or similar organizational documents, in each case, as amended. With respect to SPAC, Organizational Documents shall also include the Trust Agreement.

“Outstanding ITM Company Options” means outstanding options to purchase Company Ordinary Shares, the exercise price of which (after the Recapitalization) is lower than or equal to $10.00; for the avoidance of doubt, Outstanding ITM Company Options (i) shall include, without limitation, any Company Interim Options to the extent granted by the Company and to the extent the exercise price thereof (after the Recapitalization) is lower than or equal to $10.00, and (ii) shall in no event include the Company Options set forth on Schedule 11.1 which shall be delivered by the Company to the Purchaser within five (5) Business Days following the date hereof.

“Patents” means any patents, patent applications in any jurisdiction in the world, and the inventions, designs and improvements described and claimed therein, and other patent rights (including any divisionals, provisionals, non-provisionals, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn, or refiled).

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“Permits” means all federal, state, local or foreign or other third-party permits or temporary permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

“Permitted Liens” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and other similar statutory Liens arising or incurred in the ordinary course of business, (b) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and for which adequate reserves have been established with respect thereto, (c) Liens incurred or deposits made in the Ordinary Course of Business in connection with social security, (d) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (e) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case, arising in the ordinary course of business, (f) statutory Liens of landlords, lessors or renters in each instance, which do not and would not reasonably be expected to impair, individually or in the aggregate, in any material respect the access to or operations of the relevant property, (g) Liens of carriers, warehousemen, mechanics, materialmen, workmen, repairmen and other Liens imposed by Law that are not yet due and payable or that are being contested in good faith; (h) Liens incurred or deposits made in the ordinary course of business and on a basis consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security; (i) defects or imperfections of title, encroachments, easements, declarations, conditions, covenants, rights-of-way, restrictions and other charges, instruments or encumbrances or other defects affecting title to real estate (including any leasehold or other interest therein), in each instance, which do not and would not reasonably be expected to impair, individually or in the aggregate, in any material respect the access to or operations of the relevant property; (j) Liens not created by the Company that affect the underlying fee interest of any real property utilized by such person, in each instance, which do not and would not reasonably be expected to impair, individually or in the aggregate, in any material respect the access to or operations of the relevant property; (k) zoning ordinances, variances, conditional use permits and similar regulations, permits, approvals and conditions with respect to real property, in each instance, which do not and would not reasonably be expected to impair, individually or in the aggregate, in any material respect the access to or operations of the relevant property, or (l)Liens arising under this Agreement or any Ancillary Document.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“Pro Rata Share” means, with respect to each Company Shareholder, a fraction expressed as a percentage equal to (i) the number of Company Ordinary Shares that such Company Shareholder holds at the Closing after giving effect to the Recapitalization, divided by (ii) the total number of Company Ordinary Shares held by all Company Shareholders at the Closing after giving effect to the Recapitalization.

“Related Person” means any officer, director, manager, employee, trustee of the Company or any of its Affiliates, nor any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person).

“Remedial Action” means all actions to (i) clean up, remove, treat, or in any other way address any Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) correct a condition of noncompliance with Environmental Laws.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“Required SPAC Shareholder Approval” means the approval of the SPAC Shareholder Approval Matters by the requisite vote of the holders of SPAC Shares at the Extraordinary General Meeting, in accordance with, and as required by the SPAC Organizational Documents, the Cayman Act and other applicable law.

“Rights Agreement” means that certain Rights Agreement, dated as of January 24, 2022, by and between SPAC and Continental Stock Transfer & Trust Company, as rights agent.

 “SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Significant Company Shareholders” means those Company Shareholders to be mutually agreed to by the Company and SPAC.

“Software” means any computer software programs, including all source code, object code, and documentation related thereto.

“SOX” means the U.S. Sarbanes-Oxley Act of 2002, as amended.

“SPAC Organizational Documents” means the Amended and Restated Memorandum and Articles of Association of SPAC; provided, that references herein to the SPAC Organizational Documents for periods after the Merger Effective Time includes the Surviving Company Memorandum and Articles of Association.

“SPAC Class A Shares” means the Class A ordinary shares, par value $0.0001 per share, of SPAC.

“SPAC Class B Shares” means the Class B ordinary shares, par value $0.0001 per share, of SPAC.

“SPAC Confidential Information” means all confidential or proprietary documents and information concerning SPAC or any of its Representatives; provided, however, that SPAC Confidential Information shall not include any information which, (i) at the time of disclosure by the Company, the Company Representative Merger Sub or any of their respective Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by SPAC or its Representatives to by the Company, the Company Representative Merger Sub or any of their respective Representatives, was previously known by such receiving party, other than from SPAC or its Representatives, without violation of Law or any confidentiality obligation by the Person receiving such SPAC Confidential Information. For the avoidance of doubt, from and after the Closing, SPAC Confidential Information will include the confidential or proprietary information of the Company.

“SPAC Preference Shares” means preference shares with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by SPAC’s board of directors.

“SPAC Private Right” means one right that was included as part of each SPAC Private Unit entitling the holder thereof to receive one-tenth (1/10th) of a SPAC Class A Share upon the consummation by SPAC of an initial Business Combination.

“SPAC Private Share” means one SPAC Class A Share included as part of a SPAC Private Unit.

“SPAC Private Units” means the units issued in a private placement at the time of the consummation of the IPO, consisting of (i) one SPAC Class A Share, (ii) one-half of one SPAC Private Warrant and (iii) one SPAC Private Right.

“SPAC Private Warrants” means the warrants issued in a private placement at the time of the consummation of the IPO, entitling the holder thereof to purchase one SPAC Class A Share per whole warrant at a purchase price of $11.50 per share.

“SPAC Public Right” means one right that was included as part of each SPAC Public Unit entitling the holder thereof to receive one-tenth (1/10th) of a SPAC Class A Share upon the consummation by SPAC of an initial Business Combination.

“SPAC Public Units” means the units issued in the IPO (including over-allotment units acquired by SPAC’s underwriter) consisting of (i) one SPAC Class A Share, (ii) one-half of one SPAC Public Warrant and (iii) one SPAC Public Right.

“SPAC Public Warrants” means the warrants that were included as part of each SPAC Unit, entitling the holder thereof to purchase one SPAC Class A Share per whole warrant at a purchase price of $11.50 per share.

“SPAC Rights” means the SPAC Private Rights and SPAC Public Rights, collectively.

“SPAC Shares” means, collectively, the SPAC Class A Shares (including SPAC Private Shares) and the SPAC Class B Shares.

“SPAC Securities” means the SPAC Units, the SPAC Rights, the SPAC Shares, the SPAC Preference Shares and the SPAC Warrants, as appropriate.

“SPAC Transaction Expenses” means all fees and expenses of SPAC (and not otherwise expressly allocated to the Company or Merger Sub pursuant to the terms of this Agreement or any Ancillary Document) incurred or payable as of the Closing Date in connection with the negotiation, preparation or execution of this Agreement or any Ancillary Document, the performance of their covenants or agreements in this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby or thereby, along with any and all deferred expenses (including fees or commissions payable to the underwriters and any legal fees) of the IPO payable upon consummation of a Business Combination, including (a) the fees and expenses of outside legal counsel, accountants, advisors, brokers, investment bankers, consultants, financial printer, proxy solicitor, or other agents or service providers of SPAC, travel and entertainment incurred by SPAC, and (b) any other fees, expenses, commissions or other amounts that are expressly allocated to SPAC pursuant to this Agreement or any Ancillary Document.

“SPAC Units” means the SPAC Private Units and SPAC Public Units, collectively.

“SPAC Warrants” means the SPAC Private Warrants and SPAC Public Warrants, collectively.

“Sponsor” means Keyarch Global Sponsor Limited, a Cayman Islands exempted company.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules. Notwithstanding the forgoing, Merger Sub shall not be deemed to be a Subsidiary of the Company for purposes of this Agreement.

“TASE” means the Tel Aviv Stock Exchange.

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means (a) all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law and (c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement with, or any other express or implied agreement to indemnify, any other Person.

“Trade Secrets” means any trade secrets, confidential business information, customer lists and supplier lists. concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, formulae, algorithms, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions (whether patentable or not), modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, trademark, or trade secret protection).

“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, internet domain names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“Trading Day” means any day on which Company Ordinary Shares are actually traded on Trading Market.

“Trading Market” means from and after the Closing, at any particular time of determination, the principal United States securities exchange or securities market on which the Company Ordinary Shares are then traded.

“Transaction Financing” means any equity or debt financing of SPAC entered into between the date of this Agreement and the Closing, including, without limitation, pursuant to any equity subscription agreement or any non-redemption agreements from existing stockholders of SPAC which may include non-redemption agreements from existing shareholders of SPAC or other actions to minimize redemptions from the Trust Account, provided that any such financing results in cash proceeds to SPAC at or prior to the Closing,.

“Trust Account” means the trust account established by SPAC with the proceeds from the IPO pursuant to the Trust Agreement in accordance with the IPO Prospectus.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of January 24, 2022, as it may be amended (including to accommodate the Merger), by and between SPAC and the Trustee.

“Trustee” means Continental Stock Transfer & Trust Company, in its capacity as trustee under the Trust Agreement.

“VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on Nasdaq or other principal U.S. securities exchange or U.S. securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value as determined reasonably and in good faith by a majority of the disinterested independent directors of the board of directors (or equivalent governing body) of the applicable issuer. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization or other similar transaction during such period.

“Warrant Agent” means Continental Stock Transfer & Trust Company, as warrant agent under the Warrant Agreements.

“Warrant Agreements” means the Private Warrant Agreement, dated as of January 24, 2022, by and between SPAC and the Warrant Agent, and the Public Warrant Agreement, dated as of January 24, 2022, by and between SPAC and the Warrant Agent.

“WHT Ruling” means a ruling confirming, among others, that the Company and anyone acting on its behalf shall be exempt from withholding Tax obligations in relation to payments made under this Agreement including the issuance of Company Ordinary Shares and/or Company Warrants to the SPAC holders (which ruling may be subject to customary conditions regularly associated with such a ruling).

11.2 Section References. The following capitalized terms, as used in this Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:

Term	Section
1934 Act Registration Statement	5.13(a)
5% Holder	1.3(d)
5% Holder Withholding Drop Date	1.3(d)
5% Holder Tax Document	1.3(d)
AAA Procedures	10.4

Accounts Receivable	4.7(f)
Acquisition Proposal	5.8(a)
Additional Period	1.2(h)(ii)
Agreement	Preamble
Alternative Transaction	5.8(a)
Amended Company Equity Plan	5.18
Amended Organizational Documents	1.1(d)
Antitrust Laws	5.11(b)
Applicable Securities Laws	5.9
Assignment, Assumption and Amendment to Warrant Agreement	Recitals
Audited Financial statements	5.4(a)
Business Combination	9.1
Business License	5.27
Cancelled Shares	1.1(f)(v)
Capital Investment Law	4.14(o)
Cayman Registrar	1.1(b)
CFO	1.2(b)(i)
Claim	5.19(a)
Closing	1.1(a)
Closing Date	1.1(a)
Closing Filing	5.14(b)
Closing Press Release	5.14(b)
Company	Preamble
Company Benefit Plan	4.19(a)
Company Disclosure Schedules	Article IV
Company Financials	4.7(a)
Company General Meeting	5.15(a)
Company General Meeting Notice	5.15(a)
Company Government Grants	4.13(g)
Company Intellectual Property	4.13(c)
Company IP Licenses	4.13(a)
Company Material Contract	4.12(a)
Company Ordinary Shares	Recitals
Company Permits	4.10
Company Personal Property Leases	4.16
Company’s Qualified Group	5.22(b)(ii)
Company Real Property Leases	4.15
Company Registered IP	4.13(a)
Company Representative	Preamble
Company Representative Documents	10.17(a)
Company Shareholder Approval Matters	5(a)

Term	Section
Company Warrant Assumption	Recitals
Company’s Qualified Group	5.20(b)(ii)
Continuing Warrants	Recitals
Conversion Ratio	1.1(h)(i)(A)

D&O Indemnified Parties	5.19(a)
Dispute	10.4
Earnout Period	1.2(a)
Earnout Rights	1.2(a)
Earnout Shares	1.2(a)
Earnout Statement	1.2(b)(ii)
Earnout Ruling	1.2(h)(i)
EGS	10.3
Employment Agreements	5.26
Enforceability Exceptions	2.2
Environmental Permits	4.20(a)
Exchange Agent	1.6(a)
Exercising Warrants	Recitals
Export Approvals	4.22(d)
Extension	5.3(a)
Extension Expenses	5.3(b)(iv)
Extraordinary General Meeting	5.13(a)
Financing Agreements	5.24
First Level Contingent Share Consideration	1.2(a)(i)
First Earnout Milestone	1.2(a)(i)
First Revenue Earnout Milestone	1.2(a)(i)
Founder Shares	Recitals
Gross Revenue	1.2(a)(i)
GGS	10.3
Intended Tax Treatment	Recitals
Interim Balance Sheet Date	4.7(a)
Interim Options	5.2(b)(ii)
Interim Period	5.1(a)
Interim Period Indebtedness	5.2(b)(iv)
ISA	5.9
Israeli Prospectus	5.15(a)
Israeli VAT Law	4.14(m)
Joinder	5.31
Locked-Up Company Shareholders	Recitals
Lock-Up Agreement	Recitals
Losses	10.16(c)
Lost Certificate Affidavit	1.6(c)
Lowenstein	10.3
Merger	Recitals
Merger Consideration	Recitals
Merger Documents	1.1(b)
Merger Effective Time	1.1(b)
Merger Sub	Preamble
Non-Competition Agreement	Recitals

Term	Section
OFAC	2.17(c)
Off-the-Shelf Software	4.13(a)
Outbound IP License	4.13(c)
Outside Date	8.1(b)
Outstanding Company Warrants	Recitals
Party/Parties	Preamble
Paying Agent	1.2(h)(ii)
Pre-Closing Company Shareholders	1.2(a)
Price Earnout Milestone	1.2(a)(iii)
Price Earnout Statement	1.2(b)(i)
Post-Closing Board	5.17(a)
Prohibited Party Lists	4.22(c)
Proxy Statement	5.13(a)
Public Certifications	2.6(a)
Public Shareholders	9.1
Recapitalization	1.1(h)(i)
Redemption	5.13(a)
Registration Rights Agreement	Recitals
Registration Statement	5.13(a)
Released Claims	9.1
Required Company Shareholder Approval	5(a)
Resolution Period	10.4
Revenue Earnout Milestone	1.2(a)(iii)
Revenue Earnout Statement	1.2(b)(ii)
Reviewed Interim Financial Statements	5.4(a)
Sanctioned Countries	4.22(c)
SEC Reports	2.6(a)
SEC SPAC Accounting Changes	2.6(a)
Second Earnout Milestone	1.2(a)(ii)
Second Revenue Earnout Milestone	1.2(a)(ii)
Second Level Contingent Share Consideration	1.2(a)(ii)
Section 14 Arrangement	4.18(c)
Shibolet	10.3
Signing Filing	5.14(b)
Signing Press Release	5.14(b)
SPAC	Preamble
SPAC Declaration	1.3(f)
SPAC Disclosure Schedules	Article II
SPAC Financials	2.6(c)
SPAC Material Contract	2.13(a)
SPAC Recommendation	2.2
SPAC Registration Rights Agreement Amendment	Recitals
SPAC Representative	Preamble
SPAC Representative Documents	10.16(a)

Term	Section
SPAC Shareholder Approval Matters	5.13(a)
SPAC Shares Merger Consideration	Recitals
Specified Courts	10.5
Sponsor	Recitals
Sponsor Letter Agreement	Recitals
Sponsor Support Agreement	Recitals
Target Voting Agreement	Recitals
Surviving Company	1.1(a)
Surviving Company Memorandum and Articles of Association	Recitals
Target Voting Agreement	Recitals
Tax Declaration	1.3(d)
Tier I Share Price Target	1.2(a)(i)
Tier II Share Price Target	1.2(a)(ii)
Tier III Share Price Target	1.2(a)(iii)
Third Earnout Milestone	1.2(a)(iii)
Third Revenue Earnout Milestone	1.2(a)(iii)
Third Level Contingent Share Consideration	1.2(a)(iii)
Top Customers	4.28
Top Suppliers	4.28
Transactions	Recitals
Transaction Financing	5.24
VAT	4.14(m)
Valid Certificate	1.3(b)
Withholding Amount	1.3(g)(ii)
Withholding Drop Date	1.3(g)(i)
Withholding Party	1.3(a)

{REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed and delivered by its respective duly authorized officer as of the date first written above.

SPAC:

KEYARCH ACQUISITION CORPORATION

By:	/s/ Dr. Kai Xiong
	Name:	Dr. Kai Xiong
	Title:	Authorized Signatory

The SPAC Representative:

KEYARCH GLOBAL SPONSOR LIMITED, solely in the capacity as the SPAC Representative hereunder

By:	/s/ Dr. Kai Xiong
	Name:	Dr. Kai Xiong
	Title:	Authorized Signatory

Merger Sub:

ZOOZ POWER CAYMAN

By:	/s/ Avi Cohen
	Name:	Avi Cohen
	Title:	Executive Chairman

[Signature Page to Business Combination Agreement]

The Company:

ZOOZ POWER LTD.

By:	/s/ Avi Cohen
	Name:	Avi Cohen
	Title:	Executive Chairman

[Signature Page to Business Combination Agreement]

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